Form 10-K, Exhibit 13
period 1998-09-30
INFINIUM SOFTWARE INC
filed 1998-12-23
CIK 1002044

      [LOGO] INFINIUM
             SOFTWARE


      1998 ANNUAL REPORT















                                                  WHAT IS IT ABOUT THESE PEOPLE?

      [LOGO] INFINIUM
             SOFTWARE

Infinium Software, Inc. is a $114-million company with more than 650 employees, and offices in the US, Canada, the UK, France, and Singapore.
Infinium(R) produces innovative market-leading solutions for financial, human resources, and materials management, and process manufacturing. Infinium's software is optimized for organizations that require quick installation, sophisticated, flexible functionality, and ease of use in an affordable solution. One of the first companies to introduce applications for the AS/400, Infinium is leading the way again with sophisticated Windows NT solutions based on the latest Microsoft technology.

              INFINIUM is a global company of individuals genuinely dedicated to helping today's businesses run more efficiently and creatively by supplying them with business software that does more than expected. Infinium people are passionate about what they do, and our 1,800 customers notice. That's why we enjoy a customer retention rate in excess of 90% and consistently win Midrange Systems Buyers Choice Awards.
              It's also why we achieved record-setting revenue growth in 1998. We'd like to tell you about our successful year in 1998, put the spotlight on what our customers have to say about us, and let you in on our growth plans for 1999 and beyond.









                                                                             |
                                                                             | I
                                                                             |

              TO OUR STOCKHOLDERS:

              Fiscal year 1998 was a remarkable growth and transition year for Infinium Software. We accelerated growth in our IBM(R) AS/400(R) business, especially in consulting and training operations, and added new desktop and Internet capabilities to our AS/400 software using IBM's Lotus(R) Domino(TM) technology. In addition, we launched our flagship human resources application for Microsoft(R) Windows NT(R), an application based on the newest Microsoft technologies, which has often been featured in Microsoft's technical conferences as a model for future NT applications. We also acquired an exciting NT payroll application. Both of these applications help us accelerate the growth of our emerging Windows NT application software business. Due to these and other successes, we enjoyed outstanding financial results and set a host of new financial records.



INFINIUM SOFTWARE'S BUSINESS

              Infinium Software specializes in providing high-quality enterprise financial management, human resources, materials management, and process manufacturing applications and services to growing organizations. Our typical customers are individual companies or divisions of larger organizations in the $25 million to $5 billion revenue range, although we have customers both larger and smaller. Our goal is to deliver applications that provide these customers not only with solutions to their business application requirements but also low cost of ownership.

                     To that end, we target only those computing platforms that offer integrated environments supporting low cost of ownership:
              IBM AS/400 and Microsoft Windows NT servers. Our applications are designed, developed, and optimized exclusively for these platforms, allowing Infinium to develop a core of service and support expertise particular to those environments. Our belief is that these are, and will remain, the primary platforms of choice for customers to run their packaged application software systems.

                     Infinium Software is committed to helping our customers
              successfully manage all of their critical business application issues. For example, we are investing considerable time and resources to adapt our financial applications to support the complex requirements for handling multiple currency transactions in the European Monetary Union. We have grown the number of people in our consulting operation by 50% during the fiscal year to address our customers' need for additional help in a labor market where it is increasingly difficult to find and retain technical staff.



|
| 2
|

                                             [PICTURES]




              INFINIUM
              FRED LIZZA
              President and CEO



[PHOTO OF
 FRED LIZZA]


                              "Infinium has
                                demonstrated
                                 that it is
                                 a world-class
                                 organization
                                 with products
                                 for the future."

                                -- Barry Humby
                                   Systems
                                    Development
                                      Manager,
                                        Air Ontario













                                                                             |
                                                                             | 3
                                                                             |

RECORD FINANCIAL PERFORMANCE FOR FISCAL YEAR 1998

              Fiscal year 1998 financial results, described in detail in the attached financial statements, reflected another year of accelerated total revenue growth--31% overall compared with 21% revenue growth in fiscal year 1997. While we did meet some unexpected slowness in closing deals in the fourth quarter, for the year, we grew our application software license fees by 37%, versus 23% last year; and we increased the consulting and training services revenue by 50% in FY 1998, compared with 34% growth in FY 1997.

                   The addition of Windows NT financial applications in
              September 1997 and human resources and payroll applications for Windows NT in June 1998, the expansion of our sales and consulting services organizations, and increased market demand for applications that are Year 2000-compliant all contributed to the Company's FY 1998 revenue growth.

                   On the strength of this growing revenue, we maintained solid operating profitability (excluding acquisition related write-offs) while making substantial investments to enter the NT market--a source of future growth for Infinium. Our balance sheet remains strong, including approximately $46 million in cash, cash equivalents and marketable securities, and no debt other than normal trade payables and accruals.

                   We continue to attract top new technical, sales, and
              managerial talent to the Company despite an increasingly competitive labor market. We grew to a total market of 658 employees as of September 30, 1998, and increased our productivity--measured by revenue per employee--to $174,000, up from $158,000 in FY 1997. In short, we became stronger, larger, and more efficient during the past year.



INFINIUM
[PHOTO OF
 BEATRIX PADRON]


                             "Our account executive
                              was extremely honest,
                               open, and candid while we
                                investigated our options. Her
                                 integrity was refreshing, and it
                                  helped us work out exactly
                                   the kind of system we
                                    needed."
                                    -- Lissette Lacomba,
                                    Controller,
                                  Caribbean Restaurants







|
| 4
|

               President
               and CEO
[PHOTO]


                         "Thanks to
                           their web specialists,
                            Infinium has an incredibly
                             useful on-line technical
                             resource center called
                             WebLink, which helps us
                            solve 85% of our technical
                          problems without calling
                        customer support. That                INFINIUM
                      saves us staff time                       KEITH BIRR
                    and money."                                 Customer Support
                   -- Scott Bremer,                             Web Specialist
                  IS Project Manager,
                 Hoag Memorial                                    [PHOTO]
                 Hospital







                                                                             |
                                                                             | 5
                                                                             |

                                                                   Account
                                                                   Executive
                                                         [PHOTO]


"During the
  implementation plan,
    our Infinium consultant
       was our eyes in the
         dark. She knew Infinium
         inside and out, and
         helped us design
       what we believe
     will be the perfect
   system for our
 company."                                   INFINIUM
 -- Kim Lemon,                                 CAROLINE ASHLEE
 Head of Employee                              Professional Services
 Services,                                     Consultant
 Burmah Castrol
 Trading Ltd.



                                    [PHOTO]



|
| 6
|

President
and CEO

      [PHOTO]




                   CONTINUING GROWTH FOR THE AS/400 BUSINESS

The AS/400 continues to sell well in the market, retaining
and building a loyal customer following. We believe its         Customer Support
continued popularity is due to the AS/400's extremely high        Web Specialist
degree of reliability, its overall simplicity--allowing
customers to implement enterprise-scale applications rapidly         [PHOTO]
with fewer resources than other platforms--and its consistent low cost of ownership. Customers needing to implement Year
2000-compliant applications in a short time frame view the AS/400 as a safe, dependable alternative to accomplish that goal. All of these factors contributed to another successful year for our AS/400 software business.

    We added a major new program to our AS/400 product development activities during the year--new desktop and Internet capabilities using IBM's Lotus Domino technology. A large portion of our new AS/400 development activity is now focused on adding new capabilities to the Infinium AS/400-based applications that allow our customers to use the Internet to complete transactions with their customers and suppliers, route transaction documents through their workforce, and resolve issues electronically.

    Several of these capabilities were previewed to over 1,200 customers at our Infinium World User Conference in
June 1998 and received an enthusiastic response. Most of these "e-Business" features are now scheduled for availability in late calendar 1998 or early 1999.

    Late in the fiscal year, we acquired a new project accounting system, extending the depth and breadth of our AS/400 suite of applications. This system is being integrated into the suite for FY 1999. The combination of rapid implementation to address Year 2000 requirements, new e-Business functionality using Lotus Domino, and our new project accounting system give us a positive outlook for our AS/400 business in FY 1999.






                                                                             |
                                                                             | 7
                                                                             |

                                                 President
                                                 and CEO

                                                          [PHOTO]




                ESTABLISHING AND GROWING THE WINDOWS NT BUSINESS

                        In late fiscal year 1996, we made a decision to focus substantial product development efforts on a new human resource management product line designed exclusively for Microsoft Windows NT servers. We delivered on that commitment during fiscal year 1998, when we shipped the first release of Infinium Human Resources for Windows NT in June 1998.

                            This HR system is based on the latest Microsoft
                        technologies. In fact, Microsoft has demonstrated it at technical conferences to show what future NT-based applications can be. The Infinium Human Resources system for Windows NT provides customers with an innovative approach to managing their workforce by focusing on skills and competencies rather than the particular title or job level of an individual--a capability especially useful to service-oriented companies whose workforce is their most critical asset.
Customer Support
  Web Specialist            Human Resources for Windows NT is now complemented
                        by the NT payroll system we added in June 1998 through
[PHOTO] the acquisition of Cort Directions, Inc. We welcome to the Infinium family the more than 300 customers who use the Cort payroll system. This NT-based payroll system offers unbelievable power and flexibility without sacrificing reliability.

                            We believe our Windows NT-based suite of workforce
                        management products will become known as the best in the industry and will be the core of a growing offering of innovative applications for service industry customers.

                            In early 1998, Infinium entered into a relationship
                        with Cambridge Technology Partners to jointly develop additional software applications for our Windows NT-based product line. Purchasing and inventory management applications are currently in development, adding further value to our Infinium financial applications for Windows NT.

                            We increased our investment in building a dedicated
                        sales force for the Windows NT-based product line, and we started to see positive results from that move in the second half of the fiscal year when revenue from these products grew to 21% of our total fourth quarter software license fees. During FY 1999, we plan to grow both our sales and services operation as we look to increase our NT market share.




|
| 8
|

             Account Executive
[PHOTO]


                                                      INFINIUM
                                                        JEFF ERNST
                                                          Product
                                                          Strategist

                                                                 [PHOTO]
                        "Infinium's product
                           strategists displayed
                             an extensive knowledge
                              of the NT platform, which
                              gave us confidence in
                              their ability to
                             produce quality
                           applications for
                         this new
                       technology."
                    -- Dave Fraedrich,
                  Director of Application
                Support, Prison
                Fellowship Ministries







Professional Services
Consultant

[PHOTO]







                                                                             |
                                                                             | 9
                                                                             |

                                    INFINIUM
                                       TEAM

                                    [GROUP PHOTO]


           "We chose
      Infinium for a
   variety of reasons,
  but the main reason
was the people we met
  and their high degree
       of professionalism.
Essentially, we bought into
        Infinium's people."
-- Bob Gilbert, Manager of
     Information Services,
     Crestbrook Forest
      Industries Ltd.






                                            LOOKING AHEAD TO FISCAL YEAR 1999

         Infinium Software continues its growth program as we transition into a larger, multi-platform, global application software vendor. We are entering the new fiscal year with a clear strategy, a capable, motivated management team and workforce, and a healthy financial condition.

              We have a sizable AS/400 business, a rapidly growing Windows NT business, and a large and growing services operation. We now have more than 1,800 customers, and we continue to grow our customer base. We have new products in development and have launched a major new marketing campaign to enhance the awareness and visibility of Infinium in the market.

              All of us at Infinium Software remain committed to deliver on our mission: To provide the best, most cost-effective business software and services to growing companies around the world.


         /s/ Frederick J. Lizza

         Frederick J. Lizza
         President and CEO




|
| 10
|

FINANCIALS

Financial Highlights  12

Selected Financial Data  14

Management's Discussion and Analysis of
Financial Condition and Results of Operations  16

Report of Independent Accountants  26

Consolidated Balance Sheet  27

Consolidated Statement of Operations  28

Consolidated Statement of Stockholders' Equity  29

Consolidated Statement of Cash Flows  30

Notes to Consolidated Financial Statements  31

Stock Information  41

Corporate Information  42







                                                                            |
                                                                            | II
                                                                            |

INFINIUM SOFTWARE, INC.



FINANCIAL HIGHLIGHTS



Infinium's fiscal year, which ended on September 30, 1998, was highlighted by outstanding financial performance. It included accelerated growth, record revenue, record profits (before acquisition related write-offs), and increased financial strength.

ANNUAL REVENUE GROWTH RATES

Infinium's fiscal year 1998 revenue grew 31% vs. a growth rate of 21% in FY 1997. This is the highest total revenue growth rate the Company has enjoyed since FY 1992. Strong demand for the Company's proven AS/400 products, the early customer acceptance of Infinium's new products designed for Windows NT, coupled with an increased demand for the Company's award winning services and support were the primary growth drivers. In FY 1998, software license fees grew 37%, consulting services revenue grew 50%, and maintenance revenue grew 14%.


[CHART]

TOTAL REVENUE GROWTH RATES

35%
30%
25%
20%
15%
10%
5%
0%
    FY '94   FY '95   FY '96   FY '97   FY '98



A BALANCED BUSINESS MODEL

Infinium's mix of revenue is well balanced. Approximately one third of Infinium's revenue is derived from the licensing of the Company's software products, one third from the Company's consulting and training services, and one third from maintenance and support services. The balance between Infinium's revenue sources and our large loyal customer base provide Infinium with financial stability and resilience.

With the addition of our new products designed and optimized for Windows NT servers, we have diversified our product line. We now offer competitive application software products for customers using either Microsoft NT or IBM AS/400 servers. Of the $40.7 million in software license fees generated in FY 1998, $35.2 million came from the licensing of Infinium's products designed and optimized for IBM's AS/400 line of computers, a 20% increase over the prior year. License fees from our new Windows NT-based products totaled $5.5 million in FY 1998, up from only $0.5 million in FY 1997.

[CHART}

REVENUE
($ millions)

120
100
80
60
40
20
0
    FY '94   FY '95   FY '96   FY '97   FY '98

        - Software License Fees
        - Consulting and Training Services
        - Maintenance





|
| 12
|

                                                         INFINIUM SOFTWARE, INC.



EARNINGS

Net Income for FY 1997 and FY 1998 has been dramatically impacted by our aggressive strategy to grow our application software business on Microsoft's Windows NT servers.

In FY 1997, Infinium acquired a Windows NT-based Financial Management application software company and invested heavily to design and build a Windows NT-based Human Resources Management System. We also increased marketing, sales, services, and support costs to begin selling and supporting these new NTproducts. Acquisition related write-offs totaled $6.8 million ($4.4 million after tax) and NT product related costs totaled $11.2 million ($7.2 million after tax). The net result was a dilution of the Company's earnings from the prior year.

In FY 1998, we acquired a Windows NT-based payroll application software company and also acquired technology which is being used to build a Windows NT-based Purchasing and Inventory system. These two transactions resulted in $11.2 million in write-offs ($7.6 million after tax).

Infinium continued to ramp up sales, services, and support costs in FY 1998 to sell and support its new Windows NT-based products. These investments in our NT business generated incremental NT revenue, which helped us grow FY 1998 net income (before acquisition related write-offs) by 63% to $7.8 million ($0.57 per share).


[CHART]

NET INCOME (EXCLUDING ACQUISITION RELATED
WRITE-OFFS)
($ millions)

8
7
6
5
4
3
2
1
0

    FY '94   FY '95   FY '96   FY '97   FY '98

FINANCIAL STRENGTH

Despite aggressive investments in FY 1998, Infinium improved its financial strength. Total assets grew to over $106 million, and the Company remains free of debt other than normal trade payables and accruals. Cash and marketable securities as of September 30, 1998 totaled $46.3 million.


[CHART]

TOTAL ASSETS
($ millions)

120
100
80
60
40
20
0

    FY '94   FY '95   FY '96   FY '97   FY '98


Our financial results for fiscal year 1998 were outstanding. We not only posted strong results but also invested heavily in the Company's future. With our balanced business model, solid AS/400 business, emerging NT business, the momentum we have built up, and our strong balance sheet, we are well positioned to continue to thrive.




                                                                            |
                                                                            | 13
                                                                            |

INFINIUM SOFTWARE, INC.



SELECTED FINANCIAL DATA



CONSOLIDATED STATEMENT OF OPERATIONS DATA
(in thousands, except per share data)

                                           Fiscal Year Ended August 31,(1)     Fiscal Year Ended September 30,(1)
                                          --------------------------------    ----------------------------------------
                                                                      1994       1995      1996      1997      1998
----------------------------------------------------------------------------------------------------------------------

REVENUE:

  Software license fees                                            $20,163    $21,080   $24,115   $29,781    $ 40,704

  Services revenue                                                  36,637     42,083    47,693    57,220      73,676
                                                                  ----------------------------------------------------
      TOTAL REVENUE                                                 56,800     63,163    71,808    87,001     114,380
----------------------------------------------------------------------------------------------------------------------

OPERATING COSTS AND EXPENSES:

  Cost of software license fees                                      2,845      3,829     3,823     5,070       7,210

  Cost of services                                                  13,396     15,333    16,562    22,400      32,330

  Research and development                                          12,980     12,725    13,775    16,614      19,071

  Sales and marketing                                               20,008     19,651    23,822    30,449      36,632

  General and administrative                                         5,330      6,245     6,616     7,336       9,351

  Write-off of in-process research and development acquired(2)          --         --        --     6,846      11,196
                                                                  ----------------------------------------------------
      TOTAL OPERATING COSTS AND EXPENSES                            54,559     57,783    64,598    88,715     115,790
                                                                  ----------------------------------------------------
INCOME (LOSS) FROM OPERATIONS                                        2,241      5,380     7,210    (1,714)     (1,410)

Other income (expense), net                                            (83)       293     1,526     1,923       1,744
                                                                  ----------------------------------------------------

INCOME BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES AND
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                2,158      5,673     8,736       209         334

Provision for (benefit from) income taxes                              916      1,989     3,146      (148)        106
                                                                  ----------------------------------------------------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE    1,242      3,684     5,590       357         228

Cumulative effect of change in accounting principle                    260         --        --        --          --
                                                                  ----------------------------------------------------
NET INCOME                                                         $ 1,502    $ 3,684   $ 5,590   $   357    $    228
----------------------------------------------------------------------------------------------------------------------

EARNINGS PER SHARE:

  Basic                                                            $  0.15    $  0.45   $  0.56   $  0.03    $   0.02

  Weighted average shares outstanding-basic                          9,870      8,252    10,051    11,777      12,399

  Diluted                                                          $  0.15    $  0.42   $  0.49   $  0.03    $   0.02

  Weighted average shares outstanding-diluted                       10,227      8,812    11,378    12,539      13,808
----------------------------------------------------------------------------------------------------------------------



|
| 14
|


                                                                                     INFINIUM SOFTWARE, INC.




CONSOLIDATED BALANCE SHEET DATA
(in thousands)


                                                      August 31,(1)  September 30,(1)
                                                     --------------  ---------------------------------------
                                                            1994       1995     1996       1997      1998
------------------------------------------------------------------------------------------------------------

Cash, cash equivalents, and marketable securities       $  15,222    $16,183   $43,337   $48,319   $ 46,293
------------------------------------------------------------------------------------------------------------
Total assets                                               43,495     44,004    75,704    91,307    106,415
------------------------------------------------------------------------------------------------------------
Deferred revenue                                           22,531     25,017    24,853    31,990     37,577
------------------------------------------------------------------------------------------------------------
Total liabilities                                          35,635     39,172    40,054    49,368     63,453
------------------------------------------------------------------------------------------------------------
Mandatorily redeemable common stock (3)                     7,752         --        --        --         --
------------------------------------------------------------------------------------------------------------
Treasury stock at cost                                         --         --        --        --     (1,293)
------------------------------------------------------------------------------------------------------------
Stockholders' equity                                    $     108    $ 4,832   $35,650   $41,939   $ 42,962
------------------------------------------------------------------------------------------------------------



(1) The Company changed its fiscal year end to September 30, effective with the fiscal year ended September 30, 1995.

(2) In connection with the acquisition of Time Open Systems Ltd. in 1997 and Cort Directions, Inc. in 1998, $6,846 and $7,796, respectively, allocated to in-process research and development had not reached technological feasibility and was charged to operations at the acquisition date. Also in 1998, the Company acquired software code developed by a third party for $3,400 and determined that it had not reached technological feasibility. Accordingly, $3, 400 was written off at the acquisition date, aggregating a write-off of $11,196 of in-process research and development acquired in 1998. (See Note 6 to consolidated financial statements.)

(3) The Company repurchased 1,632 shares of common stock from venture capital investors in September 1994. See Note 8 to consolidated financial statements.






                                                                            |
                                                                            | 15
                                                                            |

INFINIUM SOFTWARE, INC.




MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


All statements contained in this annual report that are not historical facts, including but not limited to, statements regarding anticipated future revenue and expense levels and capital requirements, future product development and marketing plans, the ability to generate cash from operations, and the ability to attract and retain employees, are based on current expectations. These statements are forward looking in nature, involve a number of risks and uncertainties, as more fully described under "Factors Affecting Future Performance," and are made pursuant to the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those described in the forward-looking statements.



OVERVIEW

Founded in 1981, Infinium Software develops, markets, and supports enterprise-level business software applications for growing organizations (typically companies with revenue of $25 million to $5 billion). The Company has two primary product lines. One product line, designed for AS/400 servers, automates the financial management, human resource management, and materials management functions of organizations in a broad range of industries worldwide. The Company also offers a specialized AS/400 manufacturing system designed to manage process-manufacturing operations. The Company's second product line is designed for use by customers using Microsoft Windows NT servers. These products also automate the financial management and human resource management operations of customer organizations. Additional NT-based applications are under development.

In January 1997, the Company acquired all the outstanding capital stock of Time Open Systems Ltd. (Time), a UK-based privately held software concern which developed and marketed a suite of client/server financial management application software products. Since the acquisition of Time, the Company continues to invest in the development and marketing of these products for Microsoft NT servers. The Company released Infinium Financials for Microsoft Windows NT servers for general availability in September 1997.

In late fiscal year 1996, Infinium began developing a new workforce management product line. In the third quarter of fiscal 1998, the Company announced the availability of these new products called Infinium Human Resources for Microsoft Windows NT. In addition, in June 1998, the Company acquired Cort Directions, Inc. (Cort), which primarily develops and markets a payroll application for Microsoft Windows NT servers. Together these products comprise Infinium's suite of human resource management products for Microsoft Windows NT servers. The Company continues to invest in these products.

The Company is developing purchasing and inventory applications that will complement existing financial and human resource management applications for the Microsoft Windows NT environment.

The Company's revenue is derived from two sources: software license fees and service revenue. Software license fees include revenue from non-cancelable software license agreements entered into between the Company and its customers with respect to both the Company's products and third party products marketed and/or distributed by the Company. Software license fee revenue is recognized in accordance with Statement of Position 97-2, Software Revenue Recognition, which requires evidence of an arrangement, shipment of the software, that fees be fixed and determinable, and that collection be considered probable.

The Company's service revenue comprises software maintenance fees and fees for consulting and training services. Maintenance fees are billed separately and are recognized ratably over the period of the maintenance agreement, which is typically one year. Consulting service revenue, which is not essential to the functionality of the software products, is recognized as the services are performed.





|
| 16
|

                                                         INFINIUM SOFTWARE, INC.




RESULTS OF OPERATIONS

Included in operating costs and expenses are charges of $6.8 million for fiscal year 1997 and $11.2 million for fiscal year 1998, as a result of the write-off of in-process research and development acquired in connection with acquisitions. See Note 6 to the consolidated financial statements. On a pro forma basis, exclusive of the write-offs of in-process research and development acquired, discussed above, results of operations would be comparatively reported as follows (in thousands except per share and percentage data):

                               Fiscal Year Ended    % of Total     % of $
                               September 30,        Revenue       Increase
                              --------------------------------------------
                                  1997       1998   1997    1998   97-98
--------------------------------------------------------------------------

Total revenue                  $87,001   $114,380    100%    100%   31%
Operating costs and expenses    81,869    104,594     94      91    28
                              -----------------------------------
  Income from operations         5,132      9,786     69       9     1
Other income, net                1,923      1,744      2       1    (9)
                              -----------------------------------
  Income before provision
     for income taxes            7,055     11,530      8      10    63
Provision for income taxes       2,247      3,689      3       3    64
-----------------------------------------------------------------
NET INCOME                     $ 4,808   $  7,841      5%      7%   63%
                              -----------------------------------

Earnings per share:
  Basic                        $  0.41   $   0.63                   54%
                              --------------------
  Weighted shares
  outstanding - basic           11,777     12,399
                              --------------------
  Diluted                      $  0.38   $   0.57                   50%
                              --------------------
  Weighted shares
  outstanding - diluted         12,539     13,808
--------------------------------------------------------------------------


YEAR ENDED SEPTEMBER 30, 1998, COMPARED TO
YEAR ENDED SEPTEMBER 30, 1997

REVENUE

Total revenue increased 31%, from $87.0 million for the year ended September 30, 1997, to $114.4 million for the year ended September 30, 1998. The increase was primarily due to greater market acceptance of the Company's products including the addition of revenue from Windows NT products. This growth is further attributed to the increased demand for the Company's application software products, which were designed to be Year 2000 compliant. Generally, in addition to software license fees attained with each license agreement entered into, consulting services and maintenance commitments are typically also contracted, resulting in an increase to service revenue as these contracted services are delivered.

Revenue in North America (United States and Canada) increased 37%, from $77.1 million for the year ended September 30, 1997, to $106.0 million for the year ended September 30, 1998. This is representative of 89% of total revenue for fiscal 1997 and 93% for fiscal 1998. EMEA (Europe, Middle East and Africa) revenue decreased from $8.2 million for the year ended September 30, 1997, to $7.0 million for the year ended September 30, 1998, which was 9% and 6% of total revenue for fiscal 1997 and 1998, respectively. Other international regions, including Asia Pacific and Latin America, contributed 2% of total revenue for fiscal 1997 compared to 1% for fiscal 1998.

Software license fee revenue increased 37%, from $29.8 million for the year ended September 30, 1997, to $40.7 million for the year ended September 30, 1998. For fiscal year 1998, software license fee revenue derived from Windows NT products was $5.5 million compared to $0.5 million in fiscal year 1997. All other software license fee revenue was predominantly derived from sale of applications for IBM AS/400 servers.

Service revenue increased 29%, from $57.2 million for the year ended September 30, 1997, to $73.7 million for the year ended September 30, 1998. The increase was primarily attributable to an increase in the installed base of customers resulting in an increase in both maintenance and consulting services revenue.

Also contributing to the increase in consulting services revenue was an increase in larger consulting service engagements as well as expanded service offerings including increased project management and programming services. The table below summarizes the composition and growth in the Company's service revenue.

                                 Fiscal Year Ended    % of $
                                 September 30,       Increase
                                -----------------------------
(in thousands)                     1997     1998     97-98
-------------------------------------------------------------

Software maintenance revenue     $33,886   $38,716    14%

Consulting services revenue       23,334    34,960    50
--------------------------------------------------
TOTAL SERVICE REVENUE            $57,220   $73,676    29%
-------------------------------------------------------------




                                                                            |
                                                                            | 17
                                                                            |

INFINIUM SOFTWARE, INC.




COST OF SOFTWARE LICENSE FEES

Cost of software license fees consists primarily of amortization expense related to capitalized software development costs, royalties on the sale of third-party products, and the cost of product media, manuals, and shipping. Cost of software license fees increased 42%, from $5.1 million for the year ended September 30, 1997, to $7.2 million for the year ended September 30, 1998. Cost of software license fees as a percentage of software license fee revenue increased from 17% for the year ended September 30, 1997, to 18% for the year ended September 30, 1998. The increase in the dollar amount of such costs and as a percentage of software license fees resulted primarily from an increase in third-party royalty expense.

COST OF SERVICES

Cost of services consists of costs to provide support, implementation, consulting, and training services to licensees. Cost of services increased 44%, from $22.4 million for the year ended September 30, 1997, to $32.3 million for the year ended September 30, 1998. Cost of services as a percentage of service revenue increased from 39% for the year ended September 30, 1997, to 44% for the year ended September 30, 1998. The increase in the cost of services as a percentage of service revenue is attributed to a relatively greater increase in the amount of consulting service revenue versus maintenance revenue which carries a lower gross margin than maintenance revenue. The increase in cost of services resulted primarily from increased staffing and contracting in the consulting services organization in response to greater demand for consulting services as a result of the increase in the installed base of customers.

RESEARCH AND DEVELOPMENT

Research and development expense consists primarily of engineering personnel costs, contractor costs, and related facilities, computers and communications overhead, reduced by capitalized internal software development costs and research funding. The foll owing table sets forth for the periods indicated the relationship between the Company's research and development expense as recorded on its consolidated statements of income and its total research and development spending.

                                                 Fiscal Year Ended September 30,
                                                 -------------------------------
(in thousands)                                                 1997         1998
--------------------------------------------------------------------------------
Research and development expense                            $16,614      $19,071
Capitalized internal software development costs               3,594        4,698
Funded research                                                 255          430
--------------------------------------------------------------------------------
RESEARCH AND DEVELOPMENT SPENDING                           $20,463      $24,199
--------------------------------------------------------------------------------

Research and development expense increased 15%, from $16.6 million for the year ended September 30, 1997, to $19.1 million for the year ended September 30, 1998. Research and development expense as a percentage of total revenue was 19% for the year ended September 30, 1997, and 17% for the year ended September 30, 1998. The Company capitalized $3.6 million of software development costs for the year ended September 30, 1997, and $4.7 million for the year ended September 30, 1998. Additionally, research and development spending increased 18%, from $20.5 million for the year ended September 30, 1997, to $24.2 million for the year ended September 30, 1998. The Company continues to make significant investments in research and development. The Company believes that this significant level of research and development spending is critical to building long-term product and technology advantages in the market.

SALES AND MARKETING

Sales and marketing expense consists primarily of salaries, commissions, travel, promotional expenses, and facilities, computers, and communications overhead costs. Sales and marketing expense increased 20%, from $30.4 million for the year ended September 30, 1997, to $36.6 million for the year ended September 30, 1998. Sales and marketing expense as a percentage of total revenue decreased from 35% for the year ended September 30, 1997, to 32% for the year ended September 30, 1998. The increase in sales and marketing expense was attributable to an increase in staffing of the direct sales operation as well as an increase in commission expense due to increased software license fees. In connection with the roll-out of the Microsoft Windows NT product lines, additional direct sales personnel were added during fiscal 1998, and the Company is continuing to add additional sales personnel to market both its AS/400 and NT products. The Company is also expanding its indirect distribution channels, both domestically and internationally, with an emphasis on agent and distributor channel partnering. Accordingly, sales and marketing expense is expected to continue to increase in the future. Sales and marketing expense decreased as a percentage of total revenue as the services component of total revenue grew at a greater rate than the software license fee component. From a sales and marketing expense perspective, services revenue carries a lower cost of origination than that of software license fees.




|
| 18
|

                                                         INFINIUM SOFTWARE, INC.




GENERAL AND ADMINISTRATIVE

General and administrative expense consists primarily of compensation of executive and administrative personnel, associated facilities, computers, and communications overhead, provision for doubtful accounts, amortization of intangible assets, insurance, and outside professional fees. General and administrative expense increased 27%, from $7.3 million for the year ended September 30, 1997, to $9.4 million for the year ended September 30, 1998. General and administrative expense remained consistent as a percentage of total revenue at 8% for both years ended September 30, 1997 and 1998. The increase in general and administrative expense was attributed to an increase in the provision for doubtful accounts, incremental costs associated with the acquisition of Cort, including the amortization of intangible assets, and an increase in overhead commensurate with the Company's growth.


WRITE-OFF OF IN-PROCESS RESEARCH
AND DEVELOPMENT ACQUIRED

As discussed in Note 6 to the consolidated financial statements, the Company recorded a charge to operations of $6.8 million during the year ended September 30, 1997, and $11.2 million during the year ended September 30, 1998, representing purchased in-process research and development.

In fiscal year 1997, the company acquired Time Open Systems Ltd., whereby the Company immediately expensed $6.8 million of in-process research and development that had not yet reached technological feasibility and had no alternative future use. This amount ascribed to in-process research and development was determined by an independent appraiser. The value was determined by estimating the resulting net cash flows from such projects and discounting the net cash flows back to their present value. The discount rate includes a factor that takes into account the uncertainty surrounding the successful development of the purchased in-process technology. If these projects are not successfully developed, future revenue and profitability of the Company may be adversely affected.

In fiscal year 1998, the company acquired Cort Directions, Inc. Upon consummation of the Cort acquisition, the Company expensed $7.8 million of in-process research and development that had not yet reached technological feasibility and had no alternative future use as determined by an independent appraiser. The value was determined by estimating the resulting net cash flows from such projects and discounting the net cash flows back to their present value. The discount rate includes a factor that takes into account the uncertainty surrounding the successful development of the purchased in-process technology. If these projects are not successfully developed, future revenue and profitability of the Company may be adversely affected.

The resulting net cash flows from the aforementioned projects are based on management's estimates of revenue, cost of sales, research and development costs, sales and marketing costs, general and administrative costs, and income taxes from such projects. If these projects are not successfully developed, the revenue and profitability of the Company may be adversely affected in future periods. Additionally, the value of goodwill and other intangible assets acquired may become impaired.

Also in fiscal year 1998, the Company acquired software code that will support and enable operation of transaction-based functionality specific to Microsoft NT server-based applications (the research and development) for $3.4 million. The research and development as received had not met technological feasibility as defined by Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Accordingly, the acquisition of the research and development for $3.4 million was written off upon delivery.


OTHER INCOME, NET

Other income, net consists of interest income, interest expense, and foreign exchange loss. Other income, net decreased 9%, from $1.9 million for the year ended September 30, 1997, to $1.7 million for the year ended September 30, 1998. The decrease was primarily attributed to lower interest income earned on invested funds as a result of lower rates of return in fiscal 1998 compared to fiscal 1997.


PROVISION (BENEFIT) FOR INCOME TAXES

The provision (benefit) for federal, state, and foreign income taxes was ($148,000) and $106,000 for the years ended September 30, 1997, and 1998, respectively. The tax benefit realized during fiscal 1997 was attributed to the charge to operations of $6.8 million for the write-off of in-process research and development acquired, which, when combined with the benefit of research and development credits, resulted in an overall tax benefit. The effective tax rate was 32% for the year ended September 30, 1998. See Note 8 to the consolidated financial statements.




                                                                            |
                                                                            | 19
                                                                            |

INFINIUM SOFTWARE, INC.





YEAR ENDED SEPTEMBER 30, 1997, COMPARED TO
YEAR ENDED SEPTEMBER 30, 1996

REVENUE

Total revenue increased 21%, from $71.8 million for the year ended September 30, 1996, to $87.0 million for the year ended September 30, 1997. Revenue in North America (United States and Canada) increased 20%, from $64.2 million for the year ended September 30, 1996, to $77.1 million for the year ended September 30, 1997. This is representative of 89% of total revenue for fiscal 1996 and 88.6% for fiscal 1997. EMEA (Europe, Middle East, and Africa) revenue grew 8%, from $7.6 million for the year ended September 30, 1996, to $8.2 million for the year ended September 30, 1997, predominantly due to greater market penetration within the region. Other international regions, including Asia Pacific and Latin America, contributed 3% of total revenue for fiscal 1996 compared to 2% for fiscal 1997.

Software license fee revenue increased 24%, from $24.1 million for the year ended September 30, 1996, to $29.8 million for the year ended September 30, 1997. The growth was due primarily to continued acceptance of the Company's products. For fiscal 1997, software license fee revenue derived from Windows NT products was $0.5 million. All other software license fee revenue was derived from sale of applications for IBM AS/400 servers.

Service revenue increased 20%, from $47.7 million for the year ended September 30, 1996, to $57.2 million for the year ended September 30, 1997. The increase was primarily attributable to an increase in the installed base of customers resulting in an increase in both maintenance and consulting services revenue. The table below summarizes the composition and growth of the Company's service revenue.

                                 Fiscal Year Ended September 30,
                                 -------------------------------
(in thousands)                           1996               1997
----------------------------------------------------------------

Software maintenance revenue          $30,300            $33,886

Consulting services revenue            17,393             23,334
----------------------------------------------------------------

TOTAL SERVICE REVENUE                 $47,693            $57,220
----------------------------------------------------------------


COST OF SOFTWARE LICENSE FEES

Cost of software license fees increased 33%, from $3.8 million for the year ended September 30, 1996, to $5.1 million for the year ended September 30, 1997. Cost of software license fees as a percentage of software license fee revenue increased from 16% for the year ended September 30, 1996, to 17% for the year ended September 30, 1997. The increase in cost of software license fees resulted primarily from an increase in third-party royalty expense and an increase in amortization of capitalized software development costs. The increase in the cost of software license fees as a percentage of software license fee revenue was primarily due to an increase in third-party royalty expense offset in part by a decrease in amortization of capitalized software development costs.


COST OF SERVICES

Cost of services increased 35%, from $16.6 million for the year ended September 30, 1996, to $22.4 million for the year ended September 30, 1997. Cost of services as a percentage of service revenue increased from 35% for the year ended September 30, 1996, to 39% for the year ended September 30, 1997. The increase in the cost of services as a percentage of service revenue is attributed to a relatively greater increase in the amount of consulting services versus maintenance which carries a lower gross margin than maintenance revenue. The increase in cost of services resulted primarily from increased staffing in the consulting and support organizations in response to increased demand for consulting services, a continued growth in the customer base and an increase in payments to third-party contractors.


RESEARCH AND DEVELOPMENT

Research and development expense increased 21%, from $13.8 million for the year ended September 30, 1996, to $16.6 million for the year ended September 30, 1997. Research and development expense as a percentage of total revenue was 19% for the years ended September 30, 1996 and 1997. The Company capitalized $3.5 million of software development costs for the year ended September 30, 1996, and $3.6 million for the year ended September 30, 1997. Additionally, research and development spending increased 18%, from $17.3 million for the year ended September 30, 1996, to $20.5 million for the year ended September 30, 1997. The following table sets forth for the periods indicated the relationship between the Company's research and development expenses as recorded on its consolidated statements of income and its total research and development spending.

                                                 Fiscal Year Ended September 30,
                                                 -------------------------------
(in thousands)                                            1996              1997
--------------------------------------------------------------------------------

Research and development expense                       $13,775           $16,614

Capitalized internal software development costs          3,544             3,594

Funded research                                             --               255
--------------------------------------------------------------------------------
RESEARCH AND DEVELOPMENT SPENDING                      $17,319           $20,463
--------------------------------------------------------------------------------



|
| 20
|

                                                         INFINIUM SOFTWARE, INC.



SALES AND MARKETING

Sales and marketing expense increased 28%, from $23.8 million for the year ended September 30, 1996, to $30.4 million for the year ended September 30, 1997. Sales and marketing expense as a percentage of total revenue increased from 33% for the year ended September 30, 1996, to 35% for the year ended September 30, 1997. The increase in dollar amount as well as the percentage of total revenue was attributable to an increase in staffing as well as an increase in commission expense due to increased software license fees. In connection with the roll-out of the Microsoft Windows NT product lines, additional direct sales personnel were added during fiscal 1997 and the Company incurred various incremental promotional costs.


GENERAL AND ADMINISTRATIVE

General and administrative expense increased 11%, from $6.6 million for the year ended September 30, 1996, to $7.3 million for the year ended September 30, 1997. General and administrative expenses as a percentage of total revenue decreased from 9% for the year ended September 30, 1996, to 8% for the year ended September 30, 1997. The increase in dollar amount of general and administrative expense was primarily attributed to incremental costs associated with the acquisition of Time including the amortization of intangible assets.


WRITE-OFF OF IN-PROCESS RESEARCH
AND DEVELOPMENT ACQUIRED

As discussed in Note 6 to the consolidated financial statements, the Company recorded a charge to operations of $6.8 million during the year ended September 30, 1997, representing purchased in-process research and development.

In fiscal year 1997, the company acquired Time Open Systems Ltd., whereby the Company immediately expensed $6.8 million of in-process research and development that had not yet reached technological feasibility and had no alternative future use. This amount ascribed to in-process research and development was determined by an independent appraiser. The value was determined by estimating the resulting net cash flows from such projects and discounting the net cash flows back to their present value. The discount rate includes a factor that takes into account the uncertainty surrounding the successful development of the purchased in-process technology. If these projects are not successfully developed, future revenue and profitability of the Company may be adversely affected.

The resulting net cash flows from the aforementioned project are based on management's estimates of revenue, cost of sales, research and development costs, sales and marketing costs, general and administrative costs, and income taxes from such projects. If these projects are not successfully developed, the revenue and profitability of the Company may be adversely affected in future periods. Additionally, the value of goodwill and other intangible assets acquired may become impaired.


OTHER INCOME, NET

Other income, net consists of interest income, interest expense, and foreign exchange loss. Other income, net increased 26%, from $1.5 million for the year ended September 30, 1996, to $1.9 million for the year ended September 30, 1997. The increase is primarily attributed to interest income earned from invested funds attained in connection with the Company's public stock offerings during fiscal 1996, which were available to earn income throughout the full year during fiscal 1997.


PROVISION (BENEFIT) FOR INCOME TAXES

The provision (benefit) for federal, state, and foreign income taxes was $3.1 million and ($148,000) for the years ended September 30, 1996, and 1997, respectively. The effective tax rate was 36% for the year ended September 30, 1996. The tax benefit realized during fiscal 1997 was attributed to the charge to operations of $6.8 million for the write-off of in-process research and development acquired, which, when combined with the benefit of research and development credits, resulted in an overall tax benefit. See Note 8 to the consolidated financial statements.



LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 1998, the Company had cash, cash equivalents, and marketable securities of $46.3 million resulting in a net use of cash, cash equivalents, and marketable securities of $2.0 million during fiscal year 1998. Operating and financing activities provided $17.4 million, while $5.5 million was used to fund capitalized software, $3.5 million for purchases of property and equipment, and $0.9 million invested in unaffiliated entities generating a net $7.5 million inflow of cash, cash equivalents, and marketable securites before the $9.4 million used in connection with acquisitions and effect of foreign exchange. Included in financing activities was the use of $2.9 million to repurchase common shares under a stock repurchase program which allows up to $6.0 million to be repurchased.



                                                                            |
                                                                            | 21
                                                                            |

INFINIUM SOFTWARE, INC.





Days sales outstanding ("DSO") increased to 73 days at September 30, 1998, compared to 64 days at September 30, 1997. The Company calculates DSO by dividing the ending accounts receivable balance, net of allowance for doubtful accounts, by the annualized revenue for the most recent quarter, multiplied by
360. The Company believes that this method of deriving DSO is indicative of actual results due to the cyclical nature of software license and service transactions, which are often consummated nearer the end of the quarter, as well as the fluctuation of transactions from one quarter to the next. The increase in DSO from fiscal 1997 to fiscal 1998 was primarily attributed to the increase in accounts receivable at the balance sheet date related to the growing services transactions in which the revenue is substantially recognized after this period. The Company's accounts receivable balances net of the allowance for doubtful accounts increased 45%, from $18.9 million at September 30, 1997, to $27.4 million at September 30, 1998.

Deferred revenue increased $5.6 million, from $32.0 million at September 30, 1997, to $37.6 million at September 30, 1998. The increase in deferred revenue was primarily due to an increase in deferred maintenance and consulting services revenue as a result of continued growth in the customer base.

The Company plans to continue expanding its offering of complementary products and technology via third-party software relationships and/or acquisition. Consummation of additional agreements may result in the use of cash, cash equivalents, and marketable securities for prepaid royalties, development funding, and acquisition. Although there are no current agreements with respect to additional material acquisitions of complementary businesses, such transactions could, if they were to occur, require additional sources of financing. In connection with the acquisition of Cort in June 1998, deferred consideration of $1.9 million is scheduled for payment within fiscal 1999.

The Company believes that cash, cash equivalents, and marketable securities on hand and cash flows from operations will be sufficient to fund its operations at least through fiscal 1999. While operating activities may provide cash in certain periods, to the extent the Company experiences growth in the future, the Company anticipates that its operating and investing activities may use cash, and, consequently, such growth may require the Company to obtain additional sources of financing.



IMPACT OF THE YEAR 2000

The Year 2000 issue relates primarily to computer software and operating systems in which dates have been abbreviated. Unless corrected, these systems may recognize the date of "January 1, 2000" as "January 1, 1900." As a result, computer software and operating systems used by many companies may need to be upgraded to comply with Year 2000 requirements. The Company has instituted a Year 2000 project in which Year 2000 issues are assessed and addressed in the development of its software systems, its relationships with third parties, and its internal operating systems.


READINESS

The human resource, financial management, materials management, and process manufacturing systems owned, developed, and marketed by the Company to run on the IBM AS/400 and the Microsoft Windows NT servers are designed to store four digit date formats for years and to process (calculate, compare, and sequence) date/time data from the twentieth century into the twenty-first century. Beginning in 1995, in anticipation of the Year 2000, the Company began testing its systems for defects in date formats. The Company has developed Year 2000 plans under which that testing will continue through the Year 2000 on currently available releases and as new releases of the software systems are developed. The Company is certified by the Information Technology Association of America
(ITAA) regarding Year 2000 methods and processes used in the development of its AS/400 products. The Company has not sought ITAA certification for the methods and processes used in the development of its other software systems. Although the software systems developed by the Company are designed to be Year 2000 compliant and are being tested for compliance on an ongoing basis, there can be no assurance that such software systems do not contain undetected errors or defects or that, when combined or interoperating with other hardware, software, firmware, or modifications that are not fully compliant, will process data in a manner that is Year 2000 compliant. Additionally, some of the Company's customers are running older versions of the systems, which may have defects in date formats. The Company encourages its customers to migrate to current product versions so that they will get the benefit of all error and defect corrections that are currently available.

The Company's financial management and human resource management internal business information systems are primarily made up of the same commercial application software products developed and marketed by the Company to end users. The Company does not expect any significant Year 2000 compliance issues to arise in connection with those primary internal business information systems.



|
| 22
|

                                                         INFINIUM SOFTWARE, INC.





The Company has completed the first two phases of its Year 2000 project related to third parties with whom it has development, marketing, services, and other types of relationships, as well as third parties from whom the Company acquires supplies for its internal operations. Those phases were preparing an inventory of such third parties and assigning priorities for such third parties. Additionally, the Company is in the midst of the third phase of the project, which is to obtain from third parties that are material to the business of the Company responses to questionnaires regarding Year 2000 readiness of the third party and its products. This phase is expected to be completed by March 1999. In the final phases of this part of the Company's Year 2000 project, the Company will be testing material items (scheduled for completion by June 1999), repairing or replacing material items that are determined not to be Year 2000 compliant (scheduled for completion by September 1999), and designing and implementing contingency and business continuation plans (scheduled for completion by June 1999).


COSTS

The total cost associated with the Year 2000 project is not expected to be material to the Company's financial position. The Company has not separately tracked costs of the Year 2000 project but has, as part of its existing operating budget, budgeted the anticipated costs related to both efforts in the Research and Development organization to continue ongoing testing of the Company's systems and to begin testing of third party products, and efforts in its Internal Systems organization to test other third party products and repair or replace internal systems.


RISKS

The Company believes that the Year 2000 problem has resulted, on balance, in an increased demand for its software systems, because of the speed in which customers can implement the Company's systems. Such demand is subject to change as the Year 2000 draws closer and as the lead time to complete required system implementations precludes system replacement as a timely solution to the Year 2000 issue. Additionally, as the Year 2000 approaches, potential customers may consider outsourcing their systems needs to data center outsourcing and service bureau alternatives. Also, application software system acquisitions may slow down as potential customers decide to postpone acquisitions and implementations which are not required by their own Year 2000 projects. The Company's ability to accurately forecast the impact of these issues on the software industry and on its own quarter to quarter revenue is limited.

The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's results of operations, liquidity, and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third parties, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's results of operations, liquidity, or financial condition.

None of the Company's customers, on its own, is considered material to the business of the Company and none are being contacted regarding its own Year 2000 readiness. Other third parties are being contacted as part of the Company's Year 2000 Project, as described above. The Year 2000 project is expected to significantly reduce the Company's level of uncertainty about the Year 2000 problem and, in particular, about the Year 2000 compliance and readiness of the material third parties with which it has a relationship. The Company believes that, with the implementation of new business systems and completion of the Year 2000 project as scheduled, the possibility of significant interruptions of normal operations should be reduced.



EURO CONVERSION

On January 1, 1999, eleven of the fifteen member countries of the European Union are scheduled to establish fixed conversion rates between their existing sovereign currencies and the euro. The participating countries have agreed to adopt the euro as their common legal currency on that date.

The Company does not believe that the consequences of the euro conversion at January 1, 1999, will have a material impact on the Company's results of operations, liquidity, or financial condition.The Company's revenue from Europe was approximately 6% of the Company's revenue in fiscal 1998.

The Company is in the process of modifying the financial, human resources, and materials management application software products it has developed and marketed to end users so that the systems, as modified, will substantially comply with the Euro currency requirements known generally as 'triangulation' and as 'no compulsion/no prohibition,' as described under Articles 3, 4, and 5 of Council Regulation (EC) No 1103/7 of 17 June 1997 on certain provisions relating to the introduction of the euro. Such modifications are expected to be made generally available to its customers by the end of December 1998. Despite the foregoing, there can be no assurance that such software products will not contain undetected errors or




                                                                            |
                                                                            | 23
                                                                            |

INFINIUM SOFTWARE, INC.


defects or that, when combined or interoperating with other hardware, software, firmware or modifications which have not been modified for euro conversion, will convert currency data in a manner compliant with the euro conversion adopted by the member countries.

The Company's financial management and human resources management internal business information systems are primarily made of the same commercial application software products developed and marketed by the Company to end users. Once those systems have been modified as provided above, the Company does not expect significant euro conversion issues to arise in connection with those primary internal business information systems.

The Company has begun to identify and ensure that all other euro conversion compliance issues are addressed.


FACTORS AFFECTING FUTURE PERFORMANCE

The Company's quarterly revenue and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Such fluctuations may result in volatility in the price of the Company's common stock. Quarterly revenue and operating results may fluctuate as a result of a variety of factors, including the Company's lengthy sales cycle, the proportion of revenue attributable to license fees versus service revenue, changes in the level of operating expenses, demand for the Company's products, the introduction of new products and product enhancements by the Company or its competitors, changes in customer budgets, competitive conditions in the industry, the Year 2000 and euro conversion issues described above, and general economic conditions. Further, the purchase of the Company's products often involves a significant commitment of capital by its customers with the attendant delays frequently associated with large capital expenditures and authorization procedures within an organization. For these and other reasons, the sales cycles for the Company's products are typically lengthy and subject to a number of significant risks over which the Company has little or no control. The Company historically has operated with little software license backlog because its software products are generally shipped as orders are received. The Company has often recognized a substantial portion of its revenue in the last month of the quarter and often in the last week of that month. As a result, license fees in any quarter are substantially dependent on orders booked and shipped in the last month or last week of that quarter. Accordingly, a small variation in the timing of recognition of revenue for specific transactions is likely to adversely and disproportionately affect the Company's operating results for a quarter because the Company establishes its expenditure levels on the basis of its expected future revenue and only a small portion of the Company's expenses vary with its revenue. The Company believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance.

The Company's business has experienced and is expected to continue to experience significant seasonality. In recent years, the Company has had greater demand for its products in its fourth fiscal quarter and has experienced lower revenue in its succeeding first and second fiscal quarters. The fluctuations are caused primarily by customer purchasing patterns and the Company's sales recognition programs which reward and recognize sales personnel on the basis of achievement of annual performance quotas. Due to the foregoing factors and the factors set forth under "Results of Operations" above, it is likely that in some future quarter the Company's operating results will be below the expectations of the Company and public market analysts and investors. In such event, the price of the Company's common stock would likely be materially adversely affected.

The business applications software market is characterized by rapid technological change, frequent new product introductions, evolving industry standards, and changes in customer demands. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's future success will depend in part on its ability to enhance products and services and to develop and introduce new products and services to meet changing customer requirements. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change or evolving industry standards; that the Company will not experience difficulties that could delay or prevent the successful development, introduction, and marketing of these products and enhancements; or that any new products and product enhancements it may introduce will achieve market acceptance. In addition, there can be no assurance that the Company will not encounter product development delays in the future or that, despite testing by the Company, errors will not be found in new products or product enhancements after commencement of commercial shipments, resulting in loss of market share, delay in market acceptance, or warranty claims which could have a material adverse effect upon the Company's business, operating results, and financial condition.




|
| 24
|

INFINIUM SOFTWARE, INC.





As the Company's primary current source of revenue comes from customers using IBM midrange computers, future revenue from licenses of present products and sales of services and recurring maintenance revenue are therefore dependent on continued widespread use of the AS/400 and the continued support of such computers by IBM. In addition, because the Company's current AS/400 product line requires the use of IBM's OS/400 operating system, the Company may be required to adapt its products to any changes made in such operating system in the future. The Company's inability to adapt to future changes in the OS/400 operating system, or delays in doing so, could have a material adverse effect on the Company's business, operating results, and financial condition.

The Company is continuing to develop software applications to operate on the Microsoft Windows NT operating system as well as to operate over the Internet and within corporate intranets. The Company's development and implementation of versions of its business software applications to run on Microsoft Windows NT servers involves more intense competition from a larger number of competitors. Although the Company has been successful in generating some revenue from these new products, there can be no assurance that the Company will continue to be able to compete successfully against current or future competitors.

The business applications software market is highly competitive and rapidly changing. A number of companies offer products similar to the Company's products and target the same customers as the Company. The Company believes its ability to compete depends upon many factors within and outside its control, including the timely development and introduction of new products and product enhancements, product functionality, performance, price, reliability, customer service and support, sales and marketing efforts, and product distribution. The Company believes that competition in its industry is undergoing rapid change and that the barriers to competition between market segments that have previously existed are decreasing. Due to the relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies as the client/server business applications software market continues to develop and expand. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which would have a material adverse effect on the Company's business, operating results, and financial condition. There can be no assurance that the Company will be able to compete successfull y against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, operating results, and financial condition.

Revenue from customers outside North America represented 11%, 11%, and 7% of the Company's total revenue in fiscal 1996, 1997, and 1998, respectively. The Company believes that its revenue and future operating results will depend, in part, on its ability to increase sales in international markets. There can be no assurance that the Company will be able to maintain or increase its current level of international revenue. An important part of the Company's strategy is to expand its indirect distribution channels in international markets. There can be no assurance that the Company will be able to attract and retain international distributors and resellers that will be able to market the Company's products effectively and will be qualified to provide timely and cost-effective customer support and service. The inability to attract and retain important resellers could materially and adversely affect the Company's business, operating results, and financial condition. Other risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs, and other trade barriers, costs, and difficulties of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payments cycles, difficulties in managing international operations, potentially adverse tax consequences including restrictions on the repatriation of earnings, the burdens of complying with a wide variety of foreign laws and economic instability. There can be no assurance that such factors would not have a material adverse effect on the Company's future international revenue and, consequently, on the Company's business, operating results and financial condition.


                                                                            |
                                                                            | 25
                                                                            |

INFINIUM SOFTWARE, INC.



REPORT OF
INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF INFINIUM SOFTWARE, INC.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Infinium
Software, Inc. and its subsidiaries at September
30, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Boston, Massachusetts
October 20, 1998




|
| 26
|

                                                         INFINIUM SOFTWARE, INC.


CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)



                                                          September 30,
                                                          ----------------------
                                                              1997         1998
--------------------------------------------------------------------------------

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                               $  9,779    $  12,708
  Marketable securities at fair market value                38,540       33,585
  Accounts receivable, less allowance for doubtful
  accounts of $1,569 and $1,650 at September 30,
  1997 and 1998, respectively                               18,930       27,383
  Deferred income taxes                                      1,167        2,482
  Prepaid expenses and other current assets                  4,946        6,103
                                                          ----------------------
         TOTAL CURRENT ASSETS                               73,362       82,261
                                                          ----------------------

Property and equipment, net                                  6,901        7,442
Capitalized software development costs, net                  6,946        9,643
Goodwill and other intangible assets, net                    1,656        2,245
Deferred income taxes                                          471        1,731
Other assets                                                 1,971        3,093
                                                          ----------------------
         TOTAL ASSETS                                     $ 91,307    $ 106,415
                                                          ----------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                        $  5,221    $   8,136
  Accrued expenses                                           9,763       14,672
  Income taxes payable                                       2,394        3,068
  Deferred revenue                                          31,662       35,991
                                                          ----------------------
       TOTAL CURRENT LIABILITIES                            49,040       61,867
                                                          ----------------------
Deferred revenue                                               328        1,586
                                                          ----------------------
       TOTAL LIABILITIES                                    49,368       63,453
                                                          ----------------------
Commitments (Note 13)
Common stock, $.01 par value; authorized 40,000 shares,
issued 12,162 and 12,607 shares at
September 30, 1997 and 1998, respectively                      122          126
Additional paid-in capital                                  33,325       36,644
Retained earnings                                            8,502        7,804
Cumulative translation adjustment                              (10)        (319)
                                                          ----------------------
                                                            41,939       44,255
                                                          ----------------------

Less: treasury stock at cost, none and 89 shares at
September 30, 1997 and 1998, respectively                       --       (1,293)
                                                          ----------------------
       TOTAL STOCKHOLDERS' EQUITY                           41,939       42,962
                                                          ----------------------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $ 91,307    $ 106,415
--------------------------------------------------------------------------------


The accompanying notes are an integral part of the consolidated financial statements.


                                                                            |
                                                                            | 27
                                                                            |

INFINIUM SOFTWARE, INC.




CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

                                                                          Fiscal Year Ended September 30,
                                                                          -------------------------------
                                                                                1996      1997       1998
---------------------------------------------------------------------------------------------------------

REVENUE:

    Software license fees                                                    $24,115   $29,781   $ 40,704

    Service revenue                                                           47,693    57,220     73,676
                                                                          -------------------------------
         TOTAL REVENUE                                                        71,808    87,001    114,380
---------------------------------------------------------------------------------------------------------
OPERATING COSTS AND EXPENSES:

    Cost of software license fees                                              3,823     5,070      7,210

    Cost of services                                                          16,562    22,400     32,330

    Research and development                                                  13,775    16,614     19,071

    Sales and marketing                                                       23,822    30,449     36,632

    General and administrative                                                 6,616     7,336      9,351

    Write-off of in-process research and development acquired (Note 6)            --     6,846     11,196
                                                                          -------------------------------
         TOTAL OPERATING COSTS AND EXPENSES                                   64,598    88,715    115,790
                                                                          -------------------------------
INCOME (LOSS) FROM OPERATIONS                                                  7,210    (1,714     (1,410)

Other income, net                                                              1,526     1,923      1,744
                                                                          -------------------------------
INCOME BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES                        8,736       209        334
                                                                          -------------------------------

Provision for (benefit from) income taxes                                      3,146      (148)       106
                                                                          -------------------------------
NET INCOME                                                                   $ 5,590   $   357   $    228
---------------------------------------------------------------------------------------------------------

BASIC PER SHARE DATA:

    Net income per share - basic                                             $  0.56   $  0.03   $   0.02

    Weighted shares outstanding - basic                                       10,051    11,777     12,399

DILUTED PER SHARE DATA:

    Net income per share - diluted                                           $  0.49   $ 0 .03   $   0.02

    Weighted shares outstanding - diluted                                     11,378    12,539     13,808
---------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements






|
| 28
|


                                                                                                          INFINIUM SOFTWARE, INC.



CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITI
(in thousands, except per share amounts)


                                          COMMON          ADDITIONAL                   NOTES  CUMULATIVE  TREASURY          TOTAL
                                          SHARES  COMMON     PAID-IN  RETAINED   RECEIVABLE-  TRANSLATION    STOCK  STOCKHOLDERS'
                                          ISSUED   STOCK     CAPITAL  EARNINGS  STOCKHOLDERS   ADJUSTMENT  AT COST         EQUITY
---------------------------------------------------------------------------------------------------------------------------------

BALANCE AT SEPTEMBER 30, 1995              8,258    $ 83     $ 2,573   $ 2,555        $(379)        $  --  $    --        $ 4,832

Stock issued in connection with
initial public stock offering,
net of offering expenses                   1,334      13      12,814                                                       12,827

Stock issued in connection with
follow-on public stock offering, net
of offering expenses                         500       5       6,558                                                        6,563

Stock issued upon exercise of
stock options and warrants                   974      10       3,052                                                        3,062

Stock issued in connection with
employee stock purchase plan                  48      --         447                                                          447

Income tax benefit from
exercise of stock options                                      1,950                                                        1,950

Repayments of notes receivable--
stockholders                                                                            379                                   379

Net income for the year                                                  5,590                                              5,590

---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1996             11,114     111      27,394     8,145           --            --       --         35,650
---------------------------------------------------------------------------------------------------------------------------------

Stock issued in connection with
acquisition                                  770       8       4,506                                                        4,514

Stock issued upon exercise of
stock options                                205       2         748                                                          750

Stock issued in connection with
employee stock purchase plan                  73       1         528                                                          529

Income tax benefit from exercise
of stock options                                                 149                                                          149

Cumulative translation adjustment                                                                     (10)                    (10)

Net income for the year                                                    357                                                357

---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1997             12,162     122      33,325     8,502           --           (10)      --         41,939
---------------------------------------------------------------------------------------------------------------------------------

Stock issued upon exercise of
stock options                                405       4       1,990                                                        1,994

Stock issued in connection with
employee stock purchase plan                  40                 326                                                          326

Income tax benefit from exercise
of stock options                                               1,003                                                        1,003

Purchase of treaury stock at cost                                                                           (2,944)        (2,944)

Treasury stock reissued upon
exercise of stock options and
employee stock purchase plan                                              (926)                              1,651            725

Cumulative translation adjustment                                                                             (309)          (309)

Net income for the year                                                    228                                                228

---------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1998             12,607    $126     $36,644   $ 7,804        $  --         $(319) $(1,293)       $42,962
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.


                                                                                                                             |
                                                                                                                             | 29
                                                                                                                             |


INFINIUM SOFTWARE, INC.



CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands, except per share amounts)


                                                                        Fiscal Year Ended September, 30,
                                                                        ----------------------------------
                                                                            1996         1997         1998
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
----------------------------------------------------------------------------------------------------------
  Net income                                                            $  5,590     $    357     $    228
  Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization                                           4,801        5,939        6,780
   Allowance for doubtful accounts                                           662          397          977
   Deferred income taxes                                                     737       (1,249)      (2,575)
   Write-off of in-process research & development acquired (Note 6)           --        6,846       11,196
  Changes in operating assets and liabilities, net of effects from acquisitions (Note 6)
   Accounts receivable                                                    (1,180)      (6,427)      (9,165)
   Prepaid expenses and other current assets                              (1,125)      (1,345)      (1,123)
   Other assets                                                             (265)        (172)        (272)
   Accounts payable                                                        1,320          453        2,829
   Accrued expenses                                                          236        1,860        1,713
   Income taxes payable                                                      943        1,172        1,750
   Deferred revenue                                                         (164)       6,159        5,029
----------------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES                          11,555       13,990       17,367
----------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities                                      (82,815)     (78,185)     (55,640)
  Sale of marketable securities                                           55,317       75,165       60,595
  Purchase of property and equipment                                      (4,051)      (3,240)      (3,528)
  Capitalization of software development costs                            (3,544)      (3,594)      (5,473)
  Acquisitions, net of cash acquired (Note 6)                                 --       (3,443)      (9,371)
  Investment in unaffiliated entities                                         --           --         (850)
----------------------------------------------------------------------------------------------------------
       NET CASH USED IN INVESTING ACTIVITIES                             (35,093)     (13,297)     (14,267)
----------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from public stock offerings                                19,390           --           --
  Proceeds from the exercise of stock options, warrants,
  and employee stock purchase plan                                         3,509        1,279        3,021
  Purchase of treasury stock                                                  --           --       (2,944)
  Principal payments under capital lease obligations                         (84)          --           --
  Proceeds from repayments of notes receivable -- stockholders               379           --           --
----------------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY FINANCING ACTIVITIES                          23,194        1,279           77
----------------------------------------------------------------------------------------------------------

EFFECT OF FOREIGN EXCHANGE RATE ON CASH                                       --          (10)        (248)
----------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (344)       1,962        2,929
----------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                               8,161        7,817        9,779
----------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                  $  7,817     $  9,779     $ 12,708
----------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.




|
| 30
|

                                                         INFINIUM SOFTWARE, INC.





NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)


1. THE COMPANY

Founded in 1981, Infinium Software, Inc., develops, markets, and supports enterprise-level business software applications for growing organizations (typically companies with revenue of $25 million to $5 billion). The Company has two primary product lines. One product line, designed for AS/400 servers, automates the financial management, human resource management, and materials management functions of organizations in a broad range of industries worldwide. The Company also offers a specialized AS/400 manufacturing system designed to manage process-manufacturing operations. The Company's second product line is designed for use by customers using Microsoft Windows NT servers. These products automate the financial management and human resource management operations of growing organizations. Additional NT applications are under development.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned domestic and foreign subsidiaries. All significant intercompany transactions and balances have been eliminated.


RECLASSIFICATION

Certain amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.


USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.


REVENUE RECOGNITION

The Company recognizes revenue in accordance with the provisions of Statement of Position 97-2 Software Revenue Recognition. Revenue from software license fees is recognized when there is evidence of an arrangement, the product has been shipped, fees are fixed and determinable, and collection of the related receivable is probable. Revenue from sales through distributors is recorded net of distributor commissions. Maintenance revenue, including those bundled with the initial license fee, are deferred and recognized ratably over the service period. Consulting and training service revenue is recognized as the services are performed.


CASH EQUIVALENTS AND MARKETABLE SECURITIES

The Company invests its excess cash primarily in securities of government agencies, high-grade commercial paper, and mutual funds that invest primarily in the securities of government agencies. These investments are subject to minimal credit and market risk. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Marketable securities include securities purchased with an original maturity of greater than three months.

The Company accounts for its investments under the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities. SFAS 115 requires that, except for debt securities classified as held-to-maturity, investments in debt and equity securities should be reported at fair value. At September 30, 1997 and 1998, all of the Company's investments are classified as available-for-sale.


PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets. Leasehold improvements are depreciated over the lesser of the lease term or useful life of the assets. Repair and maintenance costs are expensed as incurred.


CONCENTRATION OF CREDIT RISK

Financial instruments that potentially expose the Company to concentrations of credit risk include accounts receivable. To minimize this risk, the Company generally requires a cash deposit upon contract signing. In addition, the Company maintains reserves for potential credit losses. Such losses, in the aggregate, have not exceeded management expectations.


RESEARCH AND DEVELOPMENT AND CAPITALIZED
SOFTWARE DEVELOPMENT COSTS

Research and development expenses, other than certain software development costs, are charged to expense as incurred. In accordance with the provisions of Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, the Company capitalizes certain software development costs upon technological feasibility. Amortization of capitalized software development costs is provided upon commercial release of the products at the greater of the ratio of current product revenue to the total of current and anticipated product revenue or on a straight-line basis over the estimated economic life of the software, which the Company has determined is not more than five years.


                                                                            |
                                                                            | 31
                                                                            |

INFINIUM SOFTWARE, INC.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)



FOREIGN CURRENCY TRANSLATION

Effective for fiscal 1997, the Company changed the functional currency of the UK subsidiary to that of the local currency. During fiscal 1998, the functional currency of the Canadian entity was also determined to be the local currency and changed from the U.S. dollar. During fiscal 1998 the Company commenced direct operations in South Africa. It was determined that the South Africa subsidiary's functional currency would be the local currency. Under this approach, assets and liabilities are translated at current exchange rates. Income and expense items are translated using average rates during the year. Translation adjustments are not included in determining consolidated net income but rather are accumulated and reported as a separate component of stockholders' equity.

The functional currency of the Company's other foreign subsidiaries is the U.S. dollar. Monetary assets and liabilities of the subsidiaries are translated into U.S. dollars at the exchange rate in effect at period end and nonmonetary assets and liabilities are remeasured at historic exchange rates. Income and expenses are remeasured at the average exchange rate for the period. Translation gains and losses are reflected in Other income, net in the consolidated statement of operations.


NET INCOME PER SHARE

In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings per Share. This Statement, which the Company adopted with the quarter ended December 31, 1997, establishes and simplifies standards for computing and presenting earnings per share. SFAS 128 requires restatement of all previously reported earnings per share data that are presented.

Basic earnings per share is determined by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined by dividing net income applicable to common stockholders by the weighted average number of common shares and common share equivalents outstanding during the period. Common share equivalents are included in the diluted earnings per share calculation when dilutive. Common share equivalents consisting of common stock issuable upon exercise of outstanding common stock options and warrants are computed using the treasury stock method.

THE COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997, AND 1998 IS AS FOLLOWS:

                                                   Fiscal Year Ended September 30,
                                                      1996                          1997                         1998
-----------------------------------------------------------------------   ---------------------------   ---------------------------
                                            Income   Shares   Per Share   Income   Shares   Per Share   Income   Shares   Per Share
-----------------------------------------------------------------------   ---------------------------   ---------------------------

BASIC EARNINGS PER SHARE:
  Income available to common stockholders   $5,590   10,051       $0.56     $357   11,777       $0.03     $228   12,399       $0.02

EFFECT OF DILUTIVE SECURITIES:
  Stock options                                       1,319                           762                         1,409
  Warrants                                                8                            --                            --
-----------------------------------------------------------------------   ---------------------------   ---------------------------

DILUTED EARNINGS PER SHARE:
  Income available to common stockholders   $5,590   11,378       $0.49     $357   12,539       $0.03     $228    13,808      $0.02
-----------------------------------------------------------------------   ---------------------------   ---------------------------



|
| 32
|

                                                         INFINIUM SOFTWARE, INC.




STOCK COMPENSATION

The Company's employee stock option plans are accounted for in accordance with Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees. In October 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. (See Note 8)


RECENTLY ISSUED ACCOUNTING STANDARDS

In July 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, and SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. These statements are effective for fiscal years beginning after December 15, 1997 (October 1, 1998 for the Company). The Company will implement these statements as required. The future adoption of SFAS 130 and SFAS 131 is not expected to have a material effect on the Company's consolidated financial position or results of operations.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999 (October 1, 1999 for the Company). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company anticipates that the adoption of SFAS 133 will not have a significant effect on the results of operations or its financial position.



3. CASH EQUIVALENTS AND MARKETABLE SECURITIES

FOLLOWING IS A SUMMARY OF THE FAIR MARKET VALUE OF AVAILABLE-FOR-SALE SECURITIES, BY BALANCE SHEET CLASSIFICATION, AS OF SEPTEMBER 30, 1997 AND 1998:

                                      September 30,
                                      -------------------
                                        1997         1998
---------------------------------------------------------
CASH EQUIVALENTS:
    State government obligations      $6,500      $ 2,566
    Money market funds                 2,292        5,957

MARKETABLE SECURITIES:
    U.S. government obligations        5,428           --
    State government obligations      27,201       33,271
    Corporate debt obligations         5,122           --
    Foreign debt obligations             789          314
---------------------------------------------------------
                                     $47,332      $42,108
---------------------------------------------------------

Cash equivalents and marketable securities are carried at fair market value, which approximates amortized cost. The contractual maturities of all available -for-sale securities classified as cash equivalents are less than three months. Available-for-sale securities classified as marketable securities with fair market values of $4,484, $27,849, $0, and $1,252 have contractual maturities of less than one, one to five, five to ten, and greater than ten years, respectively. All of the Company's marketable securities are classified as current at September 30, 1997 and 1998, as these funds are highly liquid and are available to meet working capital needs and to fund current operations. Gross unrealized gains and losses as of September 30, 1997 and 1998, and realized gains and losses on sales of securities for the years ended September 30, 1997 and 1998, were not significant.



4. BALANCE SHEET COMPONENTS

PROPERTY AND EQUIPMENT, NET CONSISTS OF THE FOLLOWING:

                                                     September 30,
                                                     --------------------
                                    USEFUL LIFE          1997        1998
-------------------------------------------------------------------------

Computer equipment                 2 to 5 years      $ 14,204    $ 15,200
Furniture and fixtures                  5 years         1,960       1,656
Leasehold improvements               Lease term         1,097       1,458
Land                                                      287         287
-------------------------------------------------------------------------
                                                       17,548      18,601
Less accumulated depreciation and amortization        (10,647)    (11,159)
-------------------------------------------------------------------------
                                                     $  6,901    $  7,442
-------------------------------------------------------------------------

CAPITALIZED SOFTWARE DEVELOPMENT COSTS, NET CONSISTS OF THE FOLLOWING:

                                                     September 30,
                                                     --------------------
                                                         1997        1998
-------------------------------------------------------------------------

Internal development costs                           $ 18,746    $ 23,444
Purchased from third parties                              312       1,653
-------------------------------------------------------------------------
                                                       19,058      25,097
Less accumulated amortization                         (12,112)    (15,454)
-------------------------------------------------------------------------
                                                     $  6,946    $  9,643
-------------------------------------------------------------------------

Included in capitalized software development costs at September 30, 1997 and 1998 are $1,892 and $3,526, respectively, related to products which had not yet been commercially released. Accordingly, amortization of these costs had not commenced.

Amortization expense of capitalized software development costs for the years ended September 30, 1996, 1997, and 1998, amounted to $2,744, $2,998, and
$3,341, respectively.



                                                                            |
                                                                            | 33
                                                                            |

INFINIUM SOFTWARE, INC.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)



GOODWILL AND OTHER INTANGIBLE ASSETS, NET CONSISTS OF THE FOLLOWING:

                                                    September 30,
                                                    --------------------
                                                      1997          1998
------------------------------------------------------------------------
Goodwill, net of tax benefit of $62 and $144
  at September 30, 1997 and 1998, respectively      $1,415        $2,355

Workforce in place                                     468           468
------------------------------------------------------------------------
                                                     1,883         2,823

Less accumulated amortization                         (227)         (578)
------------------------------------------------------------------------
                                                    $1,656        $2,245
------------------------------------------------------------------------

ACCRUED EXPENSES CONSIST OF THE FOLLOWING:

                                                    September 30,
                                                    --------------------
                                                      1997          1998
------------------------------------------------------------------------

Employee compensation and benefits                  $5,596      $ 7,132

Accrued royalties                                    1,283        1,537

Accrued professional fees                              324          556

Deferred Cort acquisition (Note 6)                      --        1,904

Other                                                2,560        3,543
------------------------------------------------------------------------
                                                    $9,763      $14,672
------------------------------------------------------------------------


5. OTHER INCOME, NET

OTHER INCOME, NET CONSISTS OF THE FOLLOWING:

                                      Fiscal Year Ended September 30,
                                      ----------------------------------
                                        1996          1997          1998
------------------------------------------------------------------------

Interest income                       $1,620        $2,035       $ 1,891

Interest expense                          (4)           (2)           --
Foreign exchange loss                    (90)         (110)         (147)
------------------------------------------------------------------------
                                      $1,526        $1,923       $ 1,744
------------------------------------------------------------------------

Cash paid for interest totaled $4, $1, and $0 for the years ended September 30, 1996, 1997, and 1998, respectively.



6. ACQUISITIONS

CORT DIRECTIONS, INC.

On June 11, 1998, the Company acquired all of the outstanding capital stock of Cort Directions, Inc., (Cort), a privately held software concern which primarily developed and marketed a payroll application for the Microsoft NT platform. The transaction was consummated for $7,857 in cash of which $5,953 was paid upon closing, $952 to be paid February 1, 1999, and $952 on June 11, 1999, as well as $375 of acquisition costs.

The acquisition was accounted for as a purchase. Accordingly, the results of operations of Cort and the fair market values of the acquired assets and assumed liabilities were included in the Company's financial statements as of the date of the acquisition.

THE PURCHASE PRICE HAS BEEN ALLOCATED TO THE ACQUIRED ASSETS AND ASSUMED LIABILITIES AS FOLLOWS:

-----------------------------------------------------------------
Accounts receivable                                      $   184
-----------------------------------------------------------------
Other current assets                                          23
-----------------------------------------------------------------
Property and equipment                                       109
-----------------------------------------------------------------
In-process research and development                        7,796
-----------------------------------------------------------------
Acquired software                                            566
-----------------------------------------------------------------
Goodwill                                                   1,022
-----------------------------------------------------------------
Current liabilities                                       (1,468)
-----------------------------------------------------------------
                                                         $ 8,232
-----------------------------------------------------------------

The amount allocated to in-process research and development was determined by an independent appraiser and represents technology which had not reached technological feasibility and had no alternative future use. Accordingly, this amount of $7,796 was charged to operations at the acquisition date. The amounts allocated to acquired software and goodwill are being amortized on a straight-line basis over the expected useful lives of three and five years, respectively. Pro forma statements of operations are not shown, as they would not differ materially from reported results.


TIME OPEN SYSTEMS LIMITED

On January 6, 1997, the Company acquired all of the outstanding stock of Time Open Systems Limited (Time), a UK-based privately held software concern which developed and marketed a suite of client/server financial applications. The transaction was consummated for $2,793 in cash, approximately 770 shares of the Company's common stock. The shares were



|
| 34
|

                                                         INFINIUM SOFTWARE, INC.

issued at the closing of the acquisition and are being held pursuant to an escrow agreement under which the shares are released ratably over a three year period, and $650 of related acquisition costs. The value ascribed to the shares issued was $4,514. The amount of $6,846 was allocated to in-process research and development and was charged to operations at the acquisition date. Goodwill of $1,477 was also acquired and is being amortized over the expected useful life of 7 years. Pro forma statements of operations are not shown as they would not differ materially from reported results.

OTHER IN-PROCESS RESEARCH AND DEVELOPMENT ACQUIRED

In 1998, the Company acquired software code that will support and enable the operation of transaction-based functionality specific to Microsoft NT server-based applications (the research and development) for $3,400. The research and development as received had not met technological feasibility as defined by Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Accordingly, the acquisition of the research and development for $3,400 was written off upon delivery.

7. INCOME TAXES

THE COMPONENTS OF THE PROVISION (BENEFIT) FOR INCOME TAXES ARE AS FOLLOWS:

                              Fiscal Year Ended September 30,
                              --------------------------------
                                1996         1997        1998
--------------------------------------------------------------
CURRENT:
    Federal                   $2,496      $ 1,193     $ 2,370
    State                        143           77         249
    Foreign                       59          154         356
--------------------------------------------------------------
         Total current         2,698        1,424       2,975
--------------------------------------------------------------
DEFERRED:
    Federal                      382       (1,464)     (2,694)
    State                         66         (108)       (175)
--------------------------------------------------------------
         Total deferred          448       (1,572)     (2,869)
--------------------------------------------------------------
                              $3,146      $  (148)    $   106
--------------------------------------------------------------


THE INCOME TAX PROVISION DIFFERS FROM AN AMOUNT COMPUTED BY APPLYING THE U.S. STATUTORY FEDERAL INCOME TAX RATE TO PRETAX INCOME AS FOLLOWS:

                                  Fiscal Year Ended September 30,
                                  --------------------------------
                                       1996       1997       1998
------------------------------------------------------------------
Statutory federal income tax         $2,971      $  71      $ 113
State income taxes                      138        (22)        49
Research and development credits       (139)      (429)      (942)
Foreign tax rate differential           (90)       028        246
Other                                   266        204        640
------------------------------------------------------------------
                                     $3,146      $(148)     $ 106
------------------------------------------------------------------

DEFERRED TAX ASSETS AND LIABILITIES ARE COMPRISED OF THE FOLLOWING:

                                               September 30,
                                               ------------------
                                                 1997        1998
-----------------------------------------------------------------
DEFERRED TAX ASSETS:
    Net operating loss carryforwards           $  108      $   72
    Intangible assets                           2,396       4,265
    Deferred revenue                            1,817       2,951
    Accrued expenses and reserves
      not currently deductible                    468         499
    Other                                          71          70
-----------------------------------------------------------------
         Total deferred tax assets              4,860       7,857
-----------------------------------------------------------------
DEFERRED TAX LIABILITIES:
    Prepaid expenses deducted currently           925         773
    Capitalized software development costs      2,290       2,851
    Other                                           7          20
-----------------------------------------------------------------
         Total deferred tax liabilities         3,222       3,644
-----------------------------------------------------------------
                                               $1,638      $4,213
-----------------------------------------------------------------

As of September 30, 1998, the Company had federal net operating loss carryforwards of $212 which expire at various dates through 2010.

Ownership changes, as defined in the Internal Revenue Code, may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability. The amount of the annual limitation is determined in accordance with Section 382 of the Internal Revenue Code.

Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries because those earnings are intended to be permanently reinvested.

                                                                            |
                                                                            | 35
                                                                            |

INFINIUM SOFTWARE, INC.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Such earnings would become taxable upon the sale or liquidation of these foreign subsidiaries or upon the remittance of dividends. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings. Upon remittance, certain foreign countries impose withholding taxes that are then available, subject to certain limitations, for use against the Company's U.S. tax liability. The amount of with- holding tax that would be payable upon remittance of the entire amount of undistributed earnings would not be material.

Cash paid for income taxes, net of refunds received, totaled $1,707, $9, and $804 for the years ended September 30, 1996, 1997, and 1998, respectively.

8. STOCKHOLDERS' EQUITY

RECAPITALIZATION

On October 2, 1995, the Company's Board of Directors authorized 1,000 shares of $0.01 par value preferred stock. Preferred stock may be issued at the discretion of the Board of Directors of the Company (without stockholder approval) with such designations, rights, and preferences as the Board of Directors may determine from time to time. The preferred stock may have dividend, liquidation, redemption, conversion, voting or other rights which may be more expansive than the rights of the holders of the common stock.

On October 2, 1995, the Company's Board of Directors approved an increase in the authorized number of shares of common stock from 10,000 shares to 40,000 shares. On November 13, 1995, the Company's Board of Directors declared a 1.4-for-1 stock split, effected in the form of a stock dividend paid to stockholders of record. All shares and per share amounts included in the consolidated financial statements have been adjusted to give retroactive effect to the stock split for all periods presented.


PUBLIC OFFERINGS

The Company completed an initial public offering of common stock on November 17, 1995. A total of 2,300 shares were sold at $11.00 per share, of which 1,334 were sold by the Company and 966 by selling stockholders. Proceeds to the Company were $12,827, net of underwriting discounts and offering expenses. Additionally, the Company completed a follow-on public offering of common stock on May 9, 1996. A total of 2,870 shares were sold at $14.75 per share, of which 500 were sold by the Company and 2,370 by selling stockholders. Proceeds to the Company were $6,563, net of underwriting discounts and offering expenses.


STOCK OPTIONS

In October 1995, the Board of Directors approved the 1995 Stock Plan (the 1995
Plan) which provides for the issuance of up to 3,500 shares of common stock pursuant to the grant of qualified and non-qualified stock options, stock awards or purchase rights to employees, consultants, directors, and officers of the Company. The options are generally exercisable over three-to five-year periods, as determined by the Compensation Committee. The Compensation Committee is comprised of two outside directors. The option price is set at the fair market value of the Company's stock on the date of the option grant, as determined by the Compensation Committee.

The Company also has a 1989 Incentive Stock Option Plan (the 1989 Plan) and a 1984 Incentive Stock Option Plan (the 1984 Plan), with authorized options for 2,800 and 1,400 shares of common stock, respectively, under terms similar to those described in the preceding paragraph. In conjunction with the approval of the 1995 Plan, the Board of Directors formally terminated the 1989 Plan and, as such, no future grants will be made under this plan. Authority to grant additional options under the 1984 Plan has expired.

In October 1995, the Board of Directors approved the 1995 Non-Employee Director Stock Option Plan (the Director Plan) under which options to purchase a maximum of 210 shares of the Company's common stock may be granted to non-employee directors. Under the Director Plan, each non-employee director will be granted an option to purchase 28 shares of common stock upon first joining the Board of Directors and 4 shares at each successive annual meeting of stockholders, beginning at the Company's annual meeting of stockholders for the fiscal year ended September 30, 1996, at an exercise price per share equal to the then fair market value per common share. Options granted under the Director Plan become exercisable in four equal annual installments commencing one year after the date of grant provided that the optionee then remains a director or consultant. The term of each option granted under the Director Plan will be for a period of ten years from the date of the grant.

At September 30, 1998, the Company had 1,346 shares of its common stock available for future grant and had reserved 2,926 shares of its common stock for issuance upon exercise of outstanding stock options and warrants under the 1984, 1989, 1995, and Director Plans (the Plans).


|
| 36
|

                                                         INFINIUM SOFTWARE, INC.

TRANSACTIONS UNDER THE PLANS DURING THE YEARS ENDED SEPTEMBER 30, 1996, 1997, AND 1998, ARE SUMMARIZED AS FOLLOWS:

---------------------------------------------------------------------------------------------------------------------------
                                                  1996                           1997                         1998
---------------------------------------------------------------------------------------------------------------------------
                                                Weighted average              Weighted average             Weighted average
                                        Shares    exercise price      Shares    exercise price      Shares   exercise price
---------------------------------------------------------------------------------------------------------------------------
OUTSTANDING AT BEGINNING OF PERIOD      2,397             $ 3.69       1,927            $ 5.74       3,036           $ 6.34
    Granted                               721              10.43       1,467              6.70         609            15.36
    Exercised                            (974)              3.35        (206)             3.66        (475)            4.93
    Cancelled                            (217)              8.23        (152)             5.83        (244)            8.55
---------------------------------------------------------------------------------------------------------------------------
OUTSTANDING AT END OF PERIOD            1,927               5.74       3,036              6.34       2,926             8.28
---------------------------------------------------------------------------------------------------------------------------
OPTIONS EXERCISABLE AT END OF PERIOD      539               3.63         800              4.87       1,196             6.03
---------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE FAIR VALUE OF OPTIONS
GRANTED DURING THE PERIOD                                 $ 5.96                        $ 4.08                       $10.13
---------------------------------------------------------------------------------------------------------------------------


THE FOLLOWING TABLE SUMMARIZES THE PLANS STOCK OPTIONS OUTSTANDING AT SEPTEMBER 30, 1998:


                                          OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                         ----------------------------------------------------    -------------------------------
                                        Weighted average
       Range of               Number           remaining     Weighted average         Number    Weighted average
Exercise prices          outstanding    contractual life       exercise price    exercisable      exercise price
----------------------------------------------------------------------------------------------------------------
  2.85 -  4.10                   597                5.5                $ 3.82            492              $ 3.79
----------------------------------------------------------------------------------------------------------------
  5.17 -  7.63                 1,140                8.1                  6.22            419                6.00
----------------------------------------------------------------------------------------------------------------
  8.00 - 12.00                   607                7.6                  9.74            276                9.83
----------------------------------------------------------------------------------------------------------------
 12.06 - 18.00                   570                9.3                 15.26              9               14.46
----------------------------------------------------------------------------------------------------------------
 19.38 - 22.38                   012                9.5                 20.00              0                0.00
----------------------------------------------------------------------------------------------------------------
                               2,926                                                   1,196
----------------------------------------------------------------------------------------------------------------


FAIR VALUE DISCLOSURES

HAD COMPENSATION COST FOR THE COMPANY'S OPTION PLANS AND EMPLOYEE STOCK PURCHASE PLAN BEEN DETERMINED BASED ON THE FAIR VALUE AT THE GRANT DATES, AS PRESCRIBED IN SFAS 123, THE COMPANY'S NET INCOME AND NET INCOME PER SHARE WOULD HAVE BEEN AS FOLLOWS:

                                    Fiscal Year Ended September 30,
                                    --------------------------------------
                                      1996            1997           1998
--------------------------------------------------------------------------
NET INCOME:
    As reported                     $5,590          $  357        $   228
    Pro forma                        5,237            (931)        (1,483)
--------------------------------------------------------------------------
BASIC INCOME PER SHARE:
    As reported                       0.56            0.03           0.02
    Pro forma                         0.52           (0.08)         (0.12)
--------------------------------------------------------------------------
DILUTED INCOME PER SHARE:

    As reported                       0.49            0.03           0.02
    Pro forma                       $ 0.46          $(0.08)       $ (0.12)
--------------------------------------------------------------------------


                                                                            |
                                                                            | 37
                                                                            |

INFINIUM SOFTWARE, INC.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)



The fair value of each option grant is estimated on the date of grant using the Black Scholes method with the following assumptions used for grants during the applicable period: dividend yield of 0.0% for all periods; risk-free interest rates of 5.36% to 6.39% for options granted during the year ended September 30, 1996, 5.51% to 6.76% for options granted during the year ended September 30, 1997, and 4.62% to 5.93% for options granted during the year ended September 30, 1998; weighted average expected option term of 5 years for all periods; and volatilities of 68.06% for the year ended September 30, 1996, 65.67% for the year ended September 30, 1997, and 75.85% for the year ended September 30, 1998.


1995 EMPLOYEE STOCK PURCHASE PLAN

On October 2, 1995, the Board of Directors approved the 1995 Employee Stock Purchase Plan (the Purchase Plan) which enables eligible employees to purchase shares of the Company's common stock. The Purchase Plan is administered by the Compensation Committee of the Board of Directors. Under the Purchase Plan, eligible employees may purchase common stock during six-month payment periods. The exercise price per share is 85% of the lesser of the market price per share on the first or last business day of the six-month period. The maximum number of shares of common stock that an employee may purchase in any six-month period is five hundred shares. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the plan at any time or upon termination of employment. The Company has reserved 1,400 shares of common stock for issuance under the Purchase Plan.

The first period commenced on November 17, 1995, (the effective date of the Company's initial public offering) and ended on June 30, 1996. Employees purchased 48 shares of stock at $9.35 per share. In subsequent six-month periods, employees purchased 40 shares of stock at $7.12 per share, 33 shares of stock at $7.44 per share, 39 shares of stock at $8.29 per share, and 32 shares of stock at $11.79 per share.


COMMON STOCK WARRANTS

In connection with a revolving line of credit agreement which expired October 1996, warrants were issued for the purchase of 49 shares of the Company's common stock. The warrants are exercisable at an initial per share price of $6.07, subject to adjustment under the terms of the agreement, and expire in June 1999. The value of the warrants at the issuance date was immaterial. In July 1996, the warrants were exercised in full and 31 shares were issued.


STOCK REPURCHASE PROGRAM

In February 1998, the Company announced that it would be initiating a stock repurchase program of up to $6,000 of common stock to use to meet requirements of its employee stock option and stock purchase plans. No minimum number or value of shares to be repurchased has been fixed nor has a time limit as to the duration of the program been established. During the year ended September 30, 1998, the Company repurchased 191 shares at a cost of $2,944. Through the period ended September 30, 1998, 102 shares were reissued in connection with employee stock option exercises and stock purchase plan distributions.



9. RETIREMENT SAVINGS PLAN

The Company has a savings and profit-sharing plan covering all eligible employees which is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. The Company may, at its option, provide matching contributions up to 50% of each participating employee's contributions to the plan, subject to a maximum of 21/2 % of compensation. Total contributions by the Company to the plan for the years ended September 30, 1996, 1997, and 1998, were $283, $553, and $705, respectively.

In June 1996, a Group Personal Pension Plan was established for eligible employees in the United Kingdom allowing employees to contribute a percentage of their salary into a personal retirement savings plan. For those employees electing to contribute more than 3% of their salary into their plan, the Company contributes a fixed 3% on their behalf. Company contributions to individual plans aggregated $32, $83, and $81 for the years ended September 30, 1996, 1997, and 1998, respectively.

A Registered Retirement Savings Plan was established in August 1997 allowing eligible employees in Canada to contribute a percentage of their compensation into a retirement savings plan. Total contributions by the Company to this plan for the years ended September 30, 1997 and 1998, were $11 and $32, respectively.



|
| 38
|

                                                         INFINIUM SOFTWARE, INC.


10. INDUSTRY SEGMENT, GEOGRAPHIC INFORMATION, AND CUSTOMER INFORMATION

The Company operates in a single industry segment: the design, development, sale, service, and support of proprietary software products.

THE COMPANY OPERATES IN DIVERSE GEOGRAPHIC AREAS. INCOME (LOSS) FROM OPERATIONS BY GEOGRAPHIC AREA IS AS FOLLOWS:

                                                 Fiscal Year Ended September 30,
                                                 -------------------------------
                                                   1996        1997        1998
-------------------------------------------------------------------------------

North America (principally the United States)    $7,197        (485)    $ 3,905
Europe (principally the United Kingdom)            (272)     (1,292)     (4,407)
Other international                                 285          63        (908)
-------------------------------------------------------------------------------
                                                 $7,210     $(1,714)    $(1,410)
-------------------------------------------------------------------------------

No geographic area outside North America accounted for more than 10% of the Company's consolidated revenue or identifiable assets for the years ended September 30, 1996, 1997, and 1998.

No single customer accounted for more than 10% of the Company's consolidated revenue for the years ended September 30, 1996, 1997, and 1998.



11. RELATED PARTY TRANSACTIONS

NOTES RECEIVABLE -- STOCKHOLDERS

In connection with a business combination in September 1991, which was accounted for as a purchase, the Company loaned an aggregate of $500 to two owners of the acquired company. Such owners became stockholders of the Company in connection with the business combination. The notes, which bore interest at 9.0%, were payable in minimum semi-monthly installments. In addition, any bonuses and severance pay earned by the holders and any proceeds to the holders from the sale of common stock of the Company were offset against the notes until the entire principal and interest due on the notes were paid. The notes were collateralized by, among other things, any proceeds from the sale of common stock by the holders and, accordingly, are included as a reduction of stockholders' equity in the consolidated balance sheets. The notes were repaid in full on November 24, 1995.


LIFE INSURANCE TRUSTS

One current principal stockholder and two former principal stockholders of the Company have split-dollar life insurance policies (the Policies). The Policies are owned by various trusts. The trusts have executed Collateral Assignment Agreements for the benefit of the Company. Under the Collateral Assignment Agreements, the Company originally paid the annual premiums under the Policies. Effective October 1, 1996, the Collateral Assignment Agreements for the two former principal stockholders were amended so that the trusts (rather than the Company) were obligated from that date to make all premium payments under the Policies. In March 1998, the Company paid the last premium payments required under the current principal stockholder's Policies to make them self-funding as of that date. The Company has made premium payments under the Policies of $263, $143, and $88 for the years ended September 30, 1996, 1997, and 1998, respectively. The premium payments made under the Policies are recorded as advances to the trusts and are secured by the cash surrender value of related insurance policies. Cash advances in excess of the cash surrender value of the related insurance policies were expensed when advanced. Total advances to the trusts of $1,799, $1,971, and $2,096 at September 30, 1996, 1997, and 1998,
respectively, are included in other assets in the consolidated balance sheet. The Collateral Assignment Agreement for the current principal stockholder can be terminated at any time on 30 days' notice by either the Company or the related trust. Upon termination of the Collateral Assignment Agreement for the principal stockholder, (i) the Company, and the trust can agree on disposition of the Policy, (ii) the trust can repay the advances to the Company, or (iii) the net cash surrender value would be distributed to the Company to the extent of the advances with the balance of the net cash surrender value being paid to the trust. The Collateral Assignment Agreements for the two former principal stockholders can be terminated (i) by the trust on 30 days written notice to the Company, (ii) upon the failure of the trust to make annual premium payments,
(iii) at the trust's election to receive a release of the assignment of the Policies from the Company, or (iv) by the Company if the cash surrender value declines and the Company is not willing to accept substitute collateral. Upon termination of the Collateral Assignment Agreement for either of the former principal stockholders, the trust must immediately repay to the Company the amount of premium advances made by the Company. If a Collateral Assignment Agreement is not terminated and the principal stockholder dies, the death benefits will be paid first to the Company to the extent of the advances. There is no agreement between the Company and the remaining principal stockholder as to whether the Collateral Assignment Agreement would be terminated on the disassociation of the stockholder from the Company.



                                                                            |
                                                                            | 39
                                                                            |

INFINIUM SOFTWARE, INC.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)



In October 1994, the three principal stockholders waived their right to the cash surrender value of the Policies through that date. Advances to the trusts equal to the cash surrender value at October 1, 1994, of $1,275, were recorded as other assets in the consolidated balance sheet as a noncash capital contribution.

During 1995, the trusts borrowed $875 of the cash surrender value of the Policies. The trusts' obligations to repay those funds were secured by a pledge of an aggregate of 330 shares of the Company's common stock owned by the current and a former principal stockholder. The trusts assigned the stock pledges to the Company as replacement collateral. During fiscal 1996, the trusts repaid a net of $565 of those borrowings and released 232 shares of the Company's common stock from the pledge. During fiscal 1997, the trusts borrowed an additional $47. During fiscal 1998, all loans were repaid in full.



12. RESEARCH AND DEVELOPMENT AGREEMENT

In August 1994, the Company entered into an arrangement whereby a third party agreed to fund certain research and development activities of the Company. Product development fees received under the agreement for research and development activities were recorded as a reduction of research and development expenses on a percentage-of-completion basis. Payments received for previously developed products were recorded as liabilities in light of the Company's future royalty obligations. Through September 30, 1995, the Company received cumulative product development fees of $1,911, of which $1,318 was recorded as a reduction of research and development expenses and $593 was recorded as a liability. There was no external funding in fiscal 1996 or 1997 under this agreement.

The agreement provides for future royalty payments based on revenue generated by products resulting from the funded activities. Total payments, which are based on a percentage of the related product revenue, are limited to 130% of the funds received by the Company under the agreement. Royalties of $242, $296, and $371 were incurred during the years ended September 30, 1996, 1997, and 1998, respectively.

During fiscal 1998, the Company and the third party amended the research funding agreement, releasing the Company from future royalty payments due on the sale of products after December 31, 1998, which the business partner helped fund. In return for the release of future royalty payments, the Company is obligated to develop certain e-Business extensions to existing products, as defined. The amendment also resulted in $400 of funded research offset against research and development expense that was previously recorded as liability in the consolidated balance sheet.

In October, 1996, the Company entered into a research funding agreement with a business partner to fund development activities for enabling double byte character set capabilities of the Company's Human Resource product, as defined. The agreement provided $490 of assistance towards this initiative, of which $255 was recorded as a reduction of research and development expense and $235 was recorded as a liability during fiscal 1997. During 1998, an additional $30 of this amount was used as an offset to research and development expense.



13. COMMITMENTS AND CONTINGENCIES

LEASES

The Company has several operating lease agreements primarily involving real estate, computers, and equipment. These leases are noncancelable and expire on various dates through 2005 except for the Company's London, England facility lease, which expires in 2015; and its Chatham, England facility lease, which expires in 2019.

FUTURE MINIMUM LEASE PAYMENTS UNDER OPERATING LEASES WITH INITIAL OR REMAINING TERMS OF ONE YEAR OR MORE ARE AS FOLLOWS:

FISCAL YEAR
----------------------------------------------------------
1999                                               $ 4,337
----------------------------------------------------------
2000                                                 3,440
----------------------------------------------------------
2001                                                 2,717
----------------------------------------------------------
2002                                                 2,533
----------------------------------------------------------
2003                                                 2,468
----------------------------------------------------------
THEREAFTER                                          10,954
----------------------------------------------------------
TOTAL FUTURE MINIMUM LEASE PAYMENTS                $26,449
----------------------------------------------------------

Total rent expense for operating leases was $4,515, $4,764, and $4,731 for the years ended September 30, 1996, 1997, and 1998, respectively.


LEGAL MATTERS

From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's results of operations or financial position.



|
| 40
|

                                                         INFINIUM SOFTWARE, INC.



STOCK INFORMATION



PRICE RANGE OF COMMON STOCK

The Company's common stock is traded on the NASDAQ National Market under the symbol "INFM." Public trading of the common stock commenced on November 17, 1995 on the NASDAQ National Market under the symbol "SFWR" until February 18, 1997, when the Company changed the corporate name to Infinium Software, Inc. Prior to that time, there was no public market for the Company's common stock.

THE FOLLOWING TABLE SETS FORTH THE HIGH AND LOW CLOSING PRICES, AS REPORTED BY NASDAQ, FOR THE PERIODS INDICATED.

                                         High          Low
=============================================================
FISCAL 1998
First Quarter                           $18 1/2       $10 1/4
-------------------------------------------------------------
Second Quarter                           21 13/16      12 1/8
-------------------------------------------------------------
Third Quarter                            22 3/8         9 7/8
-------------------------------------------------------------
Fourth Quarter                           15 7/8         9 3/8
=============================================================

FISCAL 1997
-------------------------------------------------------------
First Quarter                           $10 3/8       $ 6 7/8
-------------------------------------------------------------
Second Quarter                            8 3/4         5 1/2
-------------------------------------------------------------
Third Quarter                            10 1/2         5 1/2
-------------------------------------------------------------
Fourth Quarter                           14 13/16       9 5/8
=============================================================

FISCAL 1996
-------------------------------------------------------------
First Quarter (from November 17)        $10 3/4       $ 7 1/8
-------------------------------------------------------------
Second Quarter                           17 1/8         7 3/8
-------------------------------------------------------------
Third Quarter                            19 3/8        12 3/4
-------------------------------------------------------------
Fourth Quarter                           18 3/8         8 1/4
=============================================================

At November 19, 1998, there were 464 holders of record.

The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business.


STOCK LISTING

NASDAQ National Market Trading Symbol: INFM


INTERNET

Additional corporate information is available on the World Wide Web at http://www.infinium.com


ANNUAL MEETING

The Annual Meeting of Stockholders of the Company will be held on Friday, February 5, 1999, at 3:00 p.m., local time, at the Sheraton Hyannis Resort, located at the West End Circle, Hyannis, Massachusetts.


TRANSFER AGENT

BankBoston, N.A. c/o Boston EquiServe, LP
PO Box 8040
Boston, MA 02266-8040


INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP
160 Federal Street
Boston, MA 02110


COUNSEL

Hale and Dorr LLP
60 State Street
Boston, MA 02109


ANNUAL REPORT ON FORM 10-K

The Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is available in print form without charge to stockholders upon request, and is available on the Company's Internet site: www.infinium.com. To obtain a printed copy, please contact Investor Relations, Infinium Software, Inc., 25 Communications Way, Hyannis, MA 02601, (508) 778-2000.



                                                                            |
                                                                            | 41
                                                                            |

INFINIUM SOFTWARE, INC.




CORPORATE INFORMATION




EXECUTIVE OFFICERS                                         INFINIUM OFFICES

ROBERT A. PEMBERTON                                        CORPORATE HEADQUARTERS
Chairman of the Board                                      25 Communications Way
                                                           Hyannis, MA 02601
FREDERICK J. LIZZA                                         Telephone: (508)778-2000
President and Chief Executive Officer                      www.infinium.com

JOHN W. BAUMSTARK                                          ATLANTA
Senior Vice President, Field Operations                    2500 NorthWinds Parkway
                                                           Suite 600
DANIEL J. KOSSMANN                                         Alpharetta, GA 30004
Chief Financial Officer, Vice President, and Treasurer     Telephone: (678)319-4000

ANNE MARIE MONK                                            BOSTON
General Counsel, Vice President, Secretary, and Clerk      10 Maguire Road
                                                           Lexington, MA  02421
FRANCIS J. TORBEY                                          Telephone: (781)372-4500
Senior Vice President, Application Development
                                                           CHICAGO
ROBERT G. PARKER                                           One Tower Lane
Senior Vice President, Marketing                           Suite 2500
                                                           Oakbrook Terrace, IL 60181
                                                           Telephone: (630)573-0711
DIRECTORS
                                                           LOS ANGELES
ROBERT A. PEMBERTON                                        2010 Main Street
Chairman of the Board,                                     Suite 300
Infinium Software, Inc.                                    Irvine, CA 92614
                                                           Telephone: (714)851-0490
FREDERICK J. LIZZA
President and Chief Executive Officer,                     OREGON
Infinium Software, Inc.                                    500 SW Bond Street
                                                           Bend, OR 97702
R. STEPHEN CHEHEYL                                         Telephone: (541)388-3800

MANUEL CORREIA                                             CANADA
Chief Operating Officer,                                   90 Allstate Parkway
CoWare, Inc.                                               Suite #101
                                                           Markham, ON L3R 6H3
ROLAND D. PAMPEL                                           Telephone: (905)940-6700

ROBERT P. SCHECHTER                                        SINGAPORE
President, Chief Executive Officer and Director,           10 Science Park Road, #02-01
Natural MicroSystems Corporation                           The Alpha, Singapore Science Park II
                                                           Singapore 117684
                                                           Telephone: +65-778-7337
INVESTOR INFORMATION
                                                           UNITED KINGDOM
GEOFF SPILLANE                                             Crosby House, Meadowbank
Corporate Communications Manager                           Furlong Road, Bourne End
Telephone: (508)790-6863                                   Buckinghamshire SL8 5AJ
geoff_spillane@infinium.com                                Telephone: +44(0)1628-850850


Trade names referenced are the servicemarks, trademarks, or registered trademarks of their respective manufacturers




|
| 42
|

[LOGO] INFINIUM
       SOFTWARE

25 Communications Way
Hyannis, MA 02601
www.infinium.com