Form 10-K, Exhibit 13
period 1999-09-30
INFINIUM SOFTWARE INC
filed 1999-12-21
CIK 1002044

                                                                    EXHIBIT 13.1

                                 DO GREAT WORK


--------------------------------------------------------------------------------


         INFINIUM 1999 ANNUAL REPORT   [ ]


--------------------------------------------------------------------------------

INFINIUM believes that business software ought to help companies harness and take advantage of change. If the solution is too complicated, it will confuse users and lead to errors and wasted time. If it's too rigid, users won't be able to adapt to the changes in procedure that are inevitable for a dynamic company. If it's not robust, it won't stand up to the difficulties born of rapid growth. In this Annual Report, Infinium highlights some of the business challenges that changing companies face and demonstrates how we help our customers look those challenges in the eye and say, "Bring it on!"

DEAR SHAREHOLDERS

In Fiscal Year '99, we had the foresight to get Infinium through a period where businesses were highly reticent about buying new applications before the year 2000. Through successful selling into our loyal customer base and strong financial management, including intelligent cost containment, we remained financially healthy, despite the market slowdown. The hard times in our industry led to turnover in most executive suites, including Infinium's, where I returned as CEO to redirect the company's energies. Despite these challenges, we also made prudent investments in areas that we expect to yield significant results into the new century.

One important investment was in a new brand position for the company. "Do great work" became the Infinium rallying cry, around which we built an exciting advertising and marketing campaign. This program has raised awareness of Infinium in the business community, and we will continue to build on that awareness in the new year. We use "do great work" internally, too, because it communicates both what we can achieve and what we can help our customers achieve.



                                                             ROBERT A. PEMBERTON
                                                             CEO, Infinium

--------------------------------------------------------------------------------


                                                  CAN YOU HANDLE RAPID


--------------------------------------------------------------------------------

MAVERICK TRANSPORTATION of Little Rock, Arkansas, has been a strictly "east of the Rockies" operation, but that is about to change in a big way. By establishing lease/owner operations in the western U.S., Maverick will put its trucks on roads throughout the continental U.S. and increase its business substantially. It's a tremendous opportunity, but for many companies, taking such a dramatic step would be a nightmare.

Adding this new area of business requires a different kind of employment relationship with hundreds of new drivers in dozens of new states. The financial and human resources complications that such a move entails would be enough to tax any business enterprise software solution. But Maverick feels entirely confident in its ability to handle the changes that will be required. They have Infinium working for them.

"Some companies might feel that if they went out and made an acquisition like this, their financial software would fall apart," says Maverick IS Director Michael Hufnagel. "With Infinium, we have none of those concerns. Our Infinium system is robust and flexible enough to handle whatever we throw at it. All I can say from our viewpoint is: bring it on!"


                                        ----------------------------------------


         GROWTH?                                            BRING IT ON


                                        ----------------------------------------

"It is our customers' continuing support of Infinium that provides the resiliency we need to weather market downturns such as the one our whole industry experienced in FY '99 . What differentiates Infinium from most software companies is the size and strength of our customer base. This is by far our most important asset."

Mark Ohrenberger
Group Vice President
Products


We're also making major investments in retooling our software solutions for Web deployment. Our current and future customers are looking to the Web as a way to do business more efficiently and to penetrate new markets. Infinium is developing its capacity to act as a business partner to help companies do exactly that. Web capability is becoming an integral part of virtually all our current products. And the new products we're developing -- "Weblications," I like to call them -- are Web-centric at the core. The Web also opens up new options for deploying our solutions to customers, helping them to minimize IS infrastructure complexity and cost and alleviate the impact of a chronic shortage of technical staff.

Exciting as the Web is, we're not losing track of who we are. Our customers have told us that their loyalty is not to "Infinium.com," but to "Infinium.cust." In other words, the Web is just another tool they want us to use to deliver excellent solutions and services. After all, it's the customer service that really counts. I believe it's our understanding of this interlocking relationship that explains our consistent 90+ percent customer retention rate.


FINANCIAL HEALTH IN A TIME OF CHANGE

During fiscal 1999, Infinium's revenue was $122.0 million and our profits, before charges to discontinue certain products, were $3.7 million. Exceptionally strong demand for consulting services and maintenance fees--up 36 percent and 9 percent, respectively, over 1998 levels--more than made up for a 20 percent dip in software license fees. We also enjoyed a positive cash flow of $919,000, despite an aggressive stock repurchase program.

Despite the conservatism of enterprise software buyers this year, we took almost 300 customers live with Infinium solutions and contracted with hundreds more. One reason for our success was that we were able to address our customers' concerns regarding Y2K, since Infinium solutions are Y2K-ready.


                                                  TECHNOLOGY

To demonstrate the breadth of customers we're attracting, here are just a few of those we took on this year: Little Caesar Enterprises, Inc., a national restaurant chain; Express Dairies, a major international dairy company; and Ameristar Casinos, a national gaming and hospitality company.

While other vendors were scrambling to deal with Y2K problems this year, we at Infinium were able to improve our solutions and extend our Web capabilities to meet the real business challenges of 2000 and beyond, such as:

- Managing rapid growth and change

- Dealing with the complexities of workforce management

- Taking full advantage of new technologies

- Getting the information customers need to manage their businesses better and make them more profitable and competitive.

The customer stories in this Annual Report demonstrate how Infinium is helping businesses overcome such challenges.

A few of the specific solutions we've developed this year to address such challenges are:

Business Intelligence Analytic Server (BIAS), which allows executives to query a company database using a familiar browser UI and extract significant information on which to base decisions

Electronic Benefits Enrollment and Modeling (eBEAM), which enables employees to easily manage their own benefits packages online, saving companies hundreds of thousands of dollars in processing time

Applicant Tracking, an end-to-end, e-collaborative recruiting/ hiring tool that can shorten cycle time by 60 percent

Requisition and PO Approval, which routes requisitions and purchase orders to authorized personnel via email.


"Our goal at Infinium is to help our customers succeed in the new world of virtual business. We're extending our reach to benefit them. We're thinking through what the virtual business future looks like, planning for it, and delivering on it. It's a fabulous view from where we are. Our customers will like what they see."

Maria G. Burud
Group Vice President
Field Operations
and Marketing


         IS NOT AN END IN ITSELF

--------------------------------------------------------------------------------


                                                  CAN YOU TAKE ADVANTAGE OF


--------------------------------------------------------------------------------

BELLAGIO is a 36-story, 3,025-room Las Vegas casino/resort maintained by 9,500 employees. The financial and HR complications of running this kind of hospitality operation are immense: managing inventory; tracking allocations; administering a complicated wage, salary, benefits, and staffing scheme; complying with shifting government regulations; and tracking pay scales, union rules, shift differentials, and tax requirements.

In consultation with Infinium, Arthur Nathan, Bellagio's vice president of human resources and one of the most respected HR executives in the country, has built HR Web applications for Bellagio that are revolutionizing operations.

"It's just unbelievable what we've been able to do here in the last year and a half. We're completely paperless, and our HR department is transaction-free. Tapping into Infinium through a browser, even the most unsophisticated users can get exactly the information they need. Without Infinium's commitment to us, we couldn't have done all this within the timeframe we needed it done."

Nathan is pleased with the long-standing relationship he's had with Infinium."We've used Infinium for ten years. It's a stable, open environment that gives us easy access to the information we need. It's never let us down. And the attitude of Infinium's people is, 'What would you like to accomplish, and how can we help you get there?'"


                                        ----------------------------------------


         NEW TECHNOLOGIES?                                  BRING IT ON


                                        ----------------------------------------

"Following an excellent year of growth in international operations, Infinium continues to remove boundaries for its customers. We're achieving this not only by the Webification of our solutions but also by an increased commitment to localization of those solutions and by expanding our global presence."

Terry Joint
Group Vice President
International


MEETING THE CHALLENGES OF 2000

We have even bigger plans for the new year. With nearly two decades of business software and consulting experience, we have the know-how to provide enterprise solutions to help companies face their business challenges and become more effective and profitable in the 21st century. Some of the initiatives currently underway are:

Infinium as an Application Service Provider. Our customers and prospects tell us they want us to provide our applications over the Web and help them maximize the benefits they get from those applications. We're working on a complete solution to deploy back-office systems over the Web and consult with our customers about their use.

Reach Out Weblications.   We're developing Web-based applications and
information systems targeted toward specific roles in a business organization. One example is an employee self-service module that would allow employees to perform many standard HR functions using an intuitive browser interface.

Front Office and Supply Chain Solutions.   Infinium is aggressively expanding
its product portfolio to include front-office-facing strategic solutions, such as customer relationship management. We are working to provide the strategic front-office systems our customers need to work effectively and competitively with their customers, vendors, and suppliers.

Web-Based User Interface.   Our core business solutions are known as robust,
dependable, and easy to use. Now we're making them Web-friendly and even more intuitive, allowing our customers to take full advantage of Web-based systems. This will make them easily deployable over an intranet or the Internet with zero administration at the PC.


                                                  IT'S ABOUT

INFINIUM.CUST

We're developing a Customer Relationship Program to give our customers even easier access to Infinium support and other resources. This program will provide each of our customers with a single point of contact at Infinium. As part of this initiative, we plan to deploy even more consulting resources aimed at helping customers get the most out of their Infinium solution investments. We're also building even stronger relationships with our customers in specific industries, so we can better meet their unique needs.

In closing, I'd like to return to an idea I raised earlier. Though we pride ourselves on technological excellence at Infinium, we have never lost sight of the fact that technology is not an end in itself, but only a means to an end. And that end is customer service. My pledge is that we will never put technology, no matter how good, into our customers' hands without simultaneously providing the support necessary for them to take full advantage of that technology. Some analysts have said that the 21st century will be the century of the customer. If they are right, and we believe they are, Infinium is poised to be a leading global provider of enterprise business solutions in the decades to come. We invite you to join us.





/s/ Robert A. Pemberton

Robert A. Pemberton
Chief Executive Officer


         SERVICE

--------------------------------------------------------------------------------


                          CAN YOU COPE WITH A COMPLEX


--------------------------------------------------------------------------------

CATHOLIC HEALTHCARE WEST (CHW), which employs nearly 50,000 people, has deployed Infinium Human Resources as part of its long-term growth strategy to succeed in today's highly competitive managed healthcare environment.

"There are pressures from the government, employers, and patients to find ways to reduce the cost while maintaining and improving the quality of our services," says Ann Meyer, Director of Compensation Benefits and HRIS at CHW. "We have to cut unnecessary duplication and overhead and facilitate the consolidation of administrative services."

Infinium Human Resources allows CHW to support a larger number of facilities from the same data centers with the same support staff. It will enable CHW to track an employee working in multiple locations within a region, and will save time and costs associated with bidding on insurance and benefit programs. Its data will help support corporate decision-making, such as determining adequate wages for employees in various locations.

"Healthcare in the future will expand beyond the four walls of the hospital into homes and even local shopping centers," says Meyer. "CHW will have different ways of paying people and new, creative human resource policies and procedures. Infinium Human Resources is flexible enough to handle all these needs."


                                        ----------------------------------------


        WORKFORCE?                                          BRING IT ON


                                        ----------------------------------------

--------------------------------------------------------------------------------


                           TOGETHER, WE DO GREAT WORK


--------------------------------------------------------------------------------

FINANCIALS

14    Selected Financial Data

16    Management's Discussion and Analysis of
      Financial Condition and Results of Operations

27    Report of Independent Accountants

28    Consolidated Balance Sheet

29    Consolidated Statement of Operations

30    Consolidated Statement of Stockholders' Equity

31    Consolidated Statement of Cash Flows

32    Notes to Consolidated Financial Statements




                               INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT     13

SELECTED FINANCIAL DATA

CONSOLIDATED STATEMENT OF OPERATIONS DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             FISCAL YEAR ENDED SEPTEMBER 30, (1)
                                                                  ------------------------------------------------------
                                                                       1995       1996       1997       1998        1999
                                                                  (RESTATED) (RESTATED) (RESTATED) (RESTATED)
                                                                  ---------- ---------- ---------- ----------   --------

REVENUE:
    Software license fees                                          $21,080    $24,115    $29,781    $ 40,704    $ 32,437
    Services revenue                                                41,530     47,261     56,861      73,490      89,568
                                                                   -------    -------    -------    --------    --------
          TOTAL REVENUE                                             62,610     71,376     86,642     114,194     122,005
                                                                   =======    =======    =======    ========    ========
OPERATING COSTS AND EXPENSES:

    Cost of software license fees (2)                                3,829      3,823      5,070       7,210      14,518
    Cost of services                                                15,333     16,562     22,400      32,330      40,389
    Research and development                                        12,725     13,775     16,614      19,071      19,140
    Sales and marketing                                             19,651     23,822     30,449      36,632      40,135
    General and administrative (2)                                   6,245      6,616      7,336       9,351      14,514
    Write-off of in-process research and development acquired (3)       --         --      6,846      11,196          --
                                                                   -------    -------    -------    --------    --------
          TOTAL OPERATING COSTS AND EXPENSES                        57,783     64,598     88,715     115,790     128,696
                                                                   -------    -------    -------    --------    --------
INCOME (LOSS) FROM OPERATIONS                                        4,827      6,778     (2,073)     (1,596)     (6,691)
Other income, net                                                      293      1,526      1,923       1,744       2,633
                                                                   -------    -------    -------    --------    --------
INCOME (LOSS) BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES       5,120      8,304       (150)        148      (4,058)
Provision for (benefit from) income taxes                            1,812      3,008       (263)         47      (1,698)
                                                                   -------    -------    -------    --------    --------
NET INCOME (LOSS)                                                  $ 3,308    $ 5,296    $   113    $    101    $ (2,360)
                                                                   =======    =======    =======    ========    ========
EARNINGS PER SHARE:
    Basic                                                          $  0.40    $  0.53    $  0.01    $   0.01    $  (0.19)
    Weighted average shares outstanding - basic                      8,252     10,051     11,777      12,399      12,421
    Diluted                                                        $  0.38    $  0.47    $  0.01    $   0.01    $  (0.19)
    Weighted average shares outstanding - diluted                    8,812     11,378     12,539      13,808      12,421
                                                                   =======    =======    =======    ========    ========


14     INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT

CONSOLIDATED BALANCE SHEET DATA

(IN THOUSANDS)

                                                                      SEPTEMBER 30, (1)
                                                     -----------------------------------------------------
                                                          1995       1996       1997       1998       1999
                                                     (RESTATED) (RESTATED) (RESTATED) (RESTATED)
                                                     ========== ========== ========== ==========  ========
Cash, cash equivalents, and marketable securities     $16,183    $43,337    $48,319    $ 46,293    $47,212
                                                      -------    -------    -------    --------    -------
Total assets                                           45,259     77,097     92,815     107,982     93,881
                                                      -------    -------    -------    --------    -------
Deferred revenue                                       28,938     29,206     36,702      42,475     37,807
                                                      -------    -------    -------    --------    -------
Total liabilities                                      43,093     44,407     54,080      68,351     58,538
                                                      -------    -------    -------    --------    -------
Stockholders' equity                                  $ 2,166    $32,690    $38,735    $ 39,631    $35,343
                                                      =======    =======    =======    ========    =======

(1) The Company restated its financial statements for the fiscal years ended September 30, 1995, 1996, 1997, and 1998 for the recognition of maintenance revenue. The restatement affected services revenue, income
      (loss) from operations, net income, earnings per share, total assets, deferred revenue, deferred taxes, total liabilities, and stockholders' equity. (See Note 3 to the consolidated financial statements).

(2) In fiscal year 1999, the Company recognized expenses of $9,450 as a result of costs associated with the write-off of two discontinued product lines. Of this amount, $6,338 is included in cost of software license fees, and $3,112 is included in general and administrative costs. (See Note 8 to the consolidated financial statements). Excluding these charges, net income for fiscal year 1999 is $3,667, or $0.29 per diluted share.

(3) In connection with the acquisition of Time Open Systems Limited in January 1997 and Cort Directions, Inc. in June 1998, $6,846 and $7,796, respectively, allocated to in-process research and development had not reached technological feasibility and was charged to operations at the acquisition date. Also in June 1998, the Company acquired technology developed by a third party for $3,400 and determined that it had not reached technological feasibility. Accordingly, $3,400 was written off at the acquisition date, aggregating a write-off of $11,196 for acquired in-process research and development in fiscal 1998. (See Note 7 to the consolidated financial statements.) Excluding these charges, net income for the fiscal years 1997 and 1998 was $4,567 and $7,714, or $0.36 and $0.56 per diluted share, respectively.


                               INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT     15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

All statements contained herein that are not historical facts, including but not limited to, statements regarding anticipated future revenue and expense levels and capital requirements, future product development and marketing plans, the ability to generate cash from operations, and the ability to attract and retain employees, are based on current expectations. These statements are forward-looking in nature, involve a number of risks and uncertainties, as more fully described under "Factors Affecting Future Performance," and are made pursuant to the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those described in the forward-looking statements.


OVERVIEW

Infinium Software, Inc. (Infinium, or The Company) develops, markets, and supports enterprise-level business software applications. The Company's software products automate the financial management, human resource management, and materials management functions of organizations in a broad range of industries worldwide. The Company also offers a specialized manufacturing system designed to manage process manufacturing operations. The Company offers products that are designed for IBM(R)'s AS/400(R) computers and for the Microsoft Windows NT(R) operating system. In addition to different operating systems, the Company's products can be deployed in a number of different networking environments, including local area networks, wide area networks, intranets, and the Internet.

The Company's revenue is derived from two sources: software license fees and services revenue. Software license fees include revenue from non-cancelable software license agreements entered into between the Company and its customers with respect to both the Company's products and third-party products marketed and/or distributed by the Company. The Company's services revenue is comprised of software maintenance fees and fees for consulting and training services. Consulting services revenue is recognized as the services are performed.

The Company restated its balance sheets and income statements for fiscal year 1998 and prior years. This restatement impacted services revenue, income
(loss) from operations, net income, earnings per share, total assets, deferred revenue, deferred taxes, total liabilities, and stockholders' equity. The Company implemented a new computer system in fiscal year 1999 that has the ability to track maintenance contracts more precisely. Among several improvements provided by the new system were the abilities to recognize revenue on a daily basis rather than on a monthly basis and to more accurately track renewals and terminations. Upon implementation of the new system, the Company noted a variance between the deferred revenue balance calculated by the new system and the balance that had been calculated by the former system. The result of this restatement was an increase in deferred revenue of $4.7 million and $4.9 million as of September 30, 1997, and 1998, respectively, and a reduction in net income of $244,000, or $0.02 per share, and $127,000, or $0.01 per share, in the fiscal years ended September 30, 1997, and 1998, respectively. (See Note 3 to the consolidated financial statements.)


16     INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT

RESULTS OF OPERATIONS

Included in operating costs and expenses are charges of $6.8 million for fiscal year 1997 and $11.2 million for fiscal year 1998 as a result of the write-off of in-process research and development acquired. (See Note 7 to the consolidated financial statements.) Included in operating costs for fiscal year 1999 are charges of $9.5 million representing expenses associated with the write-off of discontinued product lines. (See Note 8 to the consolidated financial statements.)

On a pro forma basis, exclusive of the write-off of in-process research and development acquired and the write-off of discontinued product lines, results of operations would be comparatively reported as follows:


(in thousands, except per share data)

                                                                 FISCAL YEAR ENDED SEPTEMBER 30,
                                                         ---------------------------------------------
                                                            1997              1998              1999
                                                         (RESTATED)        (RESTATED)
                                                         ---------------------------------------------
Total revenue                                             $ 86,642          $114,194          $122,005
Operating costs and expenses                                81,869           104,594           119,246
                                                          --------          --------          --------
        Income from operations                               4,773             9,600             2,759
Other income, net                                            1,923             1,744             2,633
                                                          --------          --------          --------
        Income before provision for income taxes             6,696            11,344             5,392
Provision for income taxes                                   2,129             3,630             1,725
                                                          --------          --------          --------
        NET INCOME                                        $  4,567          $  7,714          $  3,667
                                                          ========          ========          ========
Earnings per share:
        Basic                                             $   0.39          $   0.62          $   0.30
        Weighted shares outstanding - basic                 11,777            12,399            12,421
        Diluted                                           $   0.36          $   0.56          $   0.29
        Weighted shares outstanding - diluted               12,539            13,808            12,601


                                   INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT 17

YEAR ENDED SEPTEMBER 30, 1999, COMPARED TO YEAR ENDED SEPTEMBER 30, 1998 (RESTATED)

REVENUE
Total revenue increased 7%, from $114.2 million for the year ended September 30, 1998, to $122.0 million for the year ended September 30, 1999. The increase was due to an increase in maintenance and consulting services revenues.

Revenue in North America (United States and Canada) increased 7%, from $105.8 million for the year ended September 30, 1998, to $113.5 million for the year ended September 30, 1999. This is representative of 93% of total revenue for both fiscal 1998 and fiscal 1999. EMEA (Europe, Middle East, and Africa) revenue increased from $7.0 million for the year ended September 30, 1998, to $8.2 million for the year ended September 30, 1999, which was 6% and 7% of total revenue for fiscal 1998 and 1999, respectively. Other international regions, including Asia Pacific and Latin America, contributed 1% of total revenue for fiscal 1998 and less than 1% for fiscal 1999.

Software license fee revenue decreased 20%, from $40.7 million for the year ended September 30, 1998, to $32.4 million for the year ended September 30, 1999. The Company believes that the decrease was primarily due to potential customers deciding to postpone software purchases to focus on their internal Year 2000 compliance issues.

Service revenue increased 22%, from $73.5 million for the year ended September 30, 1998, to $89.6 million for the year ended September 30, 1999. This increase is primarily attributable to an increase in larger consulting service engagements as well as expanded service offerings, including increased project management and programming services. Also contributing to this increase is an increase in the average daily rate realized for those services. The table below summarizes the composition and growth in the Company's services revenue:

                                          FISCAL YEAR ENDED                % OF $
                                            SEPTEMBER 30,                 INCREASE
                                    -------------------------------     ------------
  (IN THOUSANDS,                       1998              1999           1998 TO 1999
     EXCEPT PERCENTAGE DATA)        (RESTATED)
                                    ------------      -------------     ------------
Software maintenance revenue          $38,530          $42,153                9%
Consulting services revenue            34,960           47,415               36
                                      -------          -------
    TOTAL SERVICES REVENUE            $73,490          $89,568               22%
                                      =======          =======

COST OF SOFTWARE LICENSE FEES
Cost of software license fees consists primarily of amortization expense related to capitalized software development costs, royalties on the sale of third-party products, and the cost of product media, manuals, and shipping. Cost of software license fees increased 101%, from $7.2 million for the year ended September 30, 1998, to $14.5 million for the year ended September 30, 1999. Cost of software license fees as a percentage of software license fee revenue increased from 18% for the year ended September 30, 1998, to 45% for the year ended September 30, 1999.

The increase in the dollar amount of such costs and as a percentage of software license fees resulted primarily from the costs associated with the discontinuance of some products. In fiscal year 1999, the Company decided to discontinue new release development of Infinium Financials for Microsoft Windows NT and Infinium Human Resources for Microsoft Windows NT. The Company plans to provide maintenance and consulting services for existing customers until November 2000. The cost of providing the maintenance and consulting services will continue to be expensed as incurred. The Company recognized $9.5 million of estimated costs related to the discontinuance, of which $6.3 million (which includes $5.6 million related to the write-off of capitalized and purchased software and $0.7 million related to the write-off of prepaid royalties for third-party products sold with the discontinued product lines) was included in cost of software license fees for fiscal 1999. The Company will continue to develop new releases and provide maintenance and consulting services for its payroll and human resources products for Microsoft Windows NT acquired in the Cort acquisition (see Note 7 to the consolidated financial statements). Also contributing to the increase in cost of software license fees was $0.4 million of amortization related to another discontinued product in the first quarter of fiscal 1999 (see Note 11 to the consolidated financial statements). Additionally, the decline in software license fees for 1999 contributed to the percentage increase.

COST OF SERVICES
Cost of services consists of costs to provide support, implementation, consulting, and training services to licensees. Cost of services increased 25%, from $32.3 million for the year ended September 30, 1998, to $40.4 million for the year ended September 30, 1999. Cost of services as a percentage of service revenue increased from 44% for the year ended September 30, 1998, to 45% for the year ended September 30, 1999. The increase in cost of services in both dollar amount and percentage resulted primarily from an increase in staffing in the consulting and support organizations in response to the increased demand for consulting services and an increase in the use of third-party contractors.


18 INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT

RESEARCH AND DEVELOPMENT
Research and development expense consists primarily of engineering personnel costs, contractor costs, and related facilities and computers and communications overhead, reduced by capitalized software development costs and research funding. The following table sets forth, for the periods indicated, the relationship between the Company's research and development expense as recorded on its consolidated statement of operations and its total research and development spending:

                                             FISCAL YEAR ENDED SEPTEMBER 30,
                                             -------------------------------
 (IN THOUSANDS)                                   1998              1999
                                             -------------       -----------
Research and development expense                $19,071          $19,140
Capitalized software development costs            4,698            5,793
Funded research                                     430               --
                                                -------          -------
    RESEARCH AND DEVELOPMENT SPENDING           $24,199          $24,933
                                                =======          =======


Research and development expense was $19.1 million for the years ended September 30, 1998, and 1999. Research and development expense as a percentage of total revenue was 17% for the year ended September 30, 1998, and 16% for the year ended September 30, 1999. The Company capitalized $4.7 million of software development costs for the year ended September 30, 1998, and $5.8 million for the year ended September 30, 1999. Additionally, research and development spending increased 3%, from $24.2 million for the year ended September 30, 1998, to $24.9 million for the year ended September 30, 1999. The Company continues to make significant investments in research and development. The Company believes that this significant level of research and development spending is critical to building long-term product and technology advantages in the market.

SALES AND MARKETING
Sales and marketing expense consists primarily of salaries, commissions, travel, promotional expenses, and related facilities, computers, and communications overhead. Sales and marketing expense increased 10%, from $36.6 million for the year ended September 30, 1998, to $40.1 million for the year ended September 30, 1999. Sales and marketing expense as a percentage of total revenue increased from 32% for the year ended September 30, 1998, to 33% for the year ended September 30, 1999. The increase in expenses as both a dollar amount and percentage was primarily due to increased investments in the Company's corporate image and brand awareness marketing, including an advertising campaign.

GENERAL AND ADMINISTRATIVE
General and administrative expense consists primarily of compensation for executive and administrative personnel, associated facilities, computers and communications overhead, provision for doubtful accounts, amortization of intangible assets, insurance, and outside professional fees. General and administrative expense increased 55%, from $9.4 million for the year ended September 30, 1998, to $14.5 million for the year ended September 30, 1999. General and administrative expense as a percentage of total revenue increased from 8% for the year ended September 30, 1998, to 12% for the year ended September 30, 1999.

The increase in general and administrative expenses was primarily due to product discontinuation costs. In fiscal year 1999, the Company decided to discontinue new release development of Infinium Financials for Microsoft Windows NT and Infinium Human Resources for Microsoft Windows NT. The Company recognized $9.5 million of estimated costs related to the discontinuance, of which $3.1 million (which includes $2.3 million related to impaired receivables and $0.9 million related to the write-off of goodwill associated with the Company's acquisition of Time Open Systems Limited) was included in general and administrative costs for fiscal 1999. The Company will continue to develop new releases and provide maintenance and consulting services for its payroll and human resources products for Microsoft Windows NT acquired in the Cort acquisition. (See Note 7 to the consolidated financial statements.)

The remainder of the increase was primarily due to expenses related to the handling and resolution of a dispute with a former business partner, expenses relating to a potential acquisition that was never consummated, and an increase in employee severance costs.

WRITE-OFF OF IN-PROCESS RESEARCH AND DEVELOPMENT ACQUIRED
As discussed in Note 7 to the consolidated financial statements, the Company recorded a charge to operations of $11.2 million during the year ended September 30, 1998, representing purchased in-process research and development.

In fiscal year 1998, the Company acquired Cort. Upon consummation of the Cort acquisition, the Company expensed $7.8 million of in-process research and development that had not yet reached technological feasibility and had no alternative future use as determined by an independent appraiser. Accordingly, this amount was charged to operations at the acquisition date. The value was determined by estimating the future net cash flows from the in-process technology and discounting the net cash flows back to their present value. The estimated net cash flows used in the aforementioned valuation were based on management's estimates of revenue, cost of sales, research and development costs,


                                   INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT 19
sales and marketing costs, general and administrative costs, and income taxes related to the technology. The discount rate used included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology.

The $7.8 million of in-process research and development represented in-process research and development for 32-bit versions of Cort's payroll and human resources applications for Microsoft Windows NT. At the time of the acquisition, the software required significant modifications in order to reach technological feasibility. The 32-bit version of the software was necessary in order to operate the software with current versions of Microsoft Windows NT. In addition, the 32-bit version was designed to utilize the Microsoft SQL Server database. The software was completed in June 1999. Actual costs of completion were not materially different from estimates; however, actual revenue received has been less than expected. The Company believes the shortfall in revenue is primarily due to potential customers deciding to postpone software purchases to focus on their internal Year 2000 compliance issues.

Also in fiscal year 1998, the Company acquired technology to support and enable operation of transaction-based functionality specific to a Microsoft Windows NT-based application for $3.4 million. The technology as received had not met technological feasibility as defined by the Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Accordingly, the acquisition of the technology for $3.4 million was written off upon delivery.

OTHER INCOME, NET
Other income, net consists of interest income, interest expense, foreign exchange gains (losses), and gains (losses) on the sale of marketable equity securities. Other income, net increased 51%, from $1.7 million for the year ended September 30, 1998, to $2.6 million for the year ended September 30, 1999. The increase was primarily attributed to a gain on the sale of marketable equity securities.

PROVISION (BENEFIT) FOR INCOME TAXES
The provision (benefit) for federal, state, and foreign income taxes was $0.1 million and ($1.7) million for the years ended September 30, 1998, and 1999, respectively. The tax benefit realized during fiscal year 1999 was attributed to a charge to operations of $9.5 million for the write-off of discontinued product lines. The effective tax rate was 32% for the year ended September 30, 1998, and 42% for the year ended September 30, 1999. (See Note 12 to the consolidated financial statements.)

YEAR ENDED SEPTEMBER 30, 1998 (RESTATED) COMPARED TO YEAR ENDED SEPTEMBER 30, 1997 (RESTATED)

REVENUE
Total revenue increased 32%, from $86.6 million for the year ended September 30, 1997, to $114.2 million for the year ended September 30, 1998. The increase was primarily due to increased demand for the Company's application software products. Generally, along with software license fees, customers typically also purchase consulting services and maintenance agreements, which increase services revenue as contracted services are delivered. Revenue in North America (United States and Canada) increased 38%, from $76.7 million for the year ended September 30, 1997, to $105.8 million for the year ended September 30, 1998. Revenue for North America was 89% of the Company's total revenues for fiscal 1997 and 93% for fiscal 1998. EMEA (Europe, Middle East, and Africa) revenue decreased 15%, from $8.2 million for the year ended September 30, 1997, to $7.0 million for the year ended September 30, 1998, which was 9% and 6% of total revenue for fiscal 1997 and 1998, respectively. Other international regions, including Asia Pacific and Latin America, contributed 2% of total revenues for fiscal 1997 compared to 1% for fiscal 1998.

Software license fee revenue increased 37%, from $29.8 million for the year ended September 30, 1997, to $40.7 million for the year ended September 30, 1998. The increase was primarily due to increased demand for the Company's application software products, which were designed to be Year 2000 compliant.

Services revenue increased 29%, from $56.9 million for the year ended September 30, 1997, to $73.5 million for the year ended September 30, 1998. The increase was primarily attributable to an increase in the installed base of customers, resulting in an increase in both maintenance and consulting services revenue.


20 INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT

Also contributing to the increase in consulting services revenue was an increase in larger consulting service engagements as well as expanded service offerings, including increased project management and programming services. The table below summarizes the composition and growth in the Company's services revenue:

                                          FISCAL YEAR ENDED                % OF $
                                            SEPTEMBER 30,                 INCREASE
                                     ---------------------------        ------------
 (IN THOUSANDS, EXCEPT                  1997             1998           1997 TO 1998
     PERCENTAGE DATA)                (RESTATED)       (RESTATED)
                                     ----------       ----------        ------------
Software maintenance revenue          $33,527          $38,530               15%
Consulting services revenue            23,334           34,960               50
                                      -------          -------
TOTAL SERVICE REVENUE                 $56,861          $73,490               29%
                                      =======          =======

COST OF SOFTWARE LICENSE FEES
Cost of software license fees increased 42%, from $5.1 million for the year ended September 30, 1997, to $7.2 million for the year ended September 30, 1998. Cost of software license fees as a percentage of software license fee revenue increased from 17% for the year ended September 30, 1997, to 18% for the year ended September 30, 1998. The increase in the dollar amount of these costs and as a percentage of software license fees is primarily due to an increase in third-party royalty expense.

COST OF SERVICES
Cost of services increased 44%, from $22.4 million for the year ended September 30, 1997, to $32.3 million for the year ended September 30, 1998. Cost of services as a percentage of service revenue increased from 39% for the year ended September 30, 1997, to 44% for the year ended September 30, 1998. The increase in cost of services as a percentage of services revenue is attributed to a relatively greater increase in the amount of consulting service revenue versus maintenance revenue. Consulting service revenues carry a lower gross margin than maintenance revenues. The increase in cost of services resulted primarily from increased staffing and contracting in the consulting and services organizations in response to greater demand for consulting services due to an increase in the installed base of customers.

RESEARCH AND DEVELOPMENT
The following table sets forth, for the periods indicated, the relationship between the Company's research and development expenses as recorded on its consolidated statement of operations and its total research and development spending:

                                                             FISCAL YEAR ENDED
                                                               SEPTEMBER 30,
                                                         ------------------------
 (IN THOUSANDS)                                            1997            1998
                                                         --------         -------
Research and development expense                         $16,614          $19,071
Capitalized internal software development costs            3,594            4,698
Funded research                                              255              430
                                                         -------          -------
RESEARCH AND DEVELOPMENT SPENDING                        $20,463          $24,199
                                                         =======          =======


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

SALES AND MARKETING
Sales and marketing expense increased 20%, from $30.4 million for the year ended September 30, 1997, to $36.6 million for the year ended September 30, 1998. Sales and marketing expense as a percentage of total revenue decreased from 35% for the year ended September 30, 1997, to 32% for the year ended September 30, 1998. The increase in sales and marketing expense was attributable to an increase in staffing as well as an increase in commission expense due to increased software license fees.

GENERAL AND ADMINISTRATIVE
General and administrative expense increased 27%, from $7.3 million for the year ended September 30, 1997, to $9.4 million for the year ended September 30, 1998. General and administrative expenses represented a consistent 8% of total revenue for the years ended September 30, 1997, and 1998. The increase in general and administrative expense was attributed to an increase in the provision for doubtful accounts, incremental costs associated with the acquisition of Cort, including the amortization of intangible assets, and an increase in overhead commensurate with the Company's growth.

WRITE-OFF OF IN-PROCESS RESEARCH AND DEVELOPMENT ACQUIRED
As discussed in Note 7 to the consolidated financial statements, the Company recorded a charge to operations of $6.8 million for the write-off of in-process research and development acquired in connection with the acquisition of Time during the year ended September 30, 1997. Also, the Company recorded a


                                   INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT 21
charge to operations of $7.8 million for the write-off of in-process research and development acquired in connection with the acquisition of Cort and $3.4 million for the write-off of in-process research and development for technology acquired during the year ended September 30, 1998.

Upon consummation of the Cort acquisition in fiscal 1998, the Company expensed $7.8 million of in-process research and development that had not yet reached technological feasibility and had no alternative future use as determined by an independent appraiser. Accordingly, this amount was charged to operations at the acquisition date. The value was determined by estimating the future net cash flows from the in-process technology and discounting the net cash flows back to their present value. The estimated net cash flows used in the aforementioned valuation were based on management's estimates of revenue, cost of sales, research and development costs, sales and marketing costs, general and administrative costs, and income taxes related to the technology. The discount rate used included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology.

For the Cort acquisition, the $7.8 million of in-process research and development represented in-process research and development for 32-bit versions of Cort's payroll and human resources applications for Microsoft Windows NT. At the time of the acquisition, the software required significant modifications in order to reach technological feasibility. The 32-bit version of the software was necessary in order to operate the software with current versions of Microsoft Windows NT. In addition, the 32-bit version was designed to utilize the Microsoft SQL Server database. The software was completed in June 1999. Actual costs of completion were not materially different from estimates; however, actual revenue received has been less than expected. The Company believes the shortfall in revenue is primarily due to potential customers deciding to postpone software purchases to focus on their internal Year 2000 compliance issues.

For the Time acquisition, the $6.8 million of in-process research and development represented in-process research and development for a Microsoft Windows NT version of Time's client/server financial applications. At the time of the acquisition, the software required significant modifications in order to reach technological feasibility. The software was completed in September 1997. Actual costs of completion were not materially different from estimates; however, actual revenue received was less than expected. The amount of $6.8 million allocated to in-process research and development was determined by an independent appraiser and represents technology that had not reached technological feasibility and had no alternative future use. Accordingly, the amount was charged to operations at the acquisition date. In September 1999, the Company decided to discontinue new release development of Infinium Financials for Microsoft Windows NT and Infinium Human Resources for Microsoft Windows NT in order to focus additional resources in deploying its other financial and human resource systems over the Internet and expand the breadth of its product lines. At that time, the remaining goodwill associated with the acquisition of Time was expensed to operations. (See Note 8 to the consolidated financial statements.)

Also in fiscal year 1998, the Company acquired technology to support and enable the operation of transaction-based functionality specific to a Microsoft Windows NT-based application for $3.4 million. The technology as received had not met technological feasibility as defined by the Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Accordingly, the acquisition of the technology for $3.4 million was written off upon delivery.

OTHER INCOME, NET
Other income, net decreased 9%, from $1.9 million for the year ended September 30, 1997, to $1.7 million for the year ended September 30, 1998. The decrease is primarily attributed to lower interest income earned on invested funds as a result of lower interest rates in fiscal 1998 compared to fiscal 1997.

PROVISION (BENEFIT) FOR INCOME TAXES
The provision (benefit) for federal, state, and foreign income taxes was $(0.3) million and $0.1 million for the years ended September 30, 1997, and 1998, respectively. The tax benefit realized during fiscal 1997 was related to a charge to operations of $6.8 million for the write-off of acquired in-process research and development, which, when combined with the benefit of research and development credits, resulted in positive net income for the year. The effective tax rate was 32% for the year ended September 30, 1998. (See Note 12 to the consolidated financial statements.)

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 1999, the Company had cash, cash equivalents, and marketable securities of $47.2 million, resulting in a net increase of cash, cash equivalents, and marketable securities of $0.9 million during fiscal year 1999. Operating and financing activities provided $13.2 million, while $5.8 million was used to fund capitalized software, and $6.5 million was used to purchase computers and equipment, generating a net increase of $0.9 million in cash balances. Included in financing activities was the use of $3.0 million to repurchase common shares under the Company's stock repurchase program. The stock repurchased during fiscal 1999 was repurchased under a plan approved by the Company in fiscal 1998, which authorized the repurchase of up to $6.0 million of the Company's stock.


22 INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT

Days sales outstanding (DSO) decreased to 47 days at September 30, 1999, compared to 73 days at September 30, 1998. The Company calculates DSO by dividing the ending accounts receivable balance, net of allowance for doubtful accounts, by the annualized revenue for the most recent quarter, multiplied by
360. The Company believes that this method of deriving DSO is indicative of actual results due to the cyclical nature of software license and service transactions, which are often consummated near the end of the quarter, as well as the fluctuation of transactions from one quarter to the next. The Company's accounts receivable balance, net of the allowance for doubtful accounts, decreased 40%, from $27.4 million at September 30, 1998, to $16.5 million at September 30, 1999. The decrease in accounts receivable is primarily attributed to lower software license fees in fiscal year 1999.

Deferred revenue decreased $4.7 million, from $42.5 million at September 30, 1998, to $37.8 million at September 30, 1999. The decrease in deferred revenue was primarily related to a decrease in prepaid consulting engagements.

The Company plans to continue expanding its offering of complementary products and technology via third-party software relationships and/or acquisition. Consummation of additional agreements may result in the use of cash, cash equivalents, and marketable securities for prepaid royalties, development funding, and acquisition. In addition, on October 29, 1999, the Company's Board of Directors approved a new Stock Repurchase Program authorizing the Company to repurchase up to $10.0 million worth of its common stock on the open market.

The Company believes that cash, cash equivalents, and marketable securities on hand and cash flows from operations will be sufficient to fund its operations at least through fiscal 2000. While operating activities may provide cash in certain periods, to the extent the Company experiences growth in the future, the Company anticipates that its operating and investing activities may use cash, and, consequently, such growth may require the Company to obtain additional sources of financing.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The Company will adopt SFAS No. 133 as required by SFAS No. 137, Deferral of the Effective Date of the FASB Statement No. 133, in fiscal year 2001. The adoption of SFAS No. 133 is not expected to have an impact on the Company's financial condition or results of operations.

In December 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, which addresses software revenue recognition as it applies to certain multiple-element arrangements. SOP 98-9 also amends SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, to extend the deferral of application of certain passages of SOP 97-2 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. The Company will comply with the requirements of this SOP as they become effective and does not expect that its revenues or earnings will be materially affected.

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

READINESS
The human resource, financial management, materials management, and process manufacturing systems owned, developed, and marketed by the Company to run on the IBM AS/400 and the Microsoft Windows NT servers are designed to store four-digit date formats for years and to process (calculate, compare, and sequence) date/time data from the twentieth century into the twenty-first century. Beginning in 1995, in anticipation of the Year 2000, the Company began testing its systems for defects in date formats. The Company has developed Year 2000 plans under which testing will continue through the Year 2000 on currently available releases of the software systems and as new releases of the software systems are developed. The Company is certified by the Information Technology Association of America (ITAA) regarding Year 2000 methods and processes used in the development of its AS/400 products. The Company has not sought ITAA certification for the methods and processes used in the development of its other software systems. Although the software systems developed by the Company are designed to be Year 2000 compliant and are being tested for compliance on an ongoing basis, there can be no assurance that such software systems do not contain undetected errors or defects or that, when combined or interoperating with other hardware, software, firmware, or modifications that are not fully compliant, will process data in a manner that is Year 2000 compliant. Additionally, some of the Company's customers are running older versions of the systems, which may have defects in date formats. The Company encourages


                                   INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT 23
its customers to migrate to current product versions to take advantage of all error and defect corrections that are currently available.

The Company's financial management and human resource management internal business information systems are primarily made up of the same commercial application software products developed and marketed by the Company to end users. The Company does not expect any significant Year 2000 compliance issues to arise in connection with those primary internal business information systems.

The Company has completed its Year 2000 project related to third parties with whom it has development, marketing, services, and other types of relationships, as well as third parties from whom the Company acquires supplies for its internal operations. The project consisted of preparing an inventory of these third parties and assigning priorities for them, obtaining responses to questionnaires from third parties that are key to the business of the Company regarding Year 2000 readiness of the third party and its products, testing key items, and designing and implementing contingency and business continuation plans.

COSTS
The Company has not separately tracked costs of the Year 2000 project but has, as part of its existing operating budget, budgeted the anticipated costs related to efforts in the research and development organization to continue ongoing testing of the Company's systems and third-party products.

RISKS
The Company believes that application software system acquisitions have slowed down as potential customers decide to postpone acquisitions and implementations that are not required by their own Year 2000 projects. The Company's ability to accurately forecast when application software system acquisitions will increase is limited.

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

None of the Company's customers, on its own, is considered material to the Company's business, and none are being questioned regarding their own Year 2000 readiness. Other third parties are being questioned as part of the Company's Year 2000 Project, as described above. The Year 2000 project is expected to significantly reduce the Company's level of uncertainty about the Year 2000 problem and, in particular, about the Year 2000 compliance and readiness of the key third parties with which it has a relationship. The Company believes that, with the implementation of new business systems and completion of the Year 2000 project the possibility of significant interruptions of normal operations should be reduced.

EURO CONVERSION

On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the Euro. The participating countries adopted the Euro as their common legal currency on that date.

The Company modified the financial, human resources, and materials management application software products it has developed and marketed to end users so that the systems substantially comply with the Euro currency requirements known generally as "triangulation" and as "no compulsion/no prohibition," as described under Articles 3, 4, and 5 of Council Regulation (EC) No. 1103/7 of 17 June 1997 on certain provisions relating to the introduction of the Euro. Such modifications were made generally available to its customers in fiscal year 1999. Despite the foregoing, there can be no assurance that such software products will not contain undetected errors or defects or that, when combined or interoperating with other hardware, software, firmware, or modifications, which have not been modified for Euro conversion, will convert currency data in a manner compliant with the Euro conversion adopted by the member countries.

The Company's financial management and human resources management internal business information systems are primarily made up of the same commercial application software products developed and marketed by the Company to end users. The Company does not expect significant Euro conversion issues to arise in connection with those primary internal business information systems.

FACTORS AFFECTING FUTURE PERFORMANCE

The Company's quarterly revenue and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Such fluctuations may result in volatility in the price of the Company's common stock. Quarterly revenue and operating results may fluctuate as a result of a variety of factors, including the Company's lengthy sales cycle, the proportion of revenue attributable to license fees versus services revenue, changes in the level of operating expenses, demand for the Company's products, the introduction of new products and product enhancements by the Company or its competitors, changes in customer budgets, competitive conditions in the industry, the Year 2000 and Euro conversion issues described above, and general


24 INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT economic conditions. Further, the purchase of the Company's products often involves a significant commitment of capital by its customers with the attendant delays frequently associated with large capital expenditures and authorization procedures within an organization. For these and other reasons, the sales cycles for the Company's products are typically lengthy and subject to a number of significant risks over which the Company has little or no control. The Company historically has operated with little software license backlog because its software products are generally shipped as orders are received. The Company has often recognized a substantial portion of its revenue in the last month of the quarter and often in the last week of that month. As a result, license fees in any quarter are substantially dependent on orders booked and shipped in the last month or last week of that quarter. Accordingly, a small variation in the timing of recognition of revenue for specific transactions would adversely and disproportionately affect the Company's operating results for a quarter because the Company establishes its expenditure levels on the basis of its expected future revenue and only a small portion of the Company's expenses varies with its revenue. The Company believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance.

The Company's business has experienced and is expected to continue to experience significant seasonality. In recent years, the Company has had greater demand for its products in its fourth fiscal quarter and has experienced lower revenue in its succeeding first and second fiscal quarters. The fluctuations are caused primarily by customer purchasing patterns and the Company's sales recognition programs, which reward and recognize sales personnel on the basis of achievement of annual performance quotas. Due to the foregoing factors and the factors set forth under "Results of Operations" above, it is likely that in some future quarter the Company's operating results will be below the expectations of the Company and public market analysts and investors. In such event, the price of the Company's common stock would likely be materially adversely affected.

The business applications software market is characterized by rapid technological change, frequent new product introductions, evolving industry standards, and changes in customer demands. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's success will depend in part on its ability to enhance products and services to meet changing customer requirements. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change or evolving industry standards; that the Company will not experience difficulties that could delay or prevent the successful development, introduction, and marketing of these products and enhancements; or that any new products or product enhancements it may introduce will achieve market acceptance. In addition, there can be no assurance that the Company will not encounter product development delays in the future or that, despite testing by the Company, errors will not be found in new products or product enhancements after commencement of commercial shipments, resulting in loss of market share, delay in market acceptance, or warranty claims that could have a material adverse effect upon the Company's business, operating results, and financial condition.

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

In fiscal year 1999, the Company decided to discontinue new release development of Infinium Financials for Microsoft Windows NT and Infinium Human Resources for Microsoft Windows NT, in order to focus additional resources towards deploying its other financial and human resource systems over the Internet and expanding the breadth of its product lines. The Company is continuing to develop its financial and human resources systems for the IBM AS/400 and the Advantage Human Resources and Payroll systems for Microsoft Windows NT, which it acquired from Cort. The Company is working with the customers of the discontinued products to provide various alternative solutions, including migration to the Company's other financial and human resources applications and identifying partners to continue to provide new release development of the discontinued products. However, there can be no assurance that the Company will not encounter customer claims resulting from this discontinuance that could have a material adverse effect upon the Company's financial condition.

The Company is continuing to develop software applications to operate over the Internet, within corporate intranets, and in an outsourced model. The Company's development and implementation of versions of its business software applications to operate in this manner involves more intense competition from a larger number of competitors. The adoption of Internet-based software applications could be limited by concerns over transaction security and user privacy, the performance of the Internet, and potential customers not seeing the value of these solutions.


                                   INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT 25

The business applications software market is highly competitive and rapidly changing. A number of companies offer products similar to the Company's products and target the same customers as the Company. In addition, a number of companies are planning to offer products over the Internet competitive to the Company's products. The Company believes its ability to compete depends upon many factors within and outside its control, including the timely development and production of new products and product enhancements, product functionality, performance, price, reliability, customer service and support, sales and marketing efforts, and product distribution. The Company believes that competition in its industry is undergoing rapid change and that the barriers to competition between market segments that have previously existed are decreasing. Due to the relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies in the client/server business applications software market as well as from companies in the expanding Internet business applications market that the Company is entering. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which would have a material adverse effect on the Company's business, operating results, and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, operating results, and financial condition.

Revenue from customers outside North America represented 11%, 7%, and 7% of the Company's total revenue in fiscal 1997, 1998, and 1999, respectively. The Company believes that its revenue and future operating results will depend, in part, on its ability to increase sales in international markets. There can be no assurance that the Company will be able to maintain or increase its current level of international revenue.

Risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs, and other trade barriers, costs, and difficulties of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payments cycles, difficulties in managing international operations, potentially adverse tax consequences, including restrictions on the repatriation of earnings, the burdens of complying with a wide variety of foreign laws, and economic instability. There can be no assurance that such factors would not have a material adverse effect on the Company's future international revenue and, consequently, on the Company's business, operating results, and financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The following discussion about the Company's market risk involves forward-looking statements. Actual results could differ materially from those discussed in the forward-looking statements. The Company is exposed to market risk related to changes in interest rates and foreign currency exchange rates. The Company does not use derivative financial instruments for speculative or trading purposes.

INTEREST RATE RISK
The Company is exposed to market risk from changes in interest rates primarily through its investing and borrowing activities. In addition, the Company's ability to finance future acquisition transactions may be impacted if the Company is unable to obtain appropriate financing at acceptable rates. The Company's investing strategy to manage interest rate exposure is to invest in short-term, highly liquid investments. The Company maintains a portfolio of highly liquid cash equivalents and short-term investments (primarily in high-grade municipal notes). At September 30, 1999, the fair value of the Company's short-term investments approximated market value.

FOREIGN CURRENCY RISK
The Company faces exposure to movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not use derivative financial instruments to hedge foreign currency exposures or for trading. Historically, the Company's primary exposures have been related to the operations of its foreign subsidiaries. In fiscal 1999, the net impact of foreign currency changes was not material. The introduction of the Euro as a common currency for most members of the European Monetary Union has taken place in the Company's fiscal year 1999.


26 INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholders of Infinium Software, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows, after the restatement described in Note 3, present fairly, in all material respects, the financial position of Infinium Software, Inc. and its subsidiaries at September 30, 1999 and September 30, 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP


Boston, Massachusetts
November 23, 1999


                                   INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT 27

CONSOLIDATED BALANCE SHEET

(IN THOUSANDS, EXCEPT PER SHARE DATA)                                                        SEPTEMBER 30,
                                                                                     -----------------------------
                                                                                        1998               1999
                                                                                     (RESTATED)
                                                                                     ----------         ----------
ASSETS
CURRENT ASSETS:
        Cash and cash equivalents                                                    $  12,708           $  23,099
        Marketable securities at fair market value                                      33,585              24,113
        Accounts receivable, less allowance for doubtful accounts of $1,650
          and $4,229 at September 30, 1998, and 1999, respectively                      27,383              16,510
        Deferred income taxes                                                            4,049               3,590
        Prepaid expenses and other current assets                                        6,103               4,142
                                                                                     ---------           ---------
          TOTAL CURRENT ASSETS                                                          83,828              71,454
                                                                                     ---------           ---------
Property and equipment, net                                                              7,442              10,593
Capitalized software development costs, net                                              9,643               5,406
Goodwill and other intangible assets, net                                                2,245                 755
Deferred income taxes                                                                    1,731               3,477
Other assets                                                                             3,093               2,196
                                                                                     ---------           ---------
        TOTAL ASSETS                                                                 $ 107,982           $  93,881
                                                                                     =========           =========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
        Accounts payable                                                             $   8,136           $   7,775
        Accrued expenses                                                                14,672              11,709
        Income taxes payable                                                             3,068                 795
        Lease obligation, short-term portion                                                --                 109
        Deferred revenue                                                                40,889              35,744
                                                                                     ---------           ---------
          TOTAL CURRENT LIABILITIES                                                     66,765              56,132
                                                                                     ---------           ---------
Lease obligation, long-term portion                                                         --                 343
Deferred revenue                                                                         1,586               2,063
                                                                                     ---------           ---------
        TOTAL LIABILITIES                                                               68,351              58,538
                                                                                     ---------           ---------

Commitments and contingencies (Note 18)
Common stock, $.01 par value; authorized 40,000 shares, issued
        12,607 shares at September 30, 1998, and 1999                                      126                 126
Additional paid-in capital                                                              36,644              36,306
Retained earnings                                                                        4,473               1,188
Accumulated other comprehensive loss                                                      (319)               (257)
                                                                                     ---------           ---------
                                                                                        40,924              37,363
                                                                                     ---------           ---------
Less: treasury stock at cost, 89 and 410 shares at September 30, 1998,
        and 1999, respectively                                                          (1,293)             (2,020)
                                                                                     ---------           ---------
        TOTAL STOCKHOLDERS' EQUITY                                                      39,631              35,343
                                                                                     ---------           ---------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $ 107,982           $  93,881
                                                                                     =========           =========

The accompanying notes are an integral part of the consolidated financial statements.


28 INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT

CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)                                                    FISCAL YEAR ENDED SEPTEMBER 30,
                                                                                -------------------------------------------------
                                                                                   1997                1998               1999
                                                                                (RESTATED)          (RESTATED)
                                                                                ----------          ----------         ----------
REVENUE:
    Software license fees                                                       $  29,781           $  40,704           $  32,437
    Services revenue                                                               56,861              73,490              89,568
                                                                                ---------           ---------           ---------
          TOTAL REVENUE                                                            86,642             114,194             122,005
                                                                                ---------           ---------           ---------
OPERATING COSTS AND EXPENSES:
    Cost of software license fees (Note 8)                                          5,070               7,210              14,518
    Cost of services                                                               22,400              32,330              40,389
    Research and development                                                       16,614              19,071              19,140
    Sales and marketing                                                            30,449              36,632              40,135
    General and administrative (Note 8)                                             7,336               9,351              14,514
    Write-off of in-process research and development acquired (Note 7)              6,846              11,196                  --
                                                                                ---------           ---------           ---------
          TOTAL OPERATING COSTS AND EXPENSES                                       88,715             115,790             128,696
                                                                                ---------           ---------           ---------
LOSS FROM OPERATIONS                                                               (2,073)             (1,596)             (6,691)
Other income, net                                                                   1,923               1,744               2,633
                                                                                ---------           ---------           ---------
INCOME (LOSS) BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES                       (150)                148              (4,058)
Provision for (benefit from) income taxes                                            (263)                 47              (1,698)
                                                                                ---------           ---------           ---------
NET INCOME (LOSS)                                                               $     113           $     101           $  (2,360)
                                                                                =========           =========           =========
BASIC PER SHARE DATA:
    Net income (loss) per share - basic                                         $    0.01           $    0.01           $   (0.19)
    Weighted shares outstanding - basic                                            11,777              12,399              12,421
DILUTED PER SHARE DATA:
    Net income (loss) per share - diluted                                       $    0.01           $    0.01           $   (0.19)
    Weighted shares outstanding - diluted                                          12,539              13,808              12,421

The accompanying notes are an integral part of the consolidated financial statements.


                                   INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT 29

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1997 (RESTATED), 1998 (RESTATED), AND 1999 (IN THOUSANDS)
                                                                                                                     ACCUMULATED
                                                              COMMON                    ADDITIONAL     RETAINED         OTHER
                                                              SHARES       COMMON        PAID-IN       EARNINGS     COMPREHENSIVE
                                                              ISSUED        STOCK        CAPITAL      (RESTATED)        LOSS
                                                             --------     --------      -----------   ----------     -------------
BALANCE AT SEPTEMBER 30, 1996                                 11,114      $    111      $ 27,394      $  5,185        $     --
Stock issued in connection with acquisition                      770             8         4,506
Stock issued upon exercise of stock options                      205             2           748
Stock issued in connection with employee
        stock purchase plan                                       73             1           528
Income tax benefit from exercise of stock
        options                                                                              149
Comprehensive income:
        Net income for the year                                                                            113
        Cumulative translation adjustment                                                                                  (10)

             Comprehensive income
                                                              ------      --------      --------      --------        --------
BALANCE AT SEPTEMBER 30, 1997                                 12,162           122        33,325         5,298             (10)
                                                              ------      --------      --------      --------        --------
Stock issued upon exercise of stock options                      405             4         1,990
Stock issued in connection with employee
        stock purchase plan                                       40                         326
Income tax benefit from exercise of stock
        options and employee stock purchase plan                                           1,003
Purchase of treasury stock at cost
Treasury stock reissued upon exercise of stock
        options and employee stock purchase plan                                                          (926)
Comprehensive loss:
        Net income for the year                                                                            101
        Cumulative translation adjustment                                                                                 (309)

             Comprehensive loss
                                                              ------      --------      --------      --------        --------
BALANCE AT SEPTEMBER 30, 1998                                 12,607           126        36,644         4,473            (319)
                                                              ------      --------      --------      --------        --------
Income tax provision from
        exercise of stock options                                                           (338)
Purchase of treasury stock at cost
Treasury stock reissued upon exercise of stock
        options and employee stock purchase plan                                                          (925)
Comprehensive loss:
        Net loss for the year                                                                           (2,360)
        Unrealized gain on marketable equity securities                                                                     74
        Cumulative translation adjustment                                                                                  (12)

             Comprehensive loss
                                                              ------      --------      --------      --------        --------
BALANCE AT SEPTEMBER 30, 1999                                 12,607      $    126      $ 36,306      $  1,188        $   (257)
                                                              ======      ========      ========      ========        ========

                                                                            TOTAL       COMPREHENSIVE
                                                            TREASURY     STOCKHOLDERS'      INCOME
                                                              STOCK         EQUITY          (LOSS)
                                                             AT COST      (RESTATED)      (RESTATED)
                                                            ---------    -------------  -------------
BALANCE AT SEPTEMBER 30, 1996                               $     --      $ 32,690
Stock issued in connection with acquisition                                  4,514
Stock issued upon exercise of stock options                                    750
Stock issued in connection with employee
        stock purchase plan                                                    529
Income tax benefit from exercise of stock
        options                                                                149
Comprehensive income:
        Net income for the year                                                113        $    113
        Cumulative translation adjustment                                      (10)            (10)
                                                                                          --------
             Comprehensive income                                                         $    103
                                                            --------      --------        ========
BALANCE AT SEPTEMBER 30, 1997                                     --        38,735
                                                            --------      --------
Stock issued upon exercise of stock options                                  1,994
Stock issued in connection with employee
        stock purchase plan                                                    326
Income tax benefit from exercise of stock
        options and employee stock purchase plan                             1,003
Purchase of treasury stock at cost                            (2,944)       (2,944)
Treasury stock reissued upon exercise of stock
        options and employee stock purchase plan               1,651           725
Comprehensive loss:
        Net income for the year                                                101        $    101
        Cumulative translation adjustment                                     (309)           (309)
                                                                                          --------
             Comprehensive loss                                                           $   (208)
                                                            --------      --------        ========
BALANCE AT SEPTEMBER 30, 1998                                 (1,293)       39,631
                                                            --------      --------
Income tax provision from
        exercise of stock options                                             (338)
Purchase of treasury stock at cost                            (2,968)       (2,968)
Treasury stock reissued upon exercise of stock
        options and employee stock purchase plan               2,241         1,316
Comprehensive loss:
        Net loss for the year                                               (2,360)       $ (2,360)
        Unrealized gain on marketable equity securities                         74              74
        Cumulative translation adjustment                                      (12)            (12)
                                                                                          --------
             Comprehensive loss                                                           $ (2,298)
                                                            --------      --------        ========
BALANCE AT SEPTEMBER 30, 1999                               $ (2,020)     $ 35,343
                                                            ========      ========

The accompanying notes are an integral part of the consolidated financial statements.


30 INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT

CONSOLIDATED STATEMENT OF CASH FLOWS

(IN THOUSANDS)                                                                              FISCAL YEAR ENDED SEPTEMBER 30,
                                                                                    ---------------------------------------------
                                                                                       1997              1998               1999
                                                                                    (RESTATED)        (RESTATED)
                                                                                    ----------        ----------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                                                $    113          $    101          $ (2,360)
    Adjustments to reconcile net income (loss) to net cash provided by operating activities:
          Depreciation and amortization                                                 5,939             6,780            15,138
          Allowance for doubtful accounts                                                 397               977             2,679
          Deferred income taxes                                                        (1,364)           (2,634)           (1,287)
          Write-off of in-process research and development acquired (Note 7)            6,846            11,196                --
          Changes in operating assets and liabilities, net of effects from the corporate acquisitions of Time in 1997 and Cort in 1998
           Accounts receivable                                                         (6,427)           (9,165)            8,181
           Prepaid expenses and other current assets                                   (1,345)           (1,123)            1,941
           Other assets                                                                  (172)             (272)              969
           Accounts payable                                                               453             2,829              (360)
           Accrued expenses                                                             1,860             1,713            (2,834)
           Income taxes payable                                                         1,172             1,750            (2,525)
           Deferred revenue                                                             6,518             5,215            (4,644)
                                                                                     --------          --------          --------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                                    13,990            17,367            14,898
                                                                                     ========          ========          ========
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of marketable securities                                                 (78,185)          (55,640)          (20,714)
    Sale of marketable securities                                                      75,165            60,595            30,186
    Purchase of property and equipment                                                 (3,240)           (3,528)           (6,473)
    Capitalization of internal software development costs                              (3,594)           (5,473)           (5,843)
    Corporate acquisitions, net of cash acquired (Note 7)                              (3,443)           (9,371)               --
    Investment in unaffiliated entities                                                    --              (850)               --
                                                                                     --------          --------          --------
          NET CASH USED IN INVESTING ACTIVITIES                                       (13,297)          (14,267)           (2,844)
                                                                                     ========          ========          ========
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from the exercise of stock options, warrants,
          and employee stock purchase plan                                              1,279             3,021             1,316
    Purchase of treasury stock                                                             --            (2,944)           (2,968)
                                                                                     --------          --------          --------
          NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                           1,279                77            (1,652)
                                                                                     ========          ========          ========
EFFECT OF FOREIGN EXCHANGE RATE ON CASH                                                   (10)             (248)              (11)
                                                                                     --------          --------          --------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                               1,962             2,929            10,391
                                                                                     --------          --------          --------
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                            7,817             9,779            12,708
                                                                                     --------          --------          --------
CASH AND CASH EQUIVALENTS, END OF YEAR                                               $  9,779          $ 12,708          $ 23,099
                                                                                     ========          ========          ========
SUPPLEMENTAL CASH FLOW INFORMATION:
    Cash paid during the year for:
          Interest                                                                   $      1          $     --          $     --
          Income taxes, net of refunds received                                             9               804             2,209
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
    Equipment purchased under capital leases                                         $     --          $     --          $    452

The accompanying notes are an integral part of the consolidated financial statements.


                                   INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT 31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

1.   THE COMPANY

Founded in 1981, Infinium develops, markets, and supports enterprise-level business software applications. The Company's software products automate the financial management, human resource management, and materials management functions of organizations in a broad range of industries worldwide. The Company also offers a specialized manufacturing system designed to manage process manufacturing operations. The Company offers products that are designed for IBM's AS/400 computers and for the Microsoft Windows NT operating system. In addition to different operating systems, the Company's products can be deployed in a number of different networking environments, including local area networks, wide area networks, intranets, and the Internet.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its wholly owned domestic and foreign subsidiaries. All intercompany transactions and balances have been eliminated.

USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

REVENUE RECOGNITION
The Company recognizes revenue in accordance with the provisions of Statement of Position 97-2, Software Revenue Recognition. Revenue from software license fees is recognized when there is evidence of an arrangement, the product has been shipped, fees are fixed and determinable, and collection of the related receivable is probable. Revenue from sales through distributors is recorded net of distributor commissions. Maintenance revenues, including those bundled with the initial license fee, are deferred and recognized ratably over the service period. Consulting and training services revenues are recognized as the services are performed.

CASH, CASH EQUIVALENTS, AND MARKETABLE SECURITIES
The Company invests its excess cash primarily in securities of government agencies, high-grade commercial paper, and mutual funds that invest primarily in the securities of government agencies. These investments are subject to minimal credit and market risk. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Marketable securities include securities purchased with an original maturity of greater than three months.

The Company accounts for its investments under the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities. SFAS 115 requires that, except for debt securities classified as held-to-maturity, investments in debt and equity securities should be reported at fair value. At September 30, 1998, and 1999, all of the Company's investments are classified as available-for-sale.

PROPERTY AND EQUIPMENT
Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets. Leasehold improvements are depreciated over the lesser of the lease term or useful life of the assets. Repair and maintenance costs are expensed as incurred.

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

FOREIGN CURRENCY TRANSLATION
Effective for fiscal 1997, the Company changed the functional currency of the UK subsidiary to the local currency. During fiscal 1998, the functional currency of the Canadian entity, which had been determined to be the U.S. dollar for all previous years, was also determined to be the local currency. Under this approach, assets and liabilities are translated at current exchange rates. Income and expense items are translated using average rates during the year.


32 INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT

Translation adjustments are not included in determining consolidated net income but rather are accumulated and reported as a separate component of stockholders' equity.

The functional currency of the Company's other foreign subsidiaries is the U.S. dollar. Monetary assets and liabilities of the subsidiaries are translated into U.S. dollars at the exchange rate in effect at period end, and nonmonetary assets and liabilities are remeasured at historic exchange rates. Income and expenses are remeasured at the average exchange rate for the period. Translation gains and losses are reflected in other income, net in the consolidated statement of operations.

NET INCOME PER SHARE
In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128 (SFAS 128), Earnings per Share. This Statement, which the Company adopted during the quarter ended December 31, 1997, establishes and simplifies standards for computing and presenting earnings per share. SFAS 128 requires restatement of all previously reported earnings per share data that are presented.

Basic earnings per share is determined by dividing net income applicable to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is determined by dividing net income applicable to common stockholders by the weighted average number of common shares and common share equivalents outstanding during the period. Common share equivalents are included in the diluted earnings per share calculation when dilutive. Common share equivalents consisting of common stock issuable upon exercise of outstanding common stock options are computed using the treasury stock method.

The computation of basic and diluted earnings per share for the years ended September 30, 1997, 1998, and 1999 is as follows:

                                                                     FISCAL YEAR ENDED SEPTEMBER 30,
                                   -------------------------------------------------------------------------------------------------
                                          1997 (RESTATED)                      1998 (RESTATED)                      1999
                                   -----------------------------        ---------------------------      ---------------------------
                                   INCOME    SHARES    PER SHARE        INCOME    SHARES  PER SHARE      INCOME    SHARES  PER SHARE
                                   -----------------------------        ---------------------------      ---------------------------
BASIC EARNINGS PER SHARE:
    Income available to
      common stockholders           $113     11,777      $0.01           $101     12,399    $0.01        $(2,360)   12,421   $(0.19)
EFFECT OF DILUTIVE SECURITIES:
    Stock options                               762                                1,409                               N/A
                                             ------                               ------                            ------
DILUTED EARNINGS PER SHARE:
    Income available to
      common stockholders           $113     12,539      $0.01           $101     13,808    $0.01        $(2,360)   12,421   $(0.19)
                                    ----     ------      -----           ----     ------    -----        -------    ------   ------


                                                                                       INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT 33

STOCK COMPENSATION
The Company's employee stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. In October 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. (See Note 13.)

COMPREHENSIVE INCOME
On October 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting of Comprehensive Income. Comprehensive income for the Company includes net income, the effects of currency translation, which are charged or credited to the cumulative translation adjustment account within stockholders' equity, and the unrealized gain (loss) on investments available for sale, which is recorded within stockholders' equity. Comprehensive income for all periods presented is included in the consolidated statement of stockholders' equity.

RECENTLY ISSUED ACCOUNTING STANDARDS
In June 1998, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The Company will adopt SFAS No. 133 as required by SFAS No. 137, Deferral of the Effective Date of the FASB Statement No. 133, in fiscal year 2001. The adoption of SFAS No. 133 is not expected to have an impact on the Company's financial condition or results of operations.

In December 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-9, Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions, which addresses software revenue recognition as it applies to certain multiple-element arrangements. SOP 98-9 also amends SOP 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, to extend the deferral of application of certain passages of SOP 97-2 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. The Company will comply with the requirements of this SOP as they become effective and does not expect that its revenues or earnings will be materially affected.

3.   RESTATEMENT OF FINANCIAL STATEMENTS

The Company's consolidated financial statements as of October 1, 1997, and for the years ended September 30, 1998, and 1997 have been restated for the recognition of maintenance revenue. Retained earnings as of October 1, 1997, reflects a decrease of $3,204, and the net income for the fiscal years ended September 30, 1998, and 1997 reflects a decrease of $127 and $244, respectively. In fiscal year 1999, the Company installed a new system to track its maintenance contracts. Upon installation, the Company noted a variance between the deferred maintenance revenue recognized under the former system and the newly installed system, resulting from the newly installed system's ability to track maintenance revenue more precisely. The effect of the restatement is as follows:

                                                             FISCAL YEARS ENDED SEPTEMBER 30,
                                             -------------------------------------------------------------
                                                          1997                              1998
                                             ----------------------------     ----------------------------
                                             PREVIOUSLY            AS          PREVIOUSLY            AS
                                              REPORTED          RESTATED        REPORTED          RESTATED
                                             ----------       -----------     -----------       -----------
Consolidated Balance Sheet:
    Deferred revenue                           $31,990          $36,702          $37,577          $42,475
    Deferred income taxes                        1,638            3,146            4,213            5,780
    Retained earnings                            8,502            5,298            7,804            4,473
Consolidated Statement of Operations:
    Services revenue                           $57,220          $56,861          $73,676          $73,490
    Net income                                     357              113              228              101
    Net income per share - basic               $  0.03          $  0.01          $  0.02          $  0.01
    Net income per share - diluted             $  0.03          $  0.01          $  0.02          $  0.01

The effect of the restatement on the reported results of operations for the first three quarters of fiscal year 1999 was not material.


34 INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT

4.   CASH EQUIVALENTS AND MARKETABLE SECURITIES

Following is a summary of the fair market value of available-for-sale securities, by balance sheet classification, as of September 30, 1998, and 1999:

                                                SEPTEMBER 30,
                                          ------------------------
                                            1998             1999
                                          -------          -------
CASH EQUIVALENTS:
    U.S. government obligations           $    --          $ 5,630
    State government obligations            2,566            6,651
    Corporate debt obligations                 --            1,524
    Money market funds                      5,957            5,173
MARKETABLE SECURITIES:
    State government obligations           33,271           20,293
    Corporate debt obligations                 --            3,820
    Foreign debt obligations                  314               --
                                          -------          -------
                                          $42,108          $43,091
                                          =======          =======

Cash equivalents and marketable securities are carried at fair market value, which approximates amortized cost. The contractual maturities of all available-for-sale securities classified as cash equivalents are less than three months. Available-for-sale securities classified as marketable securities with fair market values of $11,577 and $12,536 have contractual maturities of less than one and one to five years, respectively. All of the Company's marketable securities are classified as current at September 30, 1998, and 1999, as these funds are highly liquid and are available to meet working capital needs and to fund current operations. Gross unrealized gains and losses were $0 and $74 as of September 30, 1998, and 1999. Realized gains and losses on sales of securities for the year were $0 and $1,188 for the years ended September 30, 1998, and 1999, respectively.

5.   BALANCE SHEET COMPONENTS

Property and equipment, net consists of the following:

                                                           SEPTEMBER 30,
                                           ----------------------------------------------
                                           USEFUL LIFE          1998               1999
                                           ------------       --------           --------
Computer equipment                         2 to 5 years       $ 15,200           $ 17,124
Furniture and fixtures                     5 years               1,656              2,443
Leasehold improvements                     Lease term            1,133              4,758
Construction in progress                                           325                359
Land                                                               287                287
                                                              --------           --------
                                                                18,601             24,971
                                                              --------           --------
Less accumulated
    depreciation and amortization                              (11,159)           (14,378)
                                                              --------           --------
                                                              $  7,442           $ 10,593
                                                              ========           ========

Capitalized software development costs, net consist of the following:

                                              SEPTEMBER 30,
                                       ---------------------------
                                         1998               1999
                                       --------           --------
Internal development costs             $ 23,444           $ 23,839
Purchased from third parties              1,653              1,703
                                       --------           --------
                                         25,097             25,542
Less accumulated amortization           (15,454)           (20,136)
                                       --------           --------
                                       $  9,643           $  5,406
                                       ========           ========

Included in capitalized software development costs at September 30, 1998, and 1999 are $3,526 and $277, respectively, related to products that had not yet been commercially released. Accordingly, amortization of these costs had not commenced.

Amortization expense of capitalized software development costs for the years ended September 30, 1997, 1998, and 1999 amounted to $2,998, $3,341, and $4,469, respectively. During the year ended September 30, 1999, the Company wrote off $5,611 in capitalized development costs and purchased software related to the discontinued product lines discussed in Note 8.


                                   INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT 35

Goodwill and other intangible assets, net consist of the following:

                                                               SEPTEMBER 30,
                                                       -------------------------
                                                          1998              1999
                                                          ----              ----
Goodwill, net of tax benefit of $144 and $0 at
    September 30, 1998 and 1999, respectively           $ 2,355           $ 1,022
Workforce in place                                          468                --
                                                        -------           -------
                                                          2,823             1,022
Less accumulated amortization                              (578)             (267)
                                                        -------           -------
                                                        $ 2,245           $   755
                                                        =======           =======

During the year ended September 30, 1999, the Company wrote off $853 in goodwill and workforce in place related to the discontinued product lines discussed in
Note 8.

Accrued expenses consist of the following:

                                                  SEPTEMBER 30,
                                            ------------------------
                                              1998             1999
                                              ----             ----
Employee compensation and benefits          $ 7,132          $ 5,649
Accrued royalties                             1,537              509
Accrued professional fees                       556              709
Deferred Cort acquisition (Note 7)            1,904               --
Other                                         3,543            4,842
                                            -------          -------
                                            $14,672          $11,709
                                            =======          =======


6.   OTHER INCOME, NET

Other income, net consists of the following:

                                                     FISCAL YEAR ENDED SEPTEMBER 30,
                                              -------------------------------------------
                                                1997              1998              1999
                                                ----              ----              ----
Interest income                               $ 2,035           $ 1,891           $ 1,445
Interest expense                                   (2)               --                --
Gain on marketable equity securities               --                --             1,188
Foreign exchange loss                            (110)             (147)               --
                                              -------           -------           -------
                                              $ 1,923           $ 1,744           $ 2,633
                                              =======           =======           =======

7.   ACQUISITIONS

CORT DIRECTIONS, INC.
On June 11, 1998, the Company acquired all of the outstanding capital stock of Cort Directions, Inc. (Cort), a privately held software concern that primarily developed and marketed payroll and human resources applications for the Microsoft Windows NT platform. The transaction was consummated for $7,857 in cash, of which $5,953 was paid upon closing, $952 was paid February 1, 1999, and $952 on June 11, 1999, as well as $375 of acquisition costs. An amount of $7,796 was allocated to in-process research and development and was charged to operations at the acquisition date. Goodwill of $1,022 was acquired and is being amortized over an expected useful life of five years. Acquired software of $566 is being amortized over the expected useful life of three years. Pro forma statements of operations are not shown as they would not differ materially from reported results.

The $7,796 allocated to in-process research and development represented in-process research and development for 32-bit versions of Cort's payroll and human resources applications for Microsoft Windows NT. The value was determined by estimating the future net cash flows from the in-process technology and discounting the net cash flows back to their present value. The estimated net cash flows used in the aforementioned valuation were based on management's estimates of revenue, cost of sales, research and development costs, sales and marketing costs, general and administrative costs, and income taxes related to the technology. The discount rate used included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology. At the time of the acquisition, the software required significant modifications in order to reach technological feasibility. The 32-bit version of the software was necessary in order to operate the software with the current versions of Microsoft Windows NT. In addition, the 32-bit versions were designed to utilize the Microsoft SQL Server database. The


36 INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT software was completed in June 1999. Actual costs of completion were not materially different from estimates; however, actual revenue received has been less than expected. The Company believes the shortfall in revenue is primarily due to potential customers deciding to postpone software purchases to focus on their internal Year 2000 compliance issues.

TIME OPEN SYSTEMS LIMITED
On January 6, 1997, the Company acquired all of the outstanding stock of Time Open Systems Limited (Time), a UK-based privately held software concern that developed and marketed a suite of client/server financial applications. The transaction was consummated for $2,793 in cash, approximately 770 shares of the Company's common stock, and $650 of related acquisition costs. The shares were issued at the closing of the acquisition and are being held pursuant to an escrow agreement under which all the shares will be released ratably over a three-year period. The value ascribed to the shares was $4,514. An amount of $6,846 was allocated to in-process research and development and was charged to operations at the acquisition date. Goodwill of $1,477 was also acquired and is being amortized over an expected useful life of seven years. Pro forma statements of operations are not shown as they would not differ materially from reported results.

The $6,846 allocated to in-process research and development represented in-process development for a Microsoft Windows NT version of Time's client/ server financial applications. At the time of the acquisition, the software required significant modifications in order to reach technological feasibility. The software was completed in September 1997. Actual costs of completion were not materially different from estimates; however, actual revenue received was less than expected. The amount of $6,846 allocated to in-process research and development was determined by an independent appraiser and represents technology that had not reached technological feasibility and had no alternative future use. Accordingly, the amount was charged to operations at the acquisition date. In September 1999, the Company decided to discontinue new release development of Infinium Financials for Microsoft Windows NT and Infinium Human Resources for Microsoft Windows NT in order to focus additional resources in deploying its other financial and human resource systems over the Internet and expand the breadth of its product lines. At that time, the remaining goodwill associated with the acquisition of Time was expensed to operations. (See Note 8.)

OTHER IN-PROCESS RESEARCH AND DEVELOPMENT ACQUIRED
In fiscal 1998, the Company acquired technology to support and enable the operation of transaction-based functionality specific to a Microsoft Windows NT server-based application for $3,400. The technology as received had not met technological feasibility as defined by Statement of Financial Accounting Standards no. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Accordingly, the acquisition of the technology for $3,400 was written off upon delivery.

8.   DISCONTINUED PRODUCT LINES

In September 1999, the Company decided to discontinue new release development of Infinium Financials for Microsoft Windows NT and Infinium Human Resources for Microsoft Windows NT. The Company plans to provide maintenance and consulting services for existing customers until November 2000. Of the $9,450 estimated costs related to these actions, $6,338, including $5,611 related to the write-off of capitalized and purchased software due to unamortized capitalized costs exceeding the net realizable value of those assets and $727 related to the write-off of prepaid royalties for third-party products sold with the discontinued product lines, is included in cost of software license fees. The remaining $3,112, including $2,259 related to impaired receivables and $853 related to the write-off of goodwill associated with the Company's acquisition of Time, is included in general and administrative expenses. The Company will continue to develop new releases and provide maintenance and consulting services for its payroll and human resources products for Microsoft Windows NT acquired in the Cort acquisition. (See Note 7.)

9.   LEGAL SETTLEMENT

During the second fiscal quarter of 1999, the Company settled a dispute with a former business partner for $350. The payment is classified within general and administrative expenses.

10.  GAIN ON INVESTMENT IN CONDUIT SOFTWARE, INC.

During the third quarter of 1998, the Company made a $750 equity investment in Conduit Software, Inc. (Conduit), a developer of employee self-service software. During the third quarter of 1999, Conduit was acquired in a stock for stock transaction by ProBusiness Services, Inc. (ProBusiness), and the Company was granted ProBusiness shares in exchange for its Conduit shares. Subsequently, the Company sold 90% of its ProBusiness stock for $1,863. This resulted in a realized gain of $1,188 that is included in other income. The remaining 10% of the stock is included in marketable securities at fair market value, and an unrealized gain on marketable equity securities of $74, related to the remaining 10%, is included in stockholders' equity.

11.  WRITE-OFF OF CAPITALIZED SOFTWARE COSTS

During the second fiscal quarter of 1999, the Company wrote off $430 of capitalized third-party-developed software costs related to a product the Company no longer plans to market and which had no alternative future use.


                                   INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT 37

12.  INCOME TAXES

The components of the provision (benefit) for income taxes are as follows:

                                        FISCAL YEAR ENDED SEPTEMBER 30,
                                ---------------------------------------------
                                   1997              1998              1999
                                (RESTATED)        (RESTATED)
                                ----------        ----------           ----
CURRENT:
    Federal                      $ 1,193           $ 2,370           $  (719)
    State                             77               249                55
    Foreign                          154               356               394
                                 -------           -------           -------
         Total current             1,424             2,975              (270)
                                 =======           =======           =======
DEFERRED:
    Federal                       (1,571)           (2,749)           (1,253)
    State                           (116)             (179)             (175)
                                 -------           -------           -------
         Total deferred           (1,687)           (2,928)           (1,428)
                                 -------           -------           -------
                                 $  (263)          $    47           $(1,698)
                                 =======           =======           =======

The income tax provision differs from an amount computed by applying the U.S. statutory federal income tax rate to pretax income as follows:

                                                 FISCAL YEAR ENDED SEPTEMBER 30,
                                         ---------------------------------------------
                                            1997              1998              1999
                                         (RESTATED)        (RESTATED)
                                         ----------        ----------           ----
Statutory federal income tax              $   (51)          $    50           $(1,379)
State income taxes                            (27)               46               (79)
Research and development credits             (429)             (942)               --
Foreign tax rate differential                  28               246               139
Other                                         216               647              (379)
                                          -------           -------           -------
                                          $  (263)          $    47           $(1,698)
                                          =======           =======           =======

Deferred tax assets and liabilities are composed of the following:

                                                                         FISCAL YEAR ENDED SEPTEMBER 30,
                                                                         -------------------------------
                                                                               1998            1999
                                                                            (RESTATED)
                                                                            ----------         ----
DEFERRED TAX ASSETS:
    Net operating loss carryforwards                                          $   72          $   36
    Intangible assets                                                          4,265           4,455
    Deferred revenue                                                           4,518           2,812
    Accrued expenses and reserves not
         currently deductible                                                    499           1,716
    Other                                                                         70             110
                                                                               -----           -----
         Total deferred tax assets                                             9,424           9,129
                                                                               =====           =====
DEFERRED TAX LIABILITIES:
    Prepaid expenses deducted currently                                          773             511
    Capitalized software development costs                                     2,851           1,551
    Other                                                                         20              --
                                                                              ------          ------
         Total deferred tax liabilities                                        3,644           2,062
                                                                              ------          ------
                                                                              $5,780          $7,067
                                                                              ======          ======

As of September 30, 1999, the Company had federal net operating loss carryforwards of $106, which expire at various dates through 2010.

Ownership changes, as defined in the Internal Revenue Code, may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability. The amount of the annual limitation is determined in accordance with Section 382 of the Internal Revenue Code.

Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries because those earnings are intended to be permanently reinvested. Such earnings would become taxable upon the sale or liquidation of these foreign subsidiaries or upon the remittance of dividends. It is not practicable to estimate the amount of additional tax that might be payable on the foreign earnings. Upon remittance, certain foreign countries impose withholding taxes that are then available, subject to certain limitations, for use against the Company's U.S. tax liability. The amount of withholding tax that would be payable upon remittance of the entire amount of undistributed earnings would not be material.


38 INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT

13.  STOCKHOLDERS' EQUITY

STOCK OPTIONS
In October 1995, the Board of Directors approved the 1995 Stock Plan (the 1995
Plan), which provides for the issuance of up to 3,500 shares of common stock pursuant to the grant of qualified and non-qualified stock options, stock awards or purchase rights to employees, consultants, directors, and officers of the Company. Additionally, in February 1999, the Company amended the 1995 Plan to provide for the issuance of an additional 1,000 shares of common stock. The options are generally exercisable over a four-year period. The Compensation Committee is composed of members of the Company's Board of Directors. The option price is set at the fair market value of the Company's stock on the date of the option grant, as determined by the Compensation Committee.

The Company also has a 1989 Incentive Stock Option Plan (the 1989 Plan) and a 1984 Incentive Stock Option Plan (the 1984 Plan), which authorized options for 2,800 and 1,400 shares of common stock, respectively, under terms similar to those described in the preceding paragraph. In conjunction with the approval of the 1995 Plan, the Board of Directors formally terminated the 1989 Plan, and as such no future grants will be made under this Plan. Authority to grant additional options under the 1984 Plan has expired.

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

At September 30, 1999, the Company had 1,819 shares of its common stock available for future grant and had reserved 3,264 shares of its common stock for issuance upon exercise of outstanding stock options and warrants under the Plans.

Transactions under the 1984, 1989, 1995, and the Director Plans during the years ended September 30, 1997, 1998, and 1999 are summarized as follows:


                                   INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT 39

                                                                       FISCAL YEAR ENDED SEPTEMBER 30,
                                            ---------------------------------------------------------------------------
                                                  1997                      1998                      1999
                                            -----------------------   -----------------------  ------------------------
                                                        WEIGHTED                  WEIGHTED                  WEIGHTED
                                                        AVERAGE                   AVERAGE                   AVERAGE
                                            SHARES   EXERCISE PRICE   SHARES   EXERCISE PRICE  SHARES    EXERCISE PRICE
                                            ------   --------------   ------   --------------  ------    --------------
OUTSTANDING AT BEGINNING OF PERIOD          1,927      $    5.74      3,036      $    6.34      2,926      $   6.03
    Granted                                 1,467           6.70        609          15.36      1,183          5.64
    Exercised                                (206)          3.66       (475)          4.93       (189)         4.06
    Cancelled                                (152)          5.83       (244)          8.55       (656)         8.27
                                            -----      ---------      -----      ---------      -----      --------
OUTSTANDING AT END OF PERIOD                3,036           6.34      2,926           8.28      3,264          7.57
                                            =====      =========      =====      =========      =====      ========
OPTIONS EXERCISABLE AT END OF PERIOD          800           4.87      1,196           6.03      1,792          7.79
                                            =====      =========      =====      =========      =====      ========
WEIGHTED AVERAGE FAIR VALUE OF OPTIONS
    GRANTED DURING THE PERIOD                          $    4.08                 $   10.13                 $   3.62
                                                       =========                 =========                 ========


The following table summarizes the employee and director stock options outstanding at September 30, 1999:

                                                                   AS OF SEPTEMBER 30, 1999
                                    ----------------------------------------------------------------------------------
                                                     OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                    ---------------------------------------------------   ----------------------------
                                                         WEIGHTED
                                                          AVERAGE           WEIGHTED                       WEIGHTED
              RANGE OF                 SHARES            REMAINING          AVERAGE         SHARES         AVERAGE
          EXERCISE PRICES           OUTSTANDING       CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
          ---------------           -----------       ----------------   --------------   -----------   --------------
          $ 2.85 - $ 4.24                425                 4.53          $    3.74          405          $  3.72
            4.25 -   6.49              1,491                 8.42               5.64          470             5.67
            6.50 -   9.99                626                 7.00               7.55          427             7.92
           10.00 -  14.99                414                 7.10              12.08          321            11.81
          $15.00 - $22.38                308                 8.20          $   16.23          169          $ 16.17
                                       -----                                                -----
                                       3,264                                                1,792
                                       =====                                                =====


40 INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT

FAIR VALUE DISCLOSURES

Had compensation cost for the Company's option plans and employee stock purchase plan been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's net income and net income per share would have been as follows:

                                             FISCAL YEAR ENDED SEPTEMBER 30,
                                   -----------------------------------------------------
                                        1997               1998                 1999
                                    (RESTATED)           (RESTATED)
                                   -----------------------------------------------------
NET INCOME:
    As reported                    $        113        $        101        $     (2,360)
    Pro forma                            (1,410)             (2,087)             (6,014)

BASIC INCOME PER SHARE:
    As reported                    $       0.01        $       0.01        $      (0.19)
    Pro forma                             (0.12)              (0.17)              (0.48)

DILUTED INCOME PER SHARE:
    As reported                    $       0.01        $       0.01        $      (0.19)
    Pro forma                             (0.11)              (0.15)              (0.48)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes method with the following assumptions used for grants during the applicable period: dividend yield of 0.0% for all periods; risk-free interest rates of 5.30% to 6.82% for options granted during the year ended September 30, 1996, 5.92% to 6.75% for options granted during the year ended September 30, 1997, 4.68% to 5.86% for options granted during the year ended September 30, 1998, and 4.32% to 6.08% for options granted during the year ended September 30, 1999; weighted average expected option term of five years for all periods; and volatilities of 68.06% for the year ended September 30, 1996, 65.67% for the year ended September 30, 1997, 75.85% for the year ended September 30, 1998, and 75.00% for the year ended September 30, 1999.

1995 EMPLOYEE STOCK PURCHASE PLAN
On October 2, 1995, the Board of Directors approved the 1995 Employee Stock Purchase Plan (the Purchase Plan), which enables eligible employees to purchase shares of the Company's common stock. The Purchase Plan is administered by the Compensation Committee of the Board of Directors. Under the Purchase Plan, eligible employees may purchase common shares during six-month payment periods. The exercise price per share is 85% of the lesser of the market price per share on the first or last business day of the six-month period. The maximum number of shares of common stock that an employee may purchase in any six-month period is 500 shares. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the plan at any time or upon termination of employment. The Company has reserved 1,400 shares of common stock for issuance under the Purchase Plan.

The first period commenced on November 17, 1995 (the effective date of the Company's initial public offering) and ended on June 30, 1996. Employees purchased 48 shares of stock at $9.35 per share. In subsequent six-month periods, employees purchased 40 shares of stock at $7.12 per share, 33 shares of stock at $7.44 per share, 39 shares of stock at $8.29 per share, 32 shares of stock at $11.79 per share, 58 shares of stock at $5.31 per share, and 55 shares of stock at $4.46 per share.

STOCK REPURCHASE PROGRAM
In February 1998, the Company announced a stock repurchase program for up to $6 million of common stock to use to meet requirements of its employee stock option and stock purchase plan. No minimum number or value of shares to be repurchased was fixed nor was a time limit set for the duration of the program. The Company repurchased 191 shares at a cost of $2,944 and reissued 102 shares during the year ended September 30, 1998. The Company repurchased 622 shares at a cost of $2,968 for the year ended September 30, 1999, and reissued 301 shares during that same 12-month period.

On October 29, 1999, the Company's Board of Directors approved a new stock repurchase program authorizing the Company to repurchase an additional $10 million of common stock to use to meet requirements of its employee stock option and stock purchase plan. No minimum number or value of shares to be repurchased has been fixed for the new program nor has a time limit as to the duration of the program been established.


                                   INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT 41

14.  RETIREMENT SAVINGS PLAN

The Company has a savings and profit-sharing plan covering all eligible employees, which is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. The Company may, at its option, provide matching contributions up to 50% of each participating employee's contributions to the plan, subject to a maximum of 2.5% of compensation. Total contributions by the Company to the plan for the years ended September 30, 1997, 1998, and 1999 were $553, $705, and $843, respectively.

In June 1996, a Group Personal Pension Plan was established for eligible employees in the United Kingdom, allowing employees to contribute a percentage of their salaries into a personal retirement savings plan. For those employees electing to contribute more than 3% of their salaries into their plan, the Company contributes a fixed 3% on their behalf. Company contributions to individual plans aggregated $83, $81, and $157 for the years ended September 30, 1997, 1998, and 1999, respectively.

A Registered Retirement Savings Plan was established in August 1997, allowing eligible employees in Canada to contribute a percentage of their compensation into a retirement savings plan. Total contributions by the Company to this plan for the years ended September 30, 1997, 1998, and 1999 were $11, $32, and $33, respectively.

15.  SEGMENT INFORMATION AND GEOGRAPHIC AREAS

Effective October 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 (SFAS 131), Disclosures About Segments of an Enterprise and Related Information. SFAS 131 superseded Statement of Financial Accounting Standards No. 14 (SFAS 14), Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for disclosures about operating segments, products and services, geographic areas, and major customers. Management has determined that the Company operates in one industry segment: the design, development, sale, service, and support of proprietary software products. Substantially all of the Company's revenues are derived from the licensing of software products and providing related consulting, support, and training services. The Company has determined that its reportable business segments are North American Operations (which includes all operations in the United States and Canada with the exclusion of the Cort Payroll Unit), the Cort Payroll Unit, and International Operations. The Company's determination of its reportable segments was based on its internal reporting. The following table presents a summary of operating information and certain year-end balance sheet information by business segment for the years ended September 30, 1997, 1998, and 1999:

                                                        FISCAL YEAR ENDED SEPTEMBER 30,
                                              -------------------------------------------------
                                                 1997                1998                1999
                                              (RESTATED)          (RESTATED)
                                              ----------          ----------             ----
REVENUES
    North American operations
         (excluding Cort)                     $  76,731           $ 103,777           $ 107,814
    Cort payroll unit                                --               2,005               5,677
    International operations                      9,911               8,412               8,514
                                              ---------           ---------           ---------
    CONSOLIDATED                              $  86,642           $ 114,194           $ 122,005
                                              =========           =========           =========
OPERATING INCOME
    North American operations
         (excluding Cort)                     $    (632)          $   3,104           $  (2,505)
    Cort payroll unit                                --                 825                (637)
    International operations                     (1,441)             (5,525)             (3,549)
                                              ---------           ---------           ---------
    CONSOLIDATED                              $  (2,073)          $  (1,596)          $  (6,691)
                                              =========           =========           =========
IDENTIFIABLE ASSETS
    North American operations
         (excluding Cort)                     $  85,805           $ 101,280           $  87,015
    Cort payroll unit                                --               1,360               1,798
    International operations                      7,010               5,342               5,068
                                              ---------           ---------           ---------
    CONSOLIDATED                              $  92,815           $ 107,982           $  93,881
                                              =========           =========           =========

Geographically, revenues are reflected in the geographic areas from which the sales are made. Information related to the Company's revenues from unaffiliated customers in different geographical areas is as follows:

                                  FISCAL YEAR ENDED SEPTEMBER 30,
                           ---------------------------------------------
                              1997              1998              1999
                           (RESTATED)        (RESTATED)
                           ----------        ----------           ----
REVENUES
    United States           $ 74,277          $101,311          $109,060
    United Kingdom             6,779             6,568             7,749
    Canada                     2,451             4,471             4,431
    Other                      3,135             1,844               765
                            --------          --------          --------
    CONSOLIDATED            $ 86,642          $114,194          $122,005
                            ========          ========          ========


42 INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT

Information related to the Company's long-lived assets by geographical area is as follows:

                                           SEPTEMBER 30,
                           ------------------------------------------
                              1997             1998             1999
                           (RESTATED)       (RESTATED)
                           ----------       ----------          ----
LONG-LIVED ASSETS
    United States           $16,884          $21,617          $18,544
    United Kingdom              487              462              286
    Canada                       --               32               62
    Other                       103              312               58
                            -------          -------          -------
    CONSOLIDATED            $17,474          $22,423          $18,950
                            =======          =======          =======

No single customer accounted for more than 10% of the Company's consolidated revenues for the years ended September 30, 1997, 1998, and 1999.

16.  RELATED PARTY TRANSACTIONS

LIFE INSURANCE TRUSTS
One current principal stockholder and two former principal stockholders of the Company have split-dollar life insurance policies (the Policies). The Policies are owned by various trusts. The trusts have executed Collateral Assignment Agreements for the benefit of the Company. Under the Collateral Assignment Agreements, the Company originally paid the annual premiums under the Policies. Effective October 1, 1996, the Collateral Assignment Agreements for the two former principal stockholders were amended so that the trusts (rather than the Company) were obligated from that date to make all premium payments under the Policies. In March 1998, the Company paid the last premium payments required under the current principal stockholder's Policies to make them self-funding as of that date. The Company has made premium payments under the Policies of $143, $88, and $0 for the years ended September 30, 1997, 1998, and 1999, respectively. The premium payments made under the Policies were recorded as advances to the trusts and are secured by the cash surrender value of related insurance policies. Cash advances in excess of the cash surrender value of the related insurance policies were expensed when advanced. Total advances to the trusts of $1,971, $2,096, and $2,096 at September 30, 1997, 1998, and 1999,
respectively, are included in other assets in the consolidated balance sheet. The Collateral Assignment Agreement for the current principal stockholder can be terminated at any time on 30 days' notice by either the Company or the related trust. Upon termination of the Collateral Assignment Agreement for the principal stockholder, (i) the Company and the trust can agree on disposition of the Policy, (ii) the trust can repay the advances to the Company, or (iii) the net cash surrender value would be distributed to the Company to the extent of the advances, with the balance of the net cash surrender value being paid to the trust. The Collateral Assignment Agreements for the two former principal stockholders can be terminated (i) by the trust on 30 days' written notice to the Company, (ii) upon the failure of the trust to make annual premium payments,
(iii) at the trust's election to receive a release of the assignment of the Policies from the Company, or (iv) by the Company if the cash surrender value declines and the Company is not willing to accept substitute collateral. Upon termination of the Collateral Assignment Agreement for either of the former principal stockholders, the trust must immediately repay to the Company the amounts of premium advances made by the Company. If a Collateral Assignment Agreement is not terminated and the principal stockholder dies, the death benefits will be paid first to the Company to the extent of the advances. There is no agreement between the Company and the remaining principal stockholder as to whether the Collateral Assignment Agreement would be terminated on the disassociation of the stockholder from the Company.

In October 1994, the three principal stockholders waived their rights to the cash surrender value of the Policies through that date. Advances to the trusts equal to the cash surrender value at October 1, 1994, of $1,275, were recorded as other assets in the consolidated balance sheet as a non-cash capital contribution.

During 1995, the trusts borrowed $875 of the cash surrender value of the Policies. The trusts' obligations to repay those funds were secured by a pledge of an aggregate of 330 shares of the Company's common stock owned by the current and a former principal stockholder. The trusts assigned the stock pledges to the Company as replacement collateral. During fiscal 1996, the trusts repaid a net of $565 of those borrowings and released 232 shares of the Company's common stock from the pledge. During fiscal 1997, the trust borrowed an additional $47. During fiscal 1998, all loans were repaid in full. No loans were outstanding as of September 30, 1999.

17.  RESEARCH AND DEVELOPMENT AGREEMENT

During fiscal 1998, the Company amended a research funding agreement with a third party who had funded certain research activities in fiscal years 1994 and 1995. Prior to the amendment, the Company was obligated to pay royalties to the third party in return for the funding received in the earlier years. The amendment released the Company from the future royalty payments in return for the Company's obligation to develop certain e-business extensions to its existing products. Upon the completion of the e-business extensions in fiscal


                                   INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT 43
year 1998, the Company recognized a benefit of $400 of funded research against research and development expenses. The benefit recognized represented a portion of the funding received in the prior years, which had been recorded as a liability on the Company's balance sheet to represent the royalty obligations.

18.  COMMITMENTS AND CONTINGENCIES

LEASES
The Company has several operating lease agreements primarily involving real estate and computers and equipment. The Company also has a capital lease involving computer equipment. These leases are non-cancelable and expire on various dates through 2002 except for the Company's Lexington, Massachusetts, facility lease, which expires in 2003, its Hyannis, Massachusetts, facility lease, which expires in 2005, its Alpharetta, Georgia, facility lease, which expires in 2005, its London, England, facility lease, which expires in 2015, and its Chatham, England, facility lease, which expires in 2019.

The following is a schedule by year of future minimum lease payments under capital and operating leases, together with the present value of the net minimum lease payments as of September 30, 1999:

                                                               CAPITAL        OPERATING
FISCAL YEAR                                                    LEASES          LEASES
-----------                                                    -------        ---------
2000                                                            $114          $ 3,620
2001                                                             114            2,922
2002                                                             114            2,636
2003                                                             114            2,505
2004                                                             113            1,476
Thereafter                                                        --            9,217
                                                                 ---           ------
TOTAL FUTURE MINIMUM LEASE PAYMENTS                             $569          $22,376
                                                                 ===           ======
Less amount representing interest                               (117)
                                                                 ---
Present value of net minimum lease payments                      452
Less current maturities of capital lease obligations            (109)
                                                                 ---
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION                 $343
                                                                 ===

Total rent expense for operating leases was $4,764, $4,731, and $4,994 for the years ended September 30, 1997, 1998, and 1999, respectively. Total interest paid for capital leases was $0 for each of the three years ended September 30, 1997, 1998, and 1999. Accumulated amortization related to equipment leased under capital leases was $0 as of September 30, 1999.

LEGAL MATTERS
From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's results of operations or financial position.

STOCK INFORMATION
PRICE RANGE OF COMMON STOCK
The Company's common stock is traded on the Nasdaq National Market under the symbol "INFM." Public trading of the common stock commenced on November 17, 1995, on the Nasdaq National Market under the symbol "SFWR" until February 18, 1997, when the Company changed the corporate name to Infinium Software, Inc. Prior to that time, there was no public market for the Company's common stock. The following table sets forth the high and low closing prices, as reported by Nasdaq, for the periods indicated.

                                                        HIGH             LOW
                                                        ----             ---
FISCAL 1999
First Quarter                                      $     9.000      $     5.063
Second Quarter                                           6.938            3.813
Third Quarter                                            6.125            4.063
Fourth Quarter                                           5.813            4.281
FISCAL 1998
First Quarter                                      $    18.500      $    10.375
Second Quarter                                          21.813           12.125
Third Quarter                                           22.375            9.875
Fourth Quarter                                          15.875            9.375
FISCAL 1997
First Quarter (from November 17)                   $    10.375      $     6.875
Second Quarter                                           8.750            5.500
Third Quarter                                           10.500            5.500
Fourth Quarter                                          14.813            9.625

At November 29, 1999, there were approximately 555 holders of record.

The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business.


44 INFINIUM SOFTWARE, INC. 1999 ANNUAL REPORT

STOCK INFORMATION AND CORPORATE INFORMATION

STOCK LISTING
Nasdaq National Market Trading Symbol: INFM

INTERNET
Additional corporate information is available on the World Wide Web: http://www.infinium.com

ANNUAL MEETING
The Annual Meeting of Stockholders of the Company will be held on Friday, February 11, 2000, at 3:00 p.m., local time, at Boston's Marriott Long Wharf Hotel.

TRANSFER AGENT
BankBoston, N.A.
c/o Boston EquiServe, LP
Post Office Box 8040
Boston, Massachusetts 02266-8040

INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP
One Post Office Square
Boston, Massachusetts 02109

COUNSEL
Hale & Dorr LLP
60 State Street
Boston, Massachusetts 02109

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

EXECUTIVE OFFICERS
Robert A. Pemberton
Chief Executive Officer and Chairman of the Board

Maria G. Burud
Group Vice President, Marketing and N.A. Field Operations

Daniel J. Kossmann
Chief Financial Officer,
Vice President, and Treasurer

Anne Marie Monk
Group Vice President, Administration, General Counsel, and Secretary

Mark F. Ohrenberger
Group Vice President,
Products

Terry Joint
Group Vice President,
International

DIRECTORS
Manuel Correia
Chief Operating Officer,
CoWare, Inc.

Robert A. Pemberton
Chairman

Roland D. Pampel

Robert P. Schechter
Chairman and Chief Executive Officer,
Natural MicroSystems Corporation

INVESTOR INFORMATION
Alisha Simmons
Corporate Communications Manager
Telephone: (508) 790-6819
alisha_simmons@infinium.com

INFINIUM SOFTWARE, INC. OFFICES
CORPORATE HEADQUARTERS
Infinium Software, Inc.
25 Communications Way
Hyannis, MA 02601
Telephone: (508) 778-2000

ATLANTA
2500 North Winds Parkway
Suite 600
Alpharetta, GA 30004
Telephone: (678) 319-4000

OREGON
94 SE Wilson Avenue
Bend, OR 97702
Telephone: (541) 388-3800

BOSTON
10 Maguire Road
Suite 220
Lexington, MA 02421
Telephone: (781) 372-4500

CHICAGO
One Tower Lane
25th Floor, Suite 2500
Oakbrook Terrace, IL 60181
Telephone: (630) 573-0711

LOS ANGELES
2010 Main Street
Suite 300
Irvine, CA 92614
Telephone: (949) 476-5800

UNITED KINGDOM
Infinium Software Limited
Crosby House
Unit A Meadowbank
74 Furlong Road, Bourne End
Buckinghamshire SL8 5AJ
Telephone: +44 1628-850850

SINGAPORE
Infinium Software Asia/Pacific
10 Science Park Road
#02-01, The Alpha
Singapore Science Park II
Singapore 117684
Telephone: +65 778 7337

CANADA
Infinium Software Canada
90 Allstate Parkway
Markham, Ontario L3R 6H3
Telephone: (905) 940-6700

25 Communications Way

Hyannis, MA 02601

www.infinium.com                                                      9911221513