Form 10-K405, Exhibit 13
period 2000-09-30
INFINIUM SOFTWARE INC
filed 2000-12-22
CIK 1002044

                               ANNUAL REPORT 2000


                               MAXIMS FOR SUCCESS
                               IN THE NEW ECONOMY

                                      from
                                    INFINIUM


                                 [INFINIUM LOGO]
                                  do great work

[PICTURE OMITTED]

"BY 2004, ENTERPRISES THAT IGNORED ANTI-ERP SENTIMENT AND CONTINUED TO FUND ERP INITIATIVES WILL BE GROWING TWICE AS FAST AS THEIR COMPETITORS. "


  -- Bruce Bond, GartnerGroup Symposium, ITxpo 2000

[2 PICTURES OMITTED]

 DEAR SHAREHOLDER:


DURING FISCAL 2000 INFINIUM MADE THE LARGEST INVESTMENTS IN THE COMPANY'S HISTORY SO THAT WE COULD CONTINUE TO PROVIDE THE CRITICAL SOLUTIONS OUR CUSTOMERS NEED TO STAY COMPETITIVE IN THE GLOBAL ECONOMY. THIS SIGNIFICANT INVESTMENT WAS NOT AN OPTION. IT WAS CRITICAL TO INFINIUM'S LONG-TERM VIABILITY, THE SUCCESS OF OUR CUSTOMERS, AND OUR ABILITY TO INCREASE SHAREHOLDER VALUE. OUR ACCOMPLISHMENTS WERE SIGNIFICANT, AND EFFECTIVE. SPECIFICALLY, WE: > Began delivering new Web versions of our core business enterprise resource planning
(ERP) products, creating a reliable, integrated digital engine for our customers' e-commerce initiatives > Launched an application service provider
(ASP) initiative that allows companies to outsource mission-critical enterprise solutions, making us the first and only ASP to offer single-source accountability - and opened one of the largest, fully featured enterprise hosting facilities in the world, giving us complete control over our ASP hosting and operations environment > Acquired a customer relationship management (CRM) solution, and created an integrated e-business solution that will enable world-class businesses to build stronger, more meaningful customer relationships > Implemented an organizational restructuring, which included an aggressive revenue acceleration and cost rollback program to achieve profitability, enhance shareholder value, and streamline operations.

 We believe that before the end of fiscal 2000 all of our investments and internal operational initiatives were proving to be strategically sound. Our software license fees began to return to their historical levels with quarter-over-quarter increases throughout fiscal 2000. Sales were even stronger than we expected in the fourth quarter, with slightly more than $7 million in new software license fees. This represented a 37 percent increase over the third quarter, compared to an average third-to-fourth- quarter increase of 9 percent in the previous two years. Coincidentally, 37 percent of those fiscal 2000 fourth-quarter license fees came from new customers. CRM emerged as a driver for those new, larger deals - five of which were more than $1 million - as more companies began to see the value proposition of an integrated CRM/ERP as a requirement for success in the new market. (continued)

1 TRIED-AND-TRUE ERP
-------------------------------------------------------------------------------
 BUILD RELIABLE FOUNDATIONS


 A successful business strategy begins with back-office information that people at every level of the enterprise can access easily and use efficiently. Enterprise resource planning (ERP) applications built for the Web enable companies to automate and integrate critical business operations while extending their businesses into new areas. The successful digital-era ERP vendor provides organizations with an integrated end-to-end solution that:


> STREAMLINES PROCESSES for human resources and payroll, financial management, supply management, and customer relationship management

> Is DESIGNED FOR THE WEB, enabling anytime, anywhere access

> Is TAILORED TO FIT - and change with - your company's business processes

> INTEGRATES SEAMLESSLY with third-party and/or industry-specific applications

> Offers FLEXIBLE DEPLOYMENT and is optimized for data-hosting options

                                   [GRAPHIC]


> We began our Internet initiative this year by building new Web versions of our ERP solutions, extending the power of Infinium's TRIED-AND-TRUE ERP to the Internet. In fiscal 2000 we also undertook an important initiative to discontinue products that weren't Web-oriented, and to develop new products that were. Operational support for these discontinued products ended as scheduled on 1 November 2000. With this shift to the Web, our proven ERP and e-business solutions will make it easier than ever for companies to streamline critical business operations while extending their businesses into new areas quickly and effectively. We have already seen the value of being able to offer an integrated, end-to-end solution to our process manufacturing customers. Now, with our enhanced integration capabilities, we can offer those same benefits to our customers in other industries by partnering with vendors that offer the solutions our customers need to be competitive. As industry analysts predict an increased demand for cross-enterprise integration and ERP systems with integrated


 MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

 2 KNOW YOUR ASPS
-------------------------------------------------------------------------------
 OUTSOURCE MISSION-CRITICAL
ENTERPRISE SOLUTIONS

[GRAPHIC]

Companies must begin thinking - and behaving - like virtual organizations, focusing on core business strengths instead of maintaining business data and software. A single-source application service provider (ASP) can be a fiscally practical, low-risk means of outsourcing mission-critical business processes. Yet the difference between one ASP and another can vary greatly. The right ASP delivers value-enhanced benefits such as:

> A SINGLE SOURCE of contact, so help is always just one call away

> FULLY ACCOUNTABLE hosting for an organization's mission-critical software

> REDUCED DEPLOYMENT time and integration expenses

> WORLD-CLASS DATA CENTERS, ensuring the highest levels of security and systems availability

> ZERO-MAINTENANCE desktops, with access to reliable, scalable solutions


"SINGLE-SOURCE ACCOUNTABILITY AND A TRACK RECORD OF OUTSTANDING CUSTOMER
SERVICE ARE VERY IMPORTANT ELEMENTS WITHIN THE ASP WORLD....INFINIUM ASP EXCELS
IN THESE AREAS AND WILL BE WELL POSITIONED IN THE ASP MARKETPLACE. "


 -- Audrey Apfel, VP and Research Director of Networking Technologies,
    GartnerGroup


CRM, we believe Infinium is well positioned to be the leader in the next-generation ERP space.

Something else happened this fiscal year: Organizations facing IT skill shortages began to realize that the ASP model was more than a passing fad, and increasingly turned to Infinium ASP to host their core business applications. With the fiscal 2000 launch of Infinium ASP, we became the world's first and only single-source, fully accountable ASP. While most vendors in the ASP space are offering patched or partial solutions, only Infinium maximizes the full potential of the ASP model, providing an end-to-end solution that enables companies to OUTSOURCE MISSION-CRITICAL ENTERPRISE SOLUTIONS.

Infinium took five new ASP customers live in the fourth quarter alone and signed contracts with five additional ASP customers. The ASP business ended fiscal 2000 with 10 ASP customers signing three-year contracts that will generate $5.9 million for Infinium. With the completion of our Enterprise Hosting >


MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

 3 WORK THE WIRELESS WORLD
-------------------------------------------------------------------------------
 CONNECT WITH YOUR CUSTOMERS


Wireless technology increases opportunities for meaningful customer transactions. To manage those transactions efficiently, companies need a robust customer relationship management (CRM) solution. CRM builds a central two-way data source at the heart of the enterprise, connecting core front- and back-office applications with current information generated by sales, marketing, call centers, field service technicians, and online support services. Successful businesses must rely on CRM to:

> IDENTIFY CUSTOMER NEEDS, and how best to meet them

> ENABLE SHARED NETWORKS of products and services

> Collect and process REAL-TIME DATA from disparate sources

> Act on up-to-the-minute customer INFORMATION ON THE GO - from a PDA or laptop

> MANAGE ACCOUNTS with maximum efficiency and effectiveness


[GRAPHIC]


> Center this past summer, we took our outstanding customer support to a new level, providing customers with the highest degree of security, availability, and reliability for their Infinium ASP-hosted enterprise systems.

As Web and wireless technologies deliver more and more options to consumers, companies need to focus all their resources on identifying customers proactively and responding to their needs efficiently. The ability to consistently engage in PERSONALIZED CUSTOMER INTERACTIONS is a tremendous competitive advantage that requires real-time information from every level of the organization. At Infinium, we believe the right CRM system is a gateway to successful e-commerce.

In January 2000 we acquired Dexton Information Systems, a European CRM provider that serves more than 180 customers in 13 countries and offers its solution in six different languages. We rapidly


 MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

 4 E-BUSINESS WITHOUT BOUNDARIES
-------------------------------------------------------------------------------
 MAXIMIZE YOUR WEB POTENTIAL


[GRAPHIC]


Businesses today need to successfully leverage their knowledge resources and extend their organizations' reach through electronic collaboration and workflow. Integrated e-business solutions - for self-service, e-procurement, and business analytics - process all the important information gathered from customers, employees, business partners, and prospects in Internet time, enabling effective collaboration beyond the walls of the enterprise. Used with CRM and/or ERP Web applications, these tools provide end-to-end e-business solutions that:

> PROVIDE SELF-SERVICE to revolutionize business processes

> Help implement systems that can CUT TRAINING COSTS dramatically

> Enable managers to MAKE SMARTER DECISIONS with Web-deployed business analytics

> Automate purchase processing and OPTIMIZE SUPPLY MANAGEMENT

> ACCELERATE HIRING PROCESSES and streamline recruitment efforts


"INFINIUM HAS GARNERED FIRST-MOVER STATUS IN THE IMPORTANT AREA OF WIRELESS CRM BY DELIVERING A FULLY INTEGRATED PDA- AND WEB-ENABLED SOLUTION."


 -- Denis Pombriant, Senior CRM Analyst Aberdeen Group


integrated Dexton's CRM solution into our e-business portfolio, and by the fourth quarter, Infinium CRM became a significant driver in attracting new customers looking for a next-generation ERP solution. Because it integrates into Infinium's as well as other leading ERP solutions, Infinium CRM can consolidate and route information from every customer transaction - whether online, via email, over the phone, or on a PDA - so businesses can manage activities throughout the customer life cycle. Over the next year, we plan to enhance wireless capabilities for all our Web products, and design new portal functionality that maximizes Infinium's digital integration capabilities.

To further help organizations integrate their business processes and extend their reach via the Web, we also rolled out enhanced STRATEGIC E-BUSINESS SOLUTIONS for self-service, e-procurement, and business intelligence analytics. These Web-based tools empower people at every level of the enterprise to make more informed decisions, and run their organizations more profitably. >


 MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

 5 INTEGRATION IS EVERYTHING
-------------------------------------------------------------------------------
 THINK BEYOND THE ENTERPRISE


As companies increasingly share more data - for collaborative commerce, or as global expansion strategies further opportunities for inter-enterprise business initiatives - business applications must integrate easily in order to share information effectively. A business software provider that offers easy-to-integrate solutions can help companies mesh disparate core business data and processes without having to overhaul their entire infrastructure. Integration enables:

> Inclusive INFORMATION EXCHANGE across and between enterprises

> EFFECTIVE CONVERSION of customers' custom code

> PDA FUNCTIONALITY that enables personalized business transactions, anywhere

> A single, UNIVERSAL OPERATING ENVIRONMENT for all users

> CUSTOMIZATION to accommodate user preferences

[GRAPHIC]


> As companies strive to increase revenues through global expansion strategies, they face the challenges of managing operations around the world. These companies will need to adopt technologies that are flexible and inclusive enough to INTEGRATE DATA AND PROCESSES FROM DISPARATE SOURCES - such as subsidiaries, customers, and partners - without having to overhaul their entire infrastructure. While integration has not been a priority for all software providers before now, Infinium's high-quality business applications were designed from day one to enable smooth integration with any industry-specific software our customers were running. Today, our new ERP applications enable easy integration with other vendors' Web applications.

Meanwhile, the QUALITY OF OUR CUSTOMER SUPPORT and professional services continues to set the standard in the industry. In a third-party survey conducted with 500 Infinium customers this year, Infinium customer support received a 9.1 rating out of a possible 10. We are also introducing new


 MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

 6 SECURITY, RELIABILITY, SUPPORT
-------------------------------------------------------------------------------
 FIND A TRUSTED TECHNOLOGY PARTNER


As businesses increasingly rely on strong technology partners to help support their business strategies and optimize information management, vendors with customer-centric ideologies - delivering accountable, reliable support and customer service, consistently - will be the most successful. When initiating a relationship with an enterprise service provider, companies should expect:

> Centralized PHONE AND WEB SUPPORT, so every inquiry is tracked from initiation to resolution

> Experienced support representatives with ADVANCED BUSINESS, TECHNICAL, AND PLATFORM KNOWLEDGE

> Service professionals with REAL-WORLD BUSINESS EXPERIENCE

> CROSS-SUITE KNOWLEDGE and support for integrated, third-party software

> PROFESSIONAL ON-SITE TRAINING for new users, and complementary online training and support


[GRAPHIC]


self-training guides as part of all our Web-based applications that complement the expertise of our professional services teams.

Whatever other challenges companies continue to face, finding and retaining quality employees is among the greatest. At Infinium, we recognize that our continued success depends on OUR TRUE CORE COMPETENCY: OUR PEOPLE. Now that we have realigned our goals, processes, and resources, we have a new commitment to merging individual and company goals. We will continue working to create a team-based environment that fosters open and timely communication, assigns ownership, and furthers our employees' ability to do great work.

We're executing rapidly on our plan. In fiscal 2000 we began rebuilding our core products as Web products, discontinued two product lines, and invested more than $25 million in four new product lines. >


 MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

 7 PEOPLE ARE YOUR CORE COMPETENCY
-------------------------------------------------------------------------------
 HONOR YOUR VALUED EMPLOYEES


The new economy is centered around innovation and change, so every successful company relies on a loyal, committed workforce as its ongoing intellectual capital. Now, more than ever, organizations need to create an environment that attracts and retains talented, qualified employees and encourages them to share in a dedication to excellence. For organizations to realize the true potential of their people and win staff loyalty, they must implement strategies that:

> ENCOURAGE OWNERSHIP by assigning and honoring responsibility at every level of the organization

> ENSURE OPEN AND TIMELY COMMUNICATION throughout the company

> REWARD HARD WORK and meet interest with opportunity and training

> RESPECT AND SUPPORT each individual's professional - and personal - goals

> PROMOTE CREATIVE TEAMWORK that empowers people to DO GREAT WORK

[GRAPHIC OMITTED]


> We ended fiscal 2000 with a strong fourth quarter. Moving into fiscal 2001, we have the equivalent of approximately 40 percent of fiscal 2000's revenue in our 12-month revenue commitment ratio, which we define as deferred services, maintenance, and ASP fees to be recognized in the new fiscal year.

Fiscal 2000 was a transition year, and I am proud of our achievements. We made investments in a strategy that will build on our strong reputation as a customer-centric business software company. By focusing on what our customers need to succeed, we also built a strong foundation for the success of our employees and our shareholders in fiscal 2001 and beyond.

 /s/ Robert A. Pemberton

 Robert A. Pemberton, Chief Executive Officer


 MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

 F I N A N C I A L S


 Selected Financial Data                                                10

 Management's Discussion and Analysis of                                12
 Financial Condition and Results of Operations

 Report of Independent Accountants                                      20

 Consolidated Balance Sheet                                             21

 Consolidated Statement of Operations                                   22

 Consolidated Statement of Stockholders' Equity                         23

 Consolidated Statement of Cash Flows                                   24

 Notes to Consolidated Financial Statements                             25

 SELECTED FINANCIAL DATA


 CONSOLIDATED STATEMENT OF OPERATIONS DATA:
 (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 FISCAL YEAR ENDED SEPTEMBER 30,
                                                    -------------------------------------------------------------
                                                        2000         1999         1998         1997         1996
-----------------------------------------------------------------------------------------------------------------
REVENUE:
Software license fees ...........................   $  20,473    $  32,437    $  40,704    $  29,781    $  24,115
Services revenue ................................      72,582       89,568       73,490       56,861       47,261
                                                    -------------------------------------------------------------
     TOTAL REVENUE ..............................      93,055      122,005      114,194       86,642       71,376
=================================================================================================================
OPERATING COSTS AND EXPENSES:
Cost of software license fees (1) ...............       7,101       14,518        7,210        5,070        3,823
Cost of services ................................      33,828       40,389       32,330       22,400       16,562
Research and development (1) ....................      21,352       19,140       19,071       16,614       13,775
Sales and marketing .............................      40,810       40,135       36,632       30,449       23,822
General and administrative (1) ..................      17,024       14,514        9,351        7,336        6,616
Write-off of in-process research
   and development acquired (2) .................          --           --       11,196        6,846           --
                                                    -------------------------------------------------------------
        TOTAL OPERATING COSTS AND EXPENSES ......     120,115      128,696      115,790       88,715       64,598
                                                    -------------------------------------------------------------
INCOME (LOSS) FROM OPERATIONS ...................     (27,060)      (6,691)      (1,596)      (2,073)       6,778
Other income, net ...............................       6,104        2,633        1,744        1,923        1,526
                                                    -------------------------------------------------------------
INCOME (LOSS) BEFORE PROVISION FOR (BENEFIT FROM)
   INCOME TAXES .................................     (20,956)      (4,058)         148         (150)       8,304
Provision for (benefit from) income taxes (3) ...       6,860       (1,698)          47         (263)       3,008
                                                    -------------------------------------------------------------
NET INCOME (LOSS) ...............................   $ (27,816)   $  (2,360)   $     101    $     113    $   5,296
=================================================================================================================
EARNINGS/(LOSS) PER SHARE:
   Basic ........................................   $   (2.20)   $   (0.19)   $    0.01    $    0.01    $    0.53
   Weighted average shares outstanding - basic ..      12,668       12,421       12,399       11,777       10,051
   Diluted ......................................   $   (2.20)   $   (0.19)   $    0.01    $    0.01    $    0.47
   Weighted average shares outstanding - diluted       12,668       12,421       13,808       12,539       11,378
-----------------------------------------------------------------------------------------------------------------


(1) In fiscal year 1999, the Company incurred expenses of $9.5 million as a result of costs associated with the write-off of discontinued product lines. Of this amount, $6.3 million is included in cost of software license fees, and $3.2 million is included in general and administrative costs. (See Note 8 to the consolidated financial statements.) Excluding these charges, net income for fiscal year 1999 is $3.7 million. In fiscal year 2000, the Company realized operating losses from its discontinued product lines of $5.7 million.
Operating expenses of $6.2 million were incurred to produce maintenance and support transition for customers to alternative software platforms and to resolve disputes. Expenses for the discontinued lines recorded in cost of service, research and development, and general and administrative were $1.9 million, $2.1 million, and $2.2 million, respectively.

(2) In connection with the acquisition of Time Open Systems Limited in 1997 and Cort Directions, Inc. in 1998, $6.9 million and $7.8 million, respectively, allocated to in-process research and development had not reached technological feasibility and was charged to operations at the acquisition date. Also in 1998, the Company acquired software code developed by a third party for $3.4 million and determined that it had not reached technological feasibility. Accordingly, $3.4 million was written-off at the acquisition date, aggregating a write-off of $11.2 million of in-process research and development acquired in 1998. (See Note 6 to the consolidated financial statements.)

(3) During the fourth quarter of fiscal year 2000, the Company established a valuation allowance for its deferred tax asset balances, which resulted in a fourth quarter charge of $14.0 million. The Company also received the benefit of a $4.9 million legal settlement associated with the defense of its intellectual property. (See Notes 9 and 12 to the consolidated financial statements.)


10 MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

 CONSOLIDATED BALANCE SHEET DATA:
 (IN THOUSANDS)

                                                                                              SEPTEMBER 30,
                                                                       --------------------------------------------------------
                                                                           2000       1999        1998        1997        1996
-------------------------------------------------------------------------------------------------------------------------------
Cash, cash equivalents, and marketable securities .................    $ 20,738    $ 47,212    $ 46,293    $ 48,319    $ 43,337
Total assets ......................................................      71,249      93,881     107,982      92,815      77,097
Deferred revenue ..................................................      36,654      37,807      42,475      36,702      29,206
Other long-term liabilities .......................................       1,291         343          --          --          --
Total liabilities .................................................      59,586      58,538      68,351      54,080      44,407
Stockholders' equity ..............................................      11,663      35,343      39,631      38,735      32,690


     MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000 11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All statements contained herein that are not historical facts, including but not limited to, statements regarding anticipated future revenue and expense levels and capital requirements, the Company's future product development and marketing plans, the Company's ability to generate cash from operations, and the Company's ability to attract and retain employees, are based on current expectations. These statements are forward-looking in nature, involve a number of risks and uncertainties, as more fully described under "Factors Affecting Future Performance," and are made pursuant to the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those described in the forward-looking statements.


 OVERVIEW

Infinium Software, Inc. ("Infinium" or "the Company") develops, markets and supports enterprise-level business software applications and provides software application services. Infinium offers Web-and server-based financial, human resources, supply management, process manufacturing, business analytics and customer relationship management solutions, services, support and deployment options to its customers.

During fiscal year 2000, the Company focused on extending its offerings from traditional back-office applications and services to e-business solutions and application hosting services. The Company began to retool its traditional applications for delivery over the Web, released a Web-based human resources product, and added Web-based front office applications. The Company's entry into the Application Service Provider (ASP) market included the opening of its full-service, carrier-class ASP enterprise solutions-hosting center. In addition, two acquisitions were completed during fiscal 2000. The Company acquired iT-Soft, a privately held value-added reseller of Infinium solutions, in November 1999. In January 2000, the Company acquired Dexton, a supplier of customer relationship management solutions based in the Netherlands. (See Note 6 to the consolidated financial statements.)

The Company discontinued new release development of Infinium Financials for Microsoft Windows NT and Infinium Human Resources for Microsoft Windows NT during the fourth quarter of fiscal 1999. The Company continued to provide maintenance and consulting services for existing customers of Infinium Human Resources for Microsoft Windows NT until November 2000. In February 2000, the Company divested Infinium Financials for Microsoft Windows NT to Artemis, a Gores Technology Group company, for a cash payment of $822 thousand from the Company to Artemis. During fiscal 2000, the Company incurred $5.7 million of operating losses associated with its discontinued product lines.

During the fourth quarter, the Company announced a plan to significantly reduce expenses. As a result of this plan, the Company reduced its workforce by approximately 18%. The Company recorded a charge in the fourth quarter ending September 30, 2000 of $1.9 million, as a result of this action. (See Note 7 to the consolidated financial statements.) The Company also received the benefit of a $4.9 million legal settlement associated with a claim it brought to defend its intellectual property and established a valuation allowance for its deferred tax assets of $14.0 million. (See Notes 9 and 12 to the consolidated financial statements.)

During fiscal 2000, Infinium invested in its Application Service Provider (ASP) services offering, including opening its full-service, carrier-class ASP enterprise solutions-hosting center. The Company made ASP capital investments of $7.2 million and incurred operating losses of $8.1 million in that part of its business.

The Company's revenue was primarily derived from two sources: software license fees and services revenue. Software license fees include revenue from non-cancelable software license agreements entered into between the Company and its customers with respect to both the Company's products and third party products marketed and/or distributed by the Company. The Company's service revenue is comprised of software maintenance fees, fees for consulting and training services and fees for ASP-related services. Maintenance revenue is recognized ratably over the maintenance period. Consulting service revenue is recognized as the services are performed. ASP setup and subscription fees are recognized ratably over the expected life of the consumer relationship.


YEAR ENDED SEPTEMBER 30, 2000 COMPARED TO
YEAR ENDED SEPTEMBER 30, 1999

REVENUE

Total revenue decreased 24%, from $122.0 million for the year ended September 30, 1999 to $93.1 million for the year ended September 30, 2000. The decrease was due to the reductions in the Company's consulting services and software license fees.

Revenue in North America (United States and Canada) decreased 25%, from $113.5 million for the year ended September 30, 1999 to $84.9 million for the year ended September 30, 2000. This is representative of 93% and 91% of total revenue for fiscal 1999 and fiscal 2000, respectively. EMEA (Europe, Middle East and Africa) revenue decreased from $8.2 million for the year ended September 30, 1999 to $7.2 million for the year ended September 30, 2000, which was 7% and 8% of total revenue for fiscal 1999 and 2000, respectively. Other international regions, including Asia Pacific and Latin America, contributed approximately
1% of total revenue for both fiscal 1999 and fiscal 2000.

Software license fee revenue decreased 37%, from $32.4 million for the year ended September 30, 1999 to $20.5 million for the year ended September 30, 2000. The Company believes that the decrease was primarily due to the elimination of revenues related to discontinued products, potential customers deciding to postpone software acquisitions to focus on their Year 2000 compliance issues in the first quarter of fiscal 2000 and subsequently the slower recovery in the market for the licensing of back office applications.

Service revenue, which includes $321 thousand of ASP-related revenues in fiscal year 2000, decreased 19%, from $89.6 million for the year ended September 30, 1999 to $72.6 million for the year ended September 30, 2000. The decrease was primarily attributable to lower software license fee revenue and elimination of Year 2000 consulting services after the first quarter of 2000. The following table summarizes the composition and decrease in the Company's service revenue:


12 MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

                                                                                                                         % OF $
                                                              FISCAL YEAR ENDED                                         INCREASE
                                                                 SEPTEMBER 30,                                         (DECREASE)
(IN THOUSANDS                                         ----------------------------------------------------------------------------
    EXCEPT PERCENTAGE DATA)                             2000                        1999                              1999 TO 2000
----------------------------------------------------------------------------------------------------------------------------------
Software maintenance revenue                          $42,836                     $42,153                                  2 %
Consulting services revenue                            29,746                      47,415                                (37)
-----------------------------------------------------------------------------------------
TOTAL SERVICE REVENUE ......                          $72,582                     $89,568                                (19)%
----------------------------------------------------------------------------------------------------------------------------------

COST OF SOFTWARE LICENSE FEES

Cost of software license fees consists primarily of amortization expense related to capitalized software development costs, royalties on the sale of third-party products and the cost of product media, manuals and shipping. Cost of license fees decreased from $14.5 million or 45% of software license fees in fiscal
1999 to $7.1 million or 35% of license fees in fiscal 2000. Excluding the 1999 charges related to product discontinuance of $6.3 million (which includes $5.6 million related to the write-off of capitalized purchased software and $0.7 million related to the write-off of prepaid royalties for third-party products sold with the discontinued product lines), cost of software license fees decreased 13% from $8.2 million for the year ended September 30, 1999 to $7.1 million for the year ended September 30, 2000. Exclusive of the changes related to product discontinuances in fiscal 1999, cost of software license fees as a percentage of software license fee revenue increased from 25% for the year ended September 30, 1999 to 35% for the year ended September 30, 2000. The decrease in the dollar amount of such costs resulted primarily from the elimination of amortization of capitalized software costs related to discontinued products during fiscal 1999. Also contributing to the increase as a percentage of license fee revenues was a decrease in software license fees and an increase in third-party royalty fees.


COST OF SERVICES

Cost of services consists of costs to provide support, implementation, consulting and training services to licensees as well as costs related to the ASP services. Cost of services decreased 16% from $40.4 million for the year ended September 30, 1999 to $33.8 million for the year ended September 30, 2000. Cost of services as a percentage of service revenue increased from 45% for the year ended September 30, 1999 to 47% for the year ended September 30, 2000. The decrease in the dollar amount is due to lower third-party consulting fees partially offset by the increased costs associated with the Company's ASP data center. The percentage increase is primarily attributable to costs associated with the divestiture of the Infinium Financials for Windows NT product to Artemis and service costs associated with the ASP data center. For the year ended September 30, 2000, the cost of services relating to the discontinued product lines and ASP cost of service was $1.9 million and $2.6 million, respectively.


RESEARCH AND DEVELOPMENT

Research and development expense consists primarily of engineering personnel costs, contractor costs, and associated facilities and computers and communications overhead, reduced by capitalized software development costs and research funding. The following table sets forth, for the periods indicated, the relationship between the Company's research and development expense as recorded on its consolidated statements of income and its total research and development spending:


                                           FISCAL YEAR ENDED SEPTEMBER 30,
                                           --------------------------------
 (IN THOUSANDS)                                 2000           1999
---------------------------------------------------------------------------
Research and development expense .....        $21,352        $19,140
Capitalized software development costs          1,557          5,793
---------------------------------------------------------------------------
RESEARCH AND DEVELOPMENT SPENDING ....        $22,909        $24,933
===========================================================================

Research and development expense was $19.1 million and $21.4 million for the years ended September 30, 1999 and 2000, respectively. Research and development expense as a percentage of total revenue was 16% for the year ended September 30, 1999 and 23% for the year ended September 30, 2000. The Company capitalized $5.8 million for the year ended September 30, 1999 and $1.6 million for the year ended September 30, 2000. Additionally, research and development spending decreased 8% from $24.9 million for the year ended September 30, 1999 to $22.9 million for the year ended September 30, 2000. For the year ended September 30, 2000, research and development expenses associated with discontinued product lines was $2.1 million. The Company continues to make significant investments in research and development. The Company believes that this significant level of research and development spending is critical to building long-term product and technology advantages in the market.


SALES AND MARKETING

Sales and marketing expense consists primarily of salaries, commissions, travel, promotional expenses, facilities, and computers and communications overhead costs. Sales and marketing expense increased 2% from $40.1 million for the year ended September 30, 1999 to $40.8 million for the year ended September 30, 2000. Sales and marketing expense as a percentage of total revenue increased from 33% for the year ended September 30, 1999 to 44% for the year ended September 30, 2000. The increase in expenses as both a dollar amount and percentage was primarily due to increased investments in the Company's corporate image and brand awareness marketing, including an ASP business advertising campaign. These costs were partially offset by reduced commissions resulting from lower sales levels.


GENERAL AND ADMINISTRATIVE

General and administrative expense consists primarily of compensation for executive and administrative personnel, associated facilities, computers and communications overhead, provision for doubtful accounts, amortization of intangible assets, insurance, outside professional fees, and a portion of the expenses incurred related to the Company's discontinued product lines. General and administrative expense increased 17%, from $14.5 million for the year ended September 30, 1999 to $17.0 million for the year ended September 30, 2000. General and administrative expense as a percentage of total revenue increased from 12% for the year ended September 30, 1999 to 18% for the year ended September 30, 2000. The increase in general and administrative expense was primarily due to costs associated with the Company's increasing focus on its new application service provider and customer relationship management lines of business, as well as the expense incurred in connection with the discontinued product lines. In addition, during the third quarter of fiscal 2000, general and administrative expense included costs associated with employee attendance at Infinium World, the Company's annual customer conference.


         MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000 13

WRITE-OFF OF DISCONTINUED PRODUCT LINES

In the fourth quarter of fiscal year 1999, the Company decided to discontinue new release development of Infinium Financials and Infinium Human Resources for Microsoft Windows NT. The Company had agreed to provide maintenance and consulting services for existing customers until November 2000. Of the $9.5 million of estimated costs related to these actions, $2.3 million is related to impaired receivables, $5.6 million relates to the write-off of capitalized and purchased software, $0.9 million is related to the write-off of goodwill associated with the Company's acquisition of Time Open Systems Limited, and $0.7 million is related to the write-off of prepaid royalties for third-party products sold with the discontinued product lines.


In fiscal year 2000, the Company realized operating losses from its dis-continued product line of $5.7 million. Operating expenses of $6.2 million were incurred to provide maintenance and support, to transition customers to alternative software platforms and to resolve disputes.


Expenses recorded in cost of service, research and development, and general and administrative were $1.9 million, $2.1 million, and $2.2 million, respectively.


OTHER INCOME, NET

Other income, net consists of interest income, interest expense, foreign exchange gains and losses, marketable equity securities gains and losses and a legal settlement. During the fourth quarter of fiscal 2000, the Company recorded a $4.9 million gain associated with a legal settlement associated with a claim it brought to defend the Company's intellectual property. Other income, net increased 132% from $2.6 million for the year ended September 30, 1999 to $6.1 million for the year ended September 30, 2000. The increase was primarily attributed to the settlement noted above.


PROVISION FOR (BENEFIT FROM) INCOME TAXES

The provision for (benefit from) federal, state and foreign income taxes was ($1.7) million and $6.9 million for the years ended September 30, 1999 and 2000, respectively. The tax benefit realized during fiscal year 1999 was attributed to the charge to operations of $9.5 million for the write-off of discontinued product lines. The effective tax rate was (42%) for the year ended September 30, 1999 and 33% for the year ended September 30, 2000. During the fourth quarter of fiscal 2000 the Company established a valuation allowance for its deferred tax assets which resulted in a $14.0 million charge. (See Notes 2 and 12 to the consolidated financial statements.)


YEAR ENDED SEPTEMBER 30, 1999 COMPARED TO
YEAR ENDED SEPTEMBER 30, 1998


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

                                          FISCAL YEAR ENDED            % OF $
                                             SEPTEMBER 30,            INCREASE
(IN THOUSANDS,                        -----------------------------------------
   EXCEPT PERCENTAGE DATA)              1999             1998      1999 TO 1998
-------------------------------------------------------------------------------
Software maintenance revenue          $42,153          $38,530         9 %
Consulting services revenue            47,415           34,960        36
                                      -------          -------
TOTAL SERVICES REVENUE                $89,568          $73,490        22 %


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

The increase in the dollar amount of such costs and as a percentage of software license fees resulted primarily from the costs associated with the discontinuance of some products. In fiscal year 1999, the Company decided to discontinue new release development of Infinium Financials for Microsoft Windows NT and Infinium Human Resources for Microsoft Windows NT. The Company provided maintenance and consulting services for existing customers until November 2000. The cost of providing the maintenance and consulting services was expensed as incurred. The Company recognized $9.5 million of estimated costs related to the discontinuance, of which $6.3 million (which includes $5.6 million related to the write-off of capitalized and purchased soft-


14 MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000 ware and $0.7 million related to the write-off of prepaid royalties for third-party products sold with the discontinued product lines) was included in cost of software license fees for fiscal 1999. The Company will continue to develop new releases and provide maintenance and consulting services for its payroll and human resources products for Microsoft Windows NT acquired in the Cort acquisition. (See Note 6 to the consolidated financial statements.) Also contributing to the increase in cost of software license fees was $0.4 million of amortization related to another discontinued product in the first quarter of fiscal 1999. (See Note 8 to the consolidated financial statements.) Additionally, the decline in software license fees for 1999 contributed to the percentage increase.


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


RESEARCH AND DEVELOPMENT

Research and development expense consists primarily of engineering personnel costs, contractor costs, and associated facilities and computers and communications overhead, reduced by capitalized software development costs and research funding. The following table sets forth, for the periods indicated, the relationship between the Company's research and development expense as recorded on its consolidated statement of operations and its total research and development spending:


                                                           FISCAL YEAR ENDED SEPTEMBER 30,
                                                         -----------------------------------
 (IN THOUSANDS)                                             1999                       1998
--------------------------------------------------------------------------------------------
Research and development expense .....                    $19,140                    $19,071
Capitalized software development costs                      5,793                      4,698
Funded research ......................                         --                        430
--------------------------------------------------------------------------------------------
RESEARCH AND DEVELOPMENT SPENDING ....                    $24,933                    $24,199
============================================================================================

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


SALES AND MARKETING

Sales and marketing expense consists primarily of salaries, commissions, travel, promotional expenses, and associated facilities, computers, and communications overhead. Sales and marketing expense increased 10%, from $36.6 million for the year ended September 30, 1998, to $40.1 million for the year ended September 30, 1999. Sales and marketing expense as a percentage of total revenue increased from 32% for the year ended September 30, 1998, to 33% for the year ended September 30, 1999. The increase in expenses as both a dollar amount and percentage was primarily due to increased investments in the Company's corporate image and brand awareness marketing, including an advertising campaign.


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

The increase in general and administrative expense was primarily due to costs relating to the discontinuance of Infinium Financials for Microsoft Windows NT and Infinium Human Resources for Microsoft Windows NT. The Company recognized $9.5 million of estimated costs related to the discontinuance, of which $3.2 million (which includes $2.3 million related to impaired receivables and $0.9 million related to the write-off of goodwill associated with the Company's acquisition of Time Open Systems Limited) was included in general and administrative costs for fiscal 1999.

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

In fiscal year 1998, the Company acquired Cort. Upon consummation of the Cort acquisition, the Company expensed $7.8 million of in-process research and development that had not yet reached technological feasibility and had no alternative future use as determined by an independent appraiser. Accordingly, this amount was charged to operations at the acquisition date. The value was determined by estimating the future net cash flows from the in-process technology and discounting the net cash flows back to their present value. The estimated net cash flows used in the aforementioned valuation were based on management's estimates of revenue, cost of sales, research and development costs, sales and marketing costs, general and administrative costs, and


         MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000 15 income taxes related to the technology. The discount rate used included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology.

The $7.8 million of in-process research and development represented in-process research and development for 32-bit versions of Cort's payroll and human resources applications for Microsoft Windows NT. At the time of the acquisition, the software required significant modifications in order to reach technological feasibility. The 32-bit version of the software was necessary in order to operate the software with current versions of Microsoft Windows NT. In addition, the 32-bit version was designed to utilize the Microsoft SQL Server database. The software was completed in June 1999. Actual costs of completion were not materially different from estimates; however, actual revenue received was less than expected. The Company believed the shortfall in revenue was primarily due to potential customers deciding to postpone software purchases to focus on their internal Year 2000 compliance issues.

Also in fiscal year 1998, the Company acquired technology to support and enable operation of transaction-based functionality specific to a Microsoft Windows NT-based application for $3.4 million. The technology as received had not met technological feasibility as defined by the Statement of Financial Accounting Standards No. 86 (SFAS 86), Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Accordingly, the acquisition of the technology for $3.4 million was written-off upon delivery.

OTHER INCOME, NET

Other income, net consists of interest income, interest expense, foreign exchange gains and losses, and gains and losses on the sale of marketable equity securities. Other income, net increased 51%, from $1.7 million for the year ended September 30, 1998, to $2.6 million for the year ended September 30, 1999. The increase was primarily attributed to a gain on the sale of marketable equity securities.


PROVISION FOR (BENEFIT FROM) INCOME TAXES

The provision for (benefit from) federal, state, and foreign income taxes was $0.1 million and ($1.7) million for the years ended September 30, 1998, and 1999, respectively. The tax benefit realized during fiscal year 1999 was attributed to a charge to operations of $9.5 million for the write-off of discontinued product lines. The effective tax rate was 32% for the year ended September 30, 1998, and 42% for the year ended September 30, 1999. (See Note 12 to the consolidated financial statements.)


LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2000, the Company had cash, cash equivalents, and marketable securities of $20.7 million, resulting from a net use of cash, cash equivalents, and marketable securities of $26.4 million during fiscal year 2000. Operating activities consumed $12.4 million. Net loss, which includes an $8.1 million operating loss associated with the ASP business unit, and a $5.7 million operating loss from discontinued operations, totaled $27.8 million. The impacts on operating activities of depreciation and amortization, and deferred income tax reductions of $8.9 and $7.3 million, respectively. Additionally, the Company received $4.0 million of proceeds associated with a legal settlement.

Investing activities included $1.6 million used to fund capitalized software, and $10.0 million used to fund purchases of property, computers and equipment, of which $7.2 million was associated with the Company's ASP business unit. The acquisitions of iT-Soft and Dexton consumed an additional $4.6 million. Proceeds from the exercise of stock options and the employee stock purchase plan provided $1.8 million. In July 2000, the Company entered into an agreement with a major financial institution for $3.0 million line of credit. No borrowings are outstanding against this line of credit.

Days sales outstanding (DSO) increased to 58 days at September 30, 2000, compared to 47 days at September 30, 1999. The Company calculates DSO by dividing the ending accounts receivable balance, net of allowance for doubtful accounts, by the annualized revenue for the most recent fiscal quarter, multiplied by 360. The Company believes that this method of deriving DSO is indicative of actual results due to the cyclical nature of software license and service transactions, which are often consummated near the end of the quarter, as well as the fluctuation of transactions from one quarter to the next. The Company's accounts receivable balance at September 30, 2000, net of the allowance for doubtful accounts, was $16.2 million. This compares with $16.5 million as of September 30, 1999.

Deferred revenue decreased $1.1 million, from $37.8 million at September 30, 1999, to $36.7 million at September 30, 2000. The decrease in deferred revenue primarily resulted from a decrease in the deferred consulting services component of revenue.

The Company believes that cash, cash equivalents, and marketable securities on hand and cash flows from operations will be sufficient to fund its operations at least through fiscal 2001. While operating activities may provide cash in certain periods, to the extent the Company experiences growth in the future, the Company anticipates that its operating and investing activities may use cash, and, consequently, such growth may require the Company to obtain additional sources of financing.


RECENTLY ISSUED ACCOUNTING STANDARDS

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, as amended by SAB 101A and SAB 101B, which is effective in the first quarter of fiscal year 2001. SAB 101 clarifies the Securities and Exchange Commission's view regarding recognition of revenue. The Company is currently evaluating the effects of this change but anticipates that the adoption of SAB 101 will not have a material effect on the Company's financial position or results of operations.

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The Company will adopt SFAS No. 133, as required by SFAS No. 137, Deferral of the Effective Date of the FASB Statement No. 133, in fiscal year 2001. The adoption of SFAS No. 133 is not expected to have a material impact on the Company's financial position or results of operations.


16 MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

IMPACT OF THE YEAR 2000

The Year 2000 issue related primarily to computer software and operating systems in which dates have been abbreviated. Unless corrected, these systems may have recognized the date of "January 1, 2000" as "January 1, 1900." The Company instituted a Year 2000 project in which Year 2000 issues were assessed and addressed in the development of its software systems, its relationships with third parties, and its internal operating systems. The Company has not experienced any material issues or failures related to the Year 2000.


FACTORS AFFECTING FUTURE PERFORMANCE

The Company's quarterly revenue and operating results have varied sig-nificantly in the past and are likely to vary substantially from quarter to quarter in the future. Such fluctuations may result in volatility in the price of the Company's common stock. Quarterly revenue and operating results may fluctuate as a result of a variety of factors, including the Company's lengthy sales cycle, the proportion of revenue attributable to license fees versus services revenue, changes in the level of operating expenses, demand for the Company's products, the introduction of new products and product enhancements by the Company or its competitors, changes in customer budgets, competitive conditions in the industry, and general economic conditions. Further, the purchase of the Company's products often involves a significant commitment of capital by its customers with the attendant delays frequently associated with large capital expenditures and authorization procedures within an organization. For these and other reasons, the sales cycles for the Company's products are typically lengthy and subject to a number of significant risks over which the Company has little or no control. The Company historically has operated with little software license backlog because its software products are generally shipped as orders are received. The Company has often recognized a substantial portion of its revenue in the last month of the quarter and often in the last week of that month. As a result, license fees in any quarter are substantially dependent on orders booked and shipped in the last month or last week of that quarter. Accordingly, a small variation in the timing of recognition of revenue for specific transactions would adversely and disproportionately affect the Company's operating results for a quarter because the Company establishes its expenditure levels on the basis of its expected future revenue and only a small portion of the Company's expenses varies with its revenue. The Company believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as indicative of future performance.

For the fiscal year ended September 30, 2000, the Company had net losses of $27.8 million. There can be no assurance that the Company will not continue to incur losses for the foreseeable future. The Company's future profitability will depend on its ability to generate and sustain substantial revenues from software license fees and services revenue, including revenues from its new ASP offering. If the Company does become profitable in the future, it may not be able to sustain or increase profitability on a quarterly or annual basis.

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

As the Company's primary current source of revenue comes from customers using IBM midrange computers, future revenue from licenses of present products and sales of services and recurring maintenance revenue are therefore dependent on continued widespread use of the AS/400 and the continued support of such computers by IBM. In addition, because the Company's current AS/400 product line requires the use of IBM's OS/400 operating system, the Company may be required to adapt its products to any changes made in such operating systems in the future. The Company's inability to adapt to future changes in the OS/400 operating system, or delays in doing so, could have a material adverse effect on the Company's business, operating results, and financial condition.

In fiscal year 1999, the Company decided to discontinue new release development of Infinium Financials for Microsoft Windows NT and Infinium Human Resources for Microsoft Windows NT, in order to focus additional resources towards deploying its other financial and human resource systems over the Internet and expanding the breadth of its product lines. The Company is continuing to develop its financial and human resources systems for the IBM AS/400 and the Advantage Human Resources and Payroll systems for Microsoft Windows NT, which it acquired from Cort. The Company has worked with the customers of the discontinued products to provide various alternative solutions, including migration to the Company's other financial and human resources applications and identifying partners to continue to provide new release development of the discontinued products. However, there can be no assurance that the Company will not continue to encounter customer claims resulting from this discontinuance that could have a material adverse effect upon the Company's financial condition.


         MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000 17

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

The business applications software market is highly competitive and rapidly changing. A number of companies offer products similar to the Company's products and target the same customers as the Company. In addition, a number of companies are planning to offer products over the Internet competitive to the Company's products. The Company believes its ability to compete depends upon many factors within and outside its control, including the timely development and production of new products and product enhancements, product functionality, performance, price, reliability, customer service and support, sales and marketing efforts, and product distribution. The Company believes that competition in its industry is undergoing rapid change and that the barriers to competition between market segments that have previously existed are decreasing. Due to the relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies in the client/server business applications software market as well as from companies in the expanding Internet business applications market that the Company has entered. Increased competition may result in price reductions, reduced gross margins, and loss of market share, any of which would have a material adverse effect on the Company's business, operating results, and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, operating results, and financial condition.

Revenue from customers outside North America represented 7%, 7%, and 9% of the Company's total revenue in fiscal 1998, 1999, and 2000, respectively. The Company believes that its revenue and future operating results will depend, in part, on its ability to increase sales in international markets. There can be no assurance that the Company will be able to maintain or increase its current level of international revenue.

There can be no assurance that the Company will be able to sell its ASP offering to existing customers of its software products and consulting services, or to new customers. If the Company's ASP offering does not meet with market acceptance, the Company may incur substantial additional costs or delays in the further development and expansion of its ASP offering.

To provide its ASP offering, the Company depends on third parties to supply telecommunications and other equipment and services to its data center. The Company's failure to maintain a continuous supply of any of these equipment and services could temporarily prevent it from delivering its ASP offering. A disruption in its ability to provide its ASP offering could keep the Company from maintaining required standards of service and cause it to incur contractual penalties and lose customers.

Market acceptance of the Company's ASP offering, and its ability to increase its related revenues, will depend on continuing acceptance of use of the Internet and related technologies for e-business. This acceptance may be limited without the further development of the Internet's infrastructure and related technologies. This continued development includes maintenance of reliable networks with the necessary speed, data capacity and security to provide viable marketplaces for e-business, as well as timely development of complementary products for providing reliable, easy-to-use access and services. Other factors that may affect the growth of the Internet and related technologies as media for e-business include increases in access costs; government regulation; uncertainty regarding intellectual property ownership; reluctance to adopt new business methods; and costs associated with the obsolescence of existing infrastructure. Management cannot be certain that the Internet and related technologies will provide viable marketplaces for e-business in the long term.

Questions surrounding the secure transmission of confidential information to and from Infinium's secure data center form a potential barrier to the growth of the Company's ASP services. The Company's ASP services rely on encryption and authentication technology licensed from third parties to provide the security required to safely transmit confidential information. While the Company has implemented a variety of state of the art network security systems to protect against unauthorized access, computer viruses, other intentional acts and acci-dents and disruptions may occur. Infinium's clients may experience service interruptions or delays as a result of accidental or intentional disruptions. Such acts could jeopardize the security of confidential client information. This could potentially result in liability to Infinium, loss of existing clients or the loss of reputation leading to difficulties in attracting new clients. Although the Company plans to continuously upgrade its security systems, Infinium's security could be circumvented in the future. The costs required to avoid the intrusion of or to eliminate computer viruses or to alleviate other potential or real security threats could be expensive, and any additional efforts required to address security issues could result in service interruptions or delays to clients which would have a material adverse effect on Infinium's business, results of operations and financial condition.

Risks inherent in the Company's international business activities generally include unexpected changes in regulatory requirements, tariffs, and other trade barriers, costs, and difficulties of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, including restrictions on the repatriation of earnings, the burdens of complying with a wide variety of foreign laws, and economic instability. There can be no assurance that such factors would not have a material adverse effect on the Company's future international revenue and, consequently, on the Company's business, operating results, and financial condition.


18   MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

During fiscal 2000, Infinium invested in its Application Service Provider (ASP) services offering, including opening its full-service carrier-class ASP enterprise solutions-hosting center. The Company made ASP capital investments of $7.2 million and incurred operating losses of $8.1 million in that part of its business. The Company has limited operating history in the ASP environment. Its current and potential competitors in the ASP business include many companies focussed exclusively on the application hosting business. Many of the competitors in the ASP business have longer operating histories, greater name recognition, more established relationships, greater resources and other competitive advantages over the Company's ASP business. As a result, the Company's ASP business is subject to many of the same types of risks related to the Company's product offerings as noted above.

Due to the foregoing factors and the factors set forth under "Results of Operations" above, it is likely that in some future quarter the Company's operating results will be below the expectations of the Company and public market analysts and investors. In such an event, the price of the Company's common stock would likely be materially adversely affected.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The following discussion about the Company's market risk involves forward looking statements. Actual results could differ materially from those discussed in the forward looking statements. The Company is exposed to market risk related to changes in interest rates and foreign currency exchange rates. The Company does not use derivative financial instruments for speculative or trading purposes.


INTEREST RATE RISK

The Company is exposed to market risk from changes in interest rates primarily through its investing and borrowing activities. In addition, the Company's ability to finance future acquisition transactions may be impacted if the Company is unable to obtain appropriate financing at acceptable rates. The Company's investing strategy to manage interest rate exposure is to invest in short-term, highly liquid investments. The Company maintains a portfolio of highly liquid cash equivalents and short-term investments (primarily in high-grade municipal notes). At September 30, 2000, the fair value of the Company's short-term investments approximated market value.


FOREIGN CURRENCY RISK

The Company faces exposure to movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not use derivative financial instruments to hedge foreign currency exposures or for trading. Historically, the Company's primary exposures have been related to the operations of its foreign subsidiaries. In fiscal 2000, the net impact of foreign currency changes was not material.


         MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000  19

REPORT OF INDEPENDENT ACCOUNTANTS



TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
INFINIUM SOFTWARE, INC.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and cash flows, present fairly, in all material respects, the financial position of Infinium Software, Inc. and its subsidiaries at September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
November 17, 2000


20 MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

INFINIUM SOFTWARE, INC.
CONSOLIDATED BALANCE SHEET

 (IN THOUSANDS)


                                                                                   SEPTEMBER 30,
                                                                              -----------------------
                                                                                2000           1999
-----------------------------------------------------------------------------------------------------
 ASSETS

 Current assets:
   Cash and cash equivalents                                                  $ 17,665       $ 23,099
   Marketable securities at fair market value                                    3,073         24,113
   Accounts receivable, less allowance for doubtful accounts of $3,455 and
   $4,229 at September 30, 2000 and 1999, respectively                          16,218         16,510
   Deferred income taxes                                                            --          3,590
   Prepaid expenses and other current assets                                     4,465          4,142
                                                                              -----------------------
    TOTAL CURRENT ASSETS                                                        41,421         71,454
                                                                              -----------------------
 Property and equipment, net                                                    16,574         10,593
 Capitalized software development costs, net                                     5,569          5,406
 Goodwill and other intangible assets, net                                       5,327            755
 Deferred income taxes                                                              --          3,477
 Other assets                                                                    2,358          2,196
                                                                              -----------------------
   TOTAL ASSETS                                                               $ 71,249       $ 93,881
=====================================================================================================
 LIABILITIES AND STOCKHOLDERS' EQUITY

 CURRENT LIABILITIES:

  Accounts payable                                                            $  6,836       $  7,775
  Accrued expenses                                                              14,293         11,709
  Income taxes payable                                                             441            795
  Lease obligation, short-term portion                                              71            109
  Deferred revenue                                                              35,273         35,744
                                                                              -----------------------
    TOTAL CURRENT LIABILITIES                                                   56,914         56,132
                                                                              -----------------------
Lease obligation, long-term portion                                                291            343
Deferred revenue                                                                 1,381          2,063

Other long-term liabilities (Note 6)                                             1,000             --
                                                                              -----------------------
    TOTAL LIABILITIES                                                           59,586         58,538
                                                                              -----------------------
Commitments and contingencies (Note 18)
Common stock, $.01 par value; authorized 40,000 shares, issued
  12,927 and 12,607 shares at September 30, 2000 and 1999                          129            126
Additional paid-in capital                                                      38,327         36,306
Retained earnings (deficit)                                                    (26,876)         1,188
Accumulated other comprehensive income (loss)                                      293           (257)
                                                                              -----------------------
                                                                                11,873         37,363

Less: treasury stock at cost, 43 and 410 shares at September 30, 2000
  and 1999, respectively                                                          (210)        (2,020)
                                                                              -----------------------
  TOTAL STOCKHOLDERS' EQUITY                                                     11,663        35,343
                                                                              -----------------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $ 71,249      $ 93,881
=====================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.


        MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000   21

INFINIUM SOFTWARE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             FISCAL YEAR ENDED SEPTEMBER 30,
                                                                        -----------------------------------------
                                                                           2000            1999            1998
-----------------------------------------------------------------------------------------------------------------
REVENUE:
   Software license fees                                                $  20,473       $  32,437       $  40,704
   Services revenue                                                        72,582          89,568          73,490
                                                                        -----------------------------------------
     TOTAL REVENUE                                                         93,055         122,005         114,194
                                                                        -----------------------------------------
OPERATING COSTS AND EXPENSES:
   Cost of software license fees                                            7,101          14,518           7,210
   Cost of services                                                        33,828          40,389          32,330
   Research and development                                                21,352          19,140          19,071
   Sales and marketing                                                     40,810          40,135          36,632
   General and administrative                                              17,024          14,514           9,351
   Write-off of in-process research and development acquired (Note 6)          --              --          11,196
                                                                        -----------------------------------------
     TOTAL OPERATING COSTS AND EXPENSES                                   120,115         128,696         115,790
                                                                        -----------------------------------------
LOSS FROM OPERATIONS                                                      (27,060)         (6,691)         (1,596)
Other income, net                                                           6,104           2,633           1,744
                                                                        -----------------------------------------
INCOME (LOSS) BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAXES            (20,956)         (4,058)            148
Provision for (benefit from) income taxes                                   6,860          (1,698)             47
                                                                        -----------------------------------------
NET INCOME (LOSS)                                                       $ (27,816)      $  (2,360)      $     101
=================================================================================================================
BASIC PER SHARE DATA:
   Net income (loss) per share - basic                                  $   (2.20)      $   (0.19)      $    0.01
   Weighted shares outstanding - basic                                     12,668          12,421          12,399
DILUTED PER SHARE DATA:
   Net income (loss) per share - diluted                                $   (2.20)      $   (0.19)      $    0.01
   Weighted shares outstanding - diluted                                   12,668          12,421          13,808
=================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.


22     MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

INFINIUM SOFTWARE, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1998, 1999, AND 2000 (IN THOUSANDS)

                                                                                                      ACCUMULATED
                                             COMMON                     ADDITIONAL                        OTHER          TREASURY
                                             SHARES        COMMON         PAID-IN       RETAINED      COMPREHENSIVE        STOCK
                                             ISSUED        STOCK          CAPITAL        EARNINGS     INCOME (LOSS)       AT COST
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1997                12,162       $    122       $ 33,325       $  5,298       $    (10)            --
----------------------------------------------------------------------------------------------------------------------------------
Stock issued upon exercise of
   stock options                                405              4          1,990
Stock issued in connection with
   employee stock purchase plan                  40                           326
Income tax benefit from exercise
   of stock options and employee
   stock purchase plan                                                      1,003
Purchase of treasury stock at cost                                                                                    $ (2,944)
Treasury stock reissued upon
   exercise of stock options and
   employee stock purchase plan                                                             (926)                        1,651
Comprehensive loss:
   Net income for the year                                                                   101
   Cumulative translation adjustment                                                                       (309)
     Comprehensive loss
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1998                12,607            126         36,644          4,473           (319)        (1,293)
----------------------------------------------------------------------------------------------------------------------------------
Income tax provision from
   exercise of stock options                                                 (338)
Purchase of treasury stock at cost                                                                                      (2,968)
Treasury stock reissued upon exercise
   of stock options and employee
   stock purchase plan                                                                      (925)                        2,241
Comprehensive loss:
   Net loss for the year                                                                  (2,360)
   Unrealized gain on marketable
     equity securities                                                                                       74
   Cumulative translation adjustment                                                                        (12)
     Comprehensive loss
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1999                12,607            126         36,306          1,188           (257)        (2,020)
----------------------------------------------------------------------------------------------------------------------------------
Stock issued in connection with
   Dexton acquisition                           320              3          1,837
Treasury stock reissued upon
   exercise of stock options and
   employee stock purchase plan                                               184           (248)                        1,810
Comprehensive loss:
   Net loss for the year                                                                 (27,816)
   Unrealized gain on marketable
     equity securities                                                                                      525
   Cumulative translation adjustment                                                                         25
     Comprehensive loss
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 2000                12,927       $    129       $ 38,327       $(26,876)      $    293       $   (210)
==================================================================================================================================


                                                   TOTAL       COMPREHENSIVE
                                                STOCKHOLDERS'     INCOME
                                                   EQUITY         (LOSS)
--------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1997                   $ 38,735
--------------------------------------------------------------------------
Stock issued upon exercise of
   stock options                                   1,994
Stock issued in connection with
   employee stock purchase plan                      326
Income tax benefit from exercise
   of stock options and employee
   stock purchase plan                             1,003
Purchase of treasury stock at cost                (2,944)
Treasury stock reissued upon
   exercise of stock options and
   employee stock purchase plan                      725
Comprehensive loss:
   Net income for the year                           101       $    101
   Cumulative translation adjustment                (309)          (309)
                                                               --------
     Comprehensive loss                                        $   (208)
---------------------------------------------------------      ========
BALANCE AT SEPTEMBER 30, 1998                     39,631
---------------------------------------------------------
Income tax provision from
   exercise of stock options                        (338)
Purchase of treasury stock at cost                (2,968)
Treasury stock reissued upon exercise
   of stock options and employee
   stock purchase plan                             1,316
Comprehensive loss:
   Net loss for the year                          (2,360)      $ (2,360)
   Unrealized gain on marketable
     equity securities                                74             74
   Cumulative translation adjustment                 (12)           (12)
                                                               --------
     Comprehensive loss                                        $ (2,298)
---------------------------------------------------------      ========
BALANCE AT SEPTEMBER 30, 1999                     35,343
---------------------------------------------------------
Stock issued in connection with
   Dexton acquisition                              1,840
Treasury stock reissued upon
   exercise of stock options and
   employee stock purchase plan                    1,746
Comprehensive loss:
   Net loss for the year                         (27,816)      $(27,816)
   Unrealized gain on marketable
     equity securities                               525            525
   Cumulative translation adjustment                  25             25
                                                               --------
     Comprehensive loss                                        $(27,266)
---------------------------------------------------------      ========
BALANCE AT SEPTEMBER 30, 2000                   $ 11,663
=========================================================


The accompanying notes are an integral part of the consolidated financial statements.


       MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000    23

INFINIUM SOFTWARE, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

(IN THOUSANDS)

                                                                                       FISCAL YEAR ENDED SEPTEMBER 30,
                                                                                  --------------------------------------
                                                                                    2000           1999           1998
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                              $(27,816)      $ (2,360)      $    101
   Adjustments to reconcile net income (loss) to net cash provided by (used in)
     operating activities:
     Depreciation and amortization                                                   8,944         15,138          6,780
     Allowance for doubtful accounts                                                  (774)         2,679            977
     Deferred income taxes                                                           7,295         (1,287)        (2,634)
     Write-off of in-process research and development acquired (Note 6)                 --             --         11,196
     Changes in operating assets and liabilities, net of effects from corporate acquisitions
       Accounts receivable                                                           1,603          8,181         (9,165)
       Prepaid expenses and other current assets                                      (325)         1,941         (1,123)
       Other assets                                                                   (162)           969           (272)
       Accounts payable                                                             (1,233)          (360)         2,829
       Accrued expenses                                                              1,519         (2,834)         1,713
       Income taxes payable                                                           (315)        (2,525)         1,750
       Deferred revenue                                                             (1,136)        (4,644)         5,215
                                                                                  --------------------------------------
   NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                             (12,400)        14,898         17,367
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of marketable securities                                                (4,148)       (20,714)       (55,640)
   Sale of marketable securities                                                    25,713         30,186         60,595
   Purchase of property and equipment                                              (10,050)        (6,473)        (3,528)
   Capitalization of internal software development costs                            (1,557)        (5,843)        (5,473)
   Corporate acquisitions, net of cash acquired (Note 6)                            (4,575)            --         (9,371)
   Investment in unaffiliated entities                                                  --             --           (850)
                                                                                  --------------------------------------
      NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                            5,383         (2,844)       (14,267)
------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from the exercise of stock options,
      and employee stock purchase plan                                               1,746          1,316          3,021
   Purchase of treasury stock                                                           --         (2,968)        (2,944)
                                                                                  --------------------------------------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                                  1,746         (1,652)            77
========================================================================================================================
EFFECT OF FOREIGN EXCHANGE RATE ON CASH                                               (163)           (11)          (248)
Net increase (decrease) in cash and cash equivalents                                (5,434)        10,391          2,929
                                                                                  --------------------------------------
Cash and cash equivalents, beginning of year                                        23,099         12,708          9,779
CASH AND CASH EQUIVALENTS, END OF YEAR                                            $ 17,665       $ 23,099       $ 12,708
------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid during the year for:
      Interest                                                                    $     25       $     --       $     --
      Income taxes paid (refunded), net of refunds received                           (785)         2,209            804
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Equipment purchased under capital leases                                       $     --       $    452       $     --
   Common stock issued in acquisition                                             $  1,840       $     --       $     --
   Note payable incurred in acquisition                                           $  1,500       $     --       $     --
========================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.


24    MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

INFINIUM SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. THE COMPANY

Founded in 1981, Infinium develops, markets, and supports enterprise- level business software applications. The Company's software products automate the financial management, human resource management, and materials management functions of organizations in a broad range of industries worldwide. The Company also offers a specialized manufacturing system designed to manage process-manufacturing operations. The Company offers products that are designed for IBM's AS/400 computers and for the Microsoft Windows NT operating system. In addition to different operating systems, the Company's products can be deployed in a number of different networking environments, including local area networks, wide area networks, intranets, and the Internet.


In fiscal 2000, the Company acquired Dexton Information Systems, a supplier of Web-based customer relationship management solutions (CRM). The Company's CRM is a fully integrated, highly flexible, Web-enabled solution that supports business relationship management, sales and marketing, and support services with a single, central market database, current market overview, and tremendous integration potential.


During fiscal year 2000, the Company focused on extending its offerings from traditional back-office applications and services to e-business solutions and application hosting services. The Company retooled its traditional applications for delivery over the Web, and added Web-based front office applications. The Company's entry into the Application Service Provider (ASP) market included the opening of its full-service, carrier-class ASP enterprise solution-hosting center.


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


REVENUE RECOGNITION

The Company recognizes software revenues in accordance with the provisions of Statement of Position 97-2 (SOP 97-2), Software Revenue Recognition. Revenue from software license fees is recognized when there is evidence of an arrangement, the product has been delivered, fees are fixed or determinable, and collection of the related receivable is deemed probable. Revenue from sales through distributors is recorded net of distributor commissions. Maintenance revenues, including those bundled with the initial license fee, are deferred and recognized ratably over the service period. Consulting and training service revenues are recognized as the services are performed.

Revenues from the Company's application services provider business consist of monthly fees from ongoing services, including hosting, and are recognized daily as earned over the contract term, typically three years. The monthly fee for application services is typically fixed for the life of the contract, but subject to increases in the event a customer requires additional applications, increases its number of users or increases frequency of use. The Company recognizes set-up fees for these arrangements over the expected life of the customer relationship. Recognition of revenue related to these arrangements commences on the date that the customer is able to access and utilize the features and functionality of the applications as intended.


CASH, CASH EQUIVALENTS AND MARKETABLE SECURITIES

The Company invests its excess cash primarily in securities of government agencies, high-grade commercial paper, and mutual funds that invest primarily in the securities of government agencies. These investments are subject to minimal credit and market risk. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Marketable securities include equity investments and securities purchased with an original maturity of greater than three months.


The Company accounts for its investments under the provisions of Statement of Financial Accounting Standards No. 115 (SFAS 115), Accounting for Certain Investments in Debt and Equity Securities. SFAS 115 requires that, except for debt securities classified as held-to-maturity, investments in debt and equity securities should be reported at fair value. At September 30, 2000 and 1999, all of the Company's investments are classified as available-for-sale.


PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Property and equipment held under capital leases, which involve a transfer of ownership, are amortized over the estimated useful life of the asset. Other property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.


INTANGIBLE ASSETS

Intangible assets are recorded at the purchase price. Amortization is calculated using the straight-line method over the estimated useful lives of the assets, typically five years. The Company evaluates the possible impairment of long-lived assets, including intangible assets, whenever events or circumstances indicate the carrying value of the asset may not be recoverable.


CONCENTRATION OF CREDIT RISK

Financial instruments that potentially expose the Company to concentrations of credit risk include accounts receivable. To minimize this risk, the Company generally requires a cash deposit upon contract signing.


         MAXIMS FOR SUCCESS IN THE NEW ECONOMY|INFINIUM ANNUAL REPORT 2000    25

In addition, the Company maintains reserves for potential credit losses. Such losses, in the aggregate, have not exceeded management expectations. At times, the Company may maintain cash balances in excess of federally insured limits.


RESEARCH AND DEVELOPMENT AND CAPITALIZED SOFTWARE DEVELOPMENT COSTS

Research and development expenses, other than certain software development costs, are charged to expense as incurred. In accordance with the provisions of Statement of Financial Accounting Standards No. 86, (SFAS 86), Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, the Company capitalizes certain software development costs upon technological feasibility. Amortization of capitalized software development costs is provided upon commercial release of the products at the greater of the ratio of current product revenue to the total of current and anticipated product revenue or on a straight-line basis over the estimated economic life of the software, which the Company has determined is not more than five years.


FOREIGN CURRENCY TRANSLATION

During fiscal 1998, the functional currency of the Canadian entity, which had been determined to be the U.S. dollar for all previous years, was determined to be the local currency. Under this approach, assets and liabilities are translated at current exchange rates. Income and expense items are translated using average rates during the year.


Translation adjustments are not included in determining consolidated net income but rather are accumulated and reported as a separate component of stockholders' equity.


The functional currency of the Company's other foreign subsidiaries is the U.S. dollar. Monetary assets and liabilities of the subsidiaries are translated into U.S. dollars at the exchange rate in effect at period end, and non-monetary assets and liabilities are remeasured at historic exchange rates. Income and expenses are remeasured at the average exchange rate for the period. Translation gains and losses are reflected in other income, net in the consolidated statement of operations.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax con-sequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases. Deferred tax assets and liabilities are measured using enacted statutory tax rates in effect in the year in which the differences are expected to reverse. A deferred tax asset is established for the expected future benefit of net operating loss and credit carry-forwards. Under Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes, the Company cannot recognize a deferred tax asset for the future benefit of its net operating losses, tax credits and temporary differences unless the Company can establish that it is "more likely than not" that the deferred tax asset would be realized. Due to the Company's recent history of net losses, the Company is precluded form recognizing a tax asset and has recorded a full valuation allowance against its otherwise recognizable deferred tax asset, in accordance with SFAS 109.


NET INCOME PER SHARE

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


The difference between basic shares outstanding and dilutive shares outstanding is the conversion of common stock equivalents (stock options) in the amounts of 131 thousand shares for fiscal year 2000 and 180 thousand shares for fiscal year 1999.


The computation of basic and diluted earnings per share for the years ended September 30, 1998, 1999, and 2000 is as follows:


(IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                 FISCAL YEAR ENDED SEPTEMBER 30,
                                      --------------------------------------------------------------------------------
                                                          2000                                     1999
----------------------------------------------------------------------------------------------------------------------
                                      INCOME/(LOSS)      SHARES    PER SHARE   INCOME/(LOSS)      SHARES    PER SHARE
----------------------------------------------------------------------------------------------------------------------
Basic Earnings (Loss) Per Share:
    Income (loss) available to
       common stockholders              $(27,816)        12,668      $(2.20)     $ (2,360)        12,421      $(0.19)

EFFECT OF DILUTIVE SECURITIES:
    Stock options                                          N/A                                      N/A
----------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS (LOSS) PER SHARE:
     Income (loss) available to
       common stockholders              $(27,816)        12,668      $(2.20)     $ (2,360)        12,421      $(0.19)
----------------------------------------------------------------------------------------------------------------------

                                      --------------------------------------
                                                          1998
----------------------------------------------------------------------------
                                        INCOME/(LOSS)    SHARES    PER SHARE
----------------------------------------------------------------------------
Basic Earnings (Loss) Per Share:
    Income (loss) available to
       common stockholders               $    101        12,399      $0.01

EFFECT OF DILUTIVE SECURITIES:
    Stock options                                         1,409
----------------------------------------------------------------------------
DILUTED EARNINGS (LOSS) PER SHARE:
    Income (loss) available to
       common stockholders               $    101        13,808      $0.01
----------------------------------------------------------------------------


26  MAXIMS FOR SUCCESS IN THE NEW ECONOMY|INFINIUM ANNUAL REPORT 2000

STOCK COMPENSATION

The Company's employee stock plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. In October 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. (See Note 13.)


COMPREHENSIVE INCOME

On October 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting of Comprehensive Income. Comprehensive income for the Company includes net income, the effects of currency translation, which are charged or credited to the cumulative translation adjustment account within stockholders' equity, and the unrealized gain (loss) on investments available-for-sale, which is recorded within stockholders' equity. Comprehensive income for all periods presented is included in the consolidated statement of stockholders' equity.


RECENTLY ISSUED ACCOUNTING STANDARDS

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, as amended by SAB 101A and SAB 101B, which is effective in the first quarter of fiscal year 2001. SAB 101 clarifies the Securities and Exchange Commission's view regarding recognition of revenue. The Company is currently evaluating the effects of this change but anticipates that the adoption of SAB 101 will not have a material effect on the Company's financial position or results of operations.


In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. The Company will adopt SFAS 133, as required by SFAS 137, Deferral of the Effective Date of the FASB Statement No. 133, in fiscal year 2001. The adoption of SFAS 133 is not expected to have a material impact on the Company's financial position or results of operations.

3. CASH EQUIVALENTS AND MARKETABLE SECURITIES

Following is a summary of the fair market value of available-for-sale securities, by balance sheet classification, as of September 30, 1999, and 2000:


(IN THOUSANDS)                                 SEPTEMBER 30,
                                           --------------------
                                            2000         1999
---------------------------------------------------------------
CASH EQUIVALENTS:
   U.S. government obligations                  --      $ 5,630
   State government obligations            $ 3,804        6,651
   Corporate debt obligations                   --        1,524
   Money market funds                        5,228        5,173
MARKETABLE SECURITIES:
   State government obligations              1,998       20,293
   Corporate debt obligations/securities     1,075        3,820
---------------------------------------------------------------
                                           $12,105      $43,091
===============================================================

Cash equivalents and marketable securities are carried at fair market value, which approximates amortized cost. The contractual maturities of all available-for-sale securities classified as cash equivalents are less than three months. Available-for-sale securities classified as marketable securities have contractual maturities of less than one year. All of the Company's marketable securities are classified as current at September 30, 1999 and 2000, as these funds are highly liquid and are available to meet working capital needs and to fund current operations. Gross unrealized gains and losses were $74 thousand and $599 thousand as of September 30, 1999 and 2000, respectively. Realized gains and losses on sales of securities for the year were $1.2 million and $0 for the years ended September 30, 1999 and 2000, respectively.


         MAXIMS FOR SUCCESS IN THE NEW ECONOMY|INFINIUM ANNUAL REPORT 2000   27

4. BALANCE SHEET COMPONENTS

Prepaid expenses and other current assets consist of the following:

(IN THOUSANDS)                          SEPTEMBER 30,
                                      -----------------
                                       2000       1999
-------------------------------------------------------
Prepaid rents and insurance           $  853     $1,035
Prepaid commissions and royalties      1,171      1,223
Non-trade receivables                  1,427        753
Other prepaid expenses and
  current assets                       1,014      1,131
-------------------------------------------------------
                                      $4,465     $4,142
=======================================================

Property and equipment, net consists of the following:

(IN THOUSANDS)                                             SEPTEMBER 30,
                                                      -----------------------
                                      USEFUL LIFE       2000          1999
-----------------------------------------------------------------------------
Computer equipment                    2 to 5 years    $ 20,554      $ 17,124
Furniture and fixtures                5 years            3,831         2,443
Leasehold improvements                Lease term        10,197         4,758
Construction in progress                                    --           359
Land                                                       287           287
                                                      -----------------------
                                                        34,869        24,971
Less accumulated depreciation
  and amortization                                     (18,295)      (14,378)
                                                      -----------------------
                                                      $ 16,574      $ 10,593
=============================================================================

During fiscal year 2000, the Company invested $7.2 million for its ASP business unit including $4.9 million in leasehold improvements.

Depreciation expense of property, plant, and equipment for the years ended September 30, 1998, 1999, and 2000 amounted to $3.1 million, $3.6 million, and $4.2 million, respectively.

Capitalized software, net consist of the following:

(IN THOUSANDS)                         SEPTEMBER 30,
                                  -----------------------
                                    2000          1999
---------------------------------------------------------
Internal development costs        $ 25,184      $ 23,839
Purchased from third parties         3,865         1,703
                                  -----------------------
                                    29,049        25,542

Less accumulated amortization      (23,480)      (20,136)
---------------------------------------------------------
                                  $  5,569      $  5,406
=========================================================

During fiscal year 2000, the Company acquired Dexton, which resulted in the capitalization of $2.1 million of software. Included in capitalized software at September 30, 2000 and 1999 are $0 and $277 thousand, respectively, related to products that had not yet been commercially released.

Amortization expense of capitalized software development costs for the years ended September 30, 1998, 1999, and 2000 amounted to $3.3 million, $4.5 million, and $3.6 million, respectively. During the year ended September 30, 1999, the Company wrote off $5.6 million in capitalized development costs and purchased software related to the discontinued product lines discussed in Note 8.

Goodwill and other intangible assets, net consist of the following:

(IN THOUSANDS)                                           SEPTEMBER 30,
                                                    ---------------------
                                  PERIOD OF
                                  AMORTIZATION        2000         1999
                                  ---------------------------------------
 Goodwill                         5 years           $ 5,237      $ 1,022
 Workforce in place               2 to 5 years          802           --
 Customer Base                    5 years               716           --
                                                    ---------------------
                                                      6,755        1,022

 Less accumulated amortization                       (1,428)        (267)
-------------------------------------------------------------------------
                                                    $ 5,327      $   755
=========================================================================

During the year ended September 30, 2000, the Company recorded $5.0 million and $766 thousand of goodwill and intangibles associated with its acquisitions of Dexton and iT-Soft. During the year ended September 30, 1999, the Company wrote off $853 thousand in goodwill and workforce in place related to the discontinued product lines discussed in Note 8.

Accrued expenses consist of the following:

 (IN THOUSANDS)                            SEPTEMBER 30,
                                        --------------------
                                         2000        1999
------------------------------------------------------------
 Employee compensation and benefits     $ 4,877     $ 5,649
 Accrued royalties                          470         509
 Accrued professional fees                1,349         709
 Dexton acquisition payable                 500          --
 Other                                    7,097       4,842
------------------------------------------------------------
                                        $14,293     $11,709
============================================================

5. OTHER INCOME, NET

Other income, net consists of the following:

(IN THOUSANDS)                 FISCAL YEAR ENDED SEPTEMBER 30,
                              ---------------------------------
                                2000        1999        1998
--------------------------------------------------------------
Interest income               $ 1,233      $1,445     $ 1,891
Interest expense                  (25)         --          --
Gain on marketable equity
  securities                       --       1,188          --
Foreign exchange loss              26          --        (147)
Legal settlement                4,870          --          --
--------------------------------------------------------------
                              $ 6,104      $2,633     $ 1,744


28   MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

6. ACQUISITIONS

On January 13, 2000, the Company acquired all of the outstanding capital stock of Dexton Information Systems, B.V. ("Dexton"), a privately held supplier of Web-based customer relationship management solutions located in the Netherlands. The operating results of this acquired business have been included in the consolidated statement of operations from the date of acquisition. The purchase price of $7.6 million was comprised of $3.5 million in cash, a $500 thousand payment due in 2001, and a $1.0 million payment due in 2002, the issuance of 320 thousand shares of Infinium common stock and acquisition expenses of $749 thousand. The acquisition was accounted for as a purchase, consequently, the purchase price was allocated to the acquired assets and assumed liabilities, based on their fair value at the date of acquisition, as follows:

 (IN THOUSANDS)
----------------------------------------
 Net tangible assets acquired     $  460
 Intangible assets acquired:
 Customer base                       716
 Work force                          802
 Current technology                2,162
 Goodwill                          3,449
                                  ------
 Total                            $7,589
----------------------------------------

The intangible assets are being amortized on a straight-line basis over two to five years.

On November 29, 1999, the Company acquired substantially all of the assets and liabilities of iT-Soft (M.) Sdn. Bhd. ("iT-Soft"), a privately held value-added reseller of Infinium solutions located in Malaysia. The operating results of this acquired business have been included in the consolidated statement of earning from the date of acquisition. The transaction was consummated for $650 thousand in cash which was paid during the quarter ended December 31, 1999 and $84 thousand in acquisition expenses. The difference of $766 thousand between the purchase price and the net book value of the acquired assets and liabilities was allocated to goodwill and is being amortized over a period of five years.

The acquisitions of Dexton and iT-Soft were accounted for as purchases. Accordingly, the results of operations of Dexton and iT-Soft and the fair market values of the acquired assets and assumed liabilities are included in the Company's financial statements as of their respective acquisition dates. The acquisitions were immaterial for purposes of pro-forma financial statement presentation.

On June 11, 1998, the Company acquired all of the outstanding capital stock of Cort Directions, Inc. (Cort), a privately held software concern that primarily developed and marketed payroll and human resources applications for the Microsoft Windows NT platform. The transaction was consummated for $7.9 million in cash, of which $6 million was paid upon closing, $952 thousand was paid February 1, 1999, and $952 thousand on June 11, 1999, as well as $375 thousand of acquisition costs. An amount of $7.8 million was allocated to in-process research and development and was charged to operations at the acquisition date. Goodwill of $1.0 million was acquired and is being amortized over an expected useful life of five years. Acquired software of $566 thousand is being amortized over the expected useful life of three years.

The $7.8 million allocated to in-process research and development represented in-process research and development for 32-bit versions of Cort's payroll and human resources applications for Microsoft Windows NT. The value was determined by estimating the future net cash flows from the in-process technology and discounting the net cash flows back to their present value. The estimated net cash flows used in the aforementioned valuation were based on management's estimates of revenue, cost of sales, research and development costs, sales and marketing costs, general and administrative costs, and income taxes related to the technology. The discount rate used included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology. At the time of the acquisition, the software required significant modifications in order to reach technological feasibility. The 32-bit version of the software was necessary in order to operate the software with the current versions of Microsoft Windows NT. In addition, the 32-bit versions were designed to utilize the Microsoft SQL Server database. The software was completed in June 1999. Actual costs of completion were not materially different from estimates; however, actual revenue received has been less than expected.

OTHER IN-PROCESS RESEARCH AND DEVELOPMENT ACQUIRED

In fiscal 1998, the Company acquired technology to support and enable the operation of transaction-based functionality specific to a Microsoft Windows NT server-based application for $3.4 million. The technology as received had not met technological feasibility as defined by SFAS 86. Accordingly, the acquisition of the technology for $3.4 million was written off upon delivery.

7. REDUCTION IN WORKFORCE

During the fourth quarter of fiscal year 2000, the Company recorded $1.9 million of expenses related to an 18% reduction in its workforce. The expenses are recorded in the Consolidated statement of Operations as follows:

 (IN THOUSANDS)
--------------------------------------------
 Cost of service and license fees     $  539
 Research and development                563
 Sales and marketing                     558
 General and administrative              199
                                      ------
                                      $1,859
--------------------------------------------

At September 30, 2000, the Company had accrued liabilities remaining of $579 thousand associated with this reduction in workforce.


         MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000  29

8. DISCONTINUED PRODUCT LINES

In September 1999, the Company decided to discontinue new release development of Infinium Financials for Microsoft Windows NT and Infinium Human Resources for Microsoft Windows NT. In February 2000, the Company divested Infinium Financials for Microsoft Windows NT to a Gores Technology Group Company, Artemis Financials Systems, Inc. ("Artemis"), for a cash payment of $822 thousand from the Company to Artemis. The Company provided maintenance and consulting services for existing customers until November 2000. Of the $9.5 million estimated costs related to these actions, $6.3 million, including $5.6 million related to the write-off of capitalized and purchased software due to unamortized capitalized costs exceeding the net realizable value of those assets and $727 thousand related to the write-off of prepaid royalties for third-party products sold with the discontinued product lines, is included in cost of software license fees. The remaining $3.2 million, including $2.3 million related to impaired receivables and $853 thousand related to the write-off of goodwill associated with the Company's acquisition of Time, is included in general and administrative expenses. The Company will continue to develop new releases and provide maintenance and consulting services for its payroll and human resources products for Microsoft Windows NT acquired in the Cort acquisition. (See Note 6)

In fiscal year 2000, the Company realized operating losses from its discontinued product line of $5.7 million. Operating expenses of $6.2 million were incurred to provide maintenance and support transition for customers to alternative software platforms and resolve disputes. Expenses for the discontinued lines recorded in cost of service, research and development, and general and administrative were $1.9 million, $2.1 million, and $2.2 million, respectively.

9. LEGAL SETTLEMENTS

During the fourth fiscal quarter of 2000, the Company received the benefit of a $4.9 million legal settlement associated with a claim it brought to defend its intellectual property. The benefit is recorded in other income. During fiscal 2000, the Company settled disputes associated with its discontinued product line. These amounts are included in general and administrative expenses.
During the second fiscal quarter of 1999, the Company settled a dispute with a former business partner for $350 thousand. The payment is classified within general and administrative expenses.

10. GAIN ON INVESTMENT IN CONDUIT SOFTWARE, INC.

During the third quarter of 1998, the Company made a $750 thousand equity investment in Conduit Software, Inc. (Conduit), a developer of employee self-service software. During the third quarter of 1999, Conduit was acquired in a stock for stock transaction by ProBusiness Services, Inc. (ProBusiness), and the Company was granted ProBusiness shares in exchange for its Conduit shares. Subsequently, the Company sold 90% of its ProBusiness stock for $1.9 million. This resulted in a realized gain of $1.2 million that is included in other income. The remaining 10% of the stock is included in marketable securities at fair market value, and an unrealized gain on marketable equity securities of $136 thousand, related to the remaining 10% of the stock, is included in stockholders' equity.

11. LINE OF CREDIT

The Company has a line of credit with a financial institution under which it can borrow up to $3 million, based on certain asset based balances. At September 30, 2000, the Company had not borrowed under this line of credit. The interest rate on any funds that are borrowed would be at the 30-day dealer commercial paper rate plus 2.3%.

12. INCOME TAXES

The components of the provision for (benefit from) income taxes are as follows:

 (IN THOUSANDS)          FISCAL YEAR ENDED SEPTEMBER 30,
                       ------------------------------------
                          2000         1999         1998
-----------------------------------------------------------
 CURRENT:
   Federal              $(1,169)     $  (719)     $ 2,370
   State                     67           55          249
   Foreign                 (135)         394          356
-----------------------------------------------------------
     TOTAL CURRENT       (1,237)        (270)       2,975
 DEFERRED:
   Federal                7,499       (1,253)      (2,749)
   State                    370         (175)        (179)
   Foreign                  228           --           --
-----------------------------------------------------------
     TOTAL DEFERRED       8,097       (1,428)      (2,928)
-----------------------------------------------------------
                        $ 6,860      $(1,698)     $    47
-----------------------------------------------------------

The income tax provision differs from an amount computed by applying the U.S. statutory federal income tax rate to pretax income as follows:

 (IN THOUSANDS)                         FISCAL YEAR ENDED SEPTEMBER 30,
                                      ---------------------------------
                                         2000         1999        1998
-----------------------------------------------------------------------
 Statutory federal income tax         $ (7,125)     $(1,379)     $  50
 State income taxes                       (225)         (79)        46
 Research and development credits           --           --       (942)
 Foreign tax rate differential              76          139        246
 Other                                     115         (379)       647
 Increase in valuation allowance        14,019           --         --
-----------------------------------------------------------------------
                                      $  6,860      $(1,698)     $  47
=======================================================================


30  MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

 Deferred tax assets and liabilities are composed of the following:

 (IN THOUSANDS)                                FISCAL YEAR ENDED SEPTEMBER 30,
                                               -------------------------------
                                                    2000          1999
------------------------------------------------------------------------------
 DEFERRED TAX ASSETS:
   Net operating loss and tax
     credit carryforwards                        $  6,789         $   36
   Intangible assets                                4,168          4,455
   Deferred revenue                                 2,781          2,812
   Accrued expenses and reserves not
     currently deductible                           2,151          1,716
   Other                                              172            110
                                               -------------------------------
     TOTAL DEFERRED TAX ASSETS                     16,061          9,129
------------------------------------------------------------------------------
 DEFERRED TAX LIABILITIES:
   Prepaid expenses deducted currently                550            511
   Capitalized software development costs           1,076          1,551
   Other                                              416             --
                                               -------------------------------
     TOTAL DEFERRED TAX LIABILITIES                 2,042          2,062
------------------------------------------------------------------------------
   Total                                           14,019          7,067
   Less - Valuation allowance                     (14,019)            --
                                               -------------------------------
                                                 $     --         $7,067
==============================================================================

Under SFAS 109, the Company cannot recognize a deferred tax asset for the future benefit of its net operating losses, tax credits and temporary differences unless the Company can establish that it is "more likely than not" that the deferred tax asset would be realized. Due to the Company's recent history of net losses, the Company is precluded from recording a tax asset and has recorded a full valuation allowance against its otherwise recognizable deferred tax asset, in accordance with SFAS 109.

As of September 30, 2000, the Company had net operating loss and tax credit carryforwards of approximately $13.8 million and $1.6 million, respectively, which expire at various dates through 2019.

Ownership changes, as defined in the Internal Revenue Code, may limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability. The amount of the annual limitation is determined in accordance with Section 382 of the Internal Revenue Code.

Provision has not been made for U.S. or additional foreign taxes on undistributed earnings of foreign subsidiaries because those earnings are intended to be permanently reinvested. Such earnings would become taxable upon the sale or liquidation of these foreign subsidiaries or upon the remittance of dividends. It is not practical to estimate the amount of additional tax that might be payable on the foreign earnings. Upon remittance, certain foreign countries impose withholding taxes that are then available, subject to certain limitations, for use against the Company's U.S. tax liability. The amount of withholding tax that would be payable upon remittance of the entire amount of undistributed earnings would not be material.

13. STOCKHOLDERS' EQUITY

STOCK OPTIONS

In October 1995, the Board of Directors approved the 1995 Stock Plan (the 1995
Plan), which provides for the issuance of up to 3.5 million shares of common stock pursuant to the grant of qualified and non-qualified stock options, stock awards or purchase rights to employees, consultants, directors, and officers of the Company. Additionally, in February 1999, the Company amended the 1995 Plan to provide for the issuance of an additional 1 million shares of common stock. The options generally vest over a four-year period and have a term of 10 years. The Compensation Committee is composed of members of the Company's Board of Directors. The option price is set at the fair market value of the Company's stock on the date of the option grant, as determined by the Compensation Committee.

The Company also has a 1989 Incentive Stock Option Plan (the 1989 Plan) and a 1984 Incentive Stock Option Plan (the 1984 Plan), which authorized options for
2.8 million and 1.4 million shares of common stock, respectively, under terms similar to those described in the preceding paragraph. In conjunction with the approval of the 1995 Plan, the Board of Directors formally terminated the 1989 Plan, and as such no future grants will be made under this Plan. Authority to grant additional options under the 1984 Plan has expired.

In October 1995, the Board of Directors approved the 1995 Non-Employee Director Stock Option Plan (the Director Plan) under which options to purchase a maximum of 210 thousand shares of the Company's common stock may be granted to non-employee directors. Under the Director Plan, each non-employee director will be granted an option to purchase 28 thousand shares of common stock upon first joining the Board of Directors and 4 thousand shares at each successive annual meeting of stockholders, beginning at the Company's annual meeting of stockholders for the fiscal year ended September 30, 1996, at an exercise price per share equal to the then fair market value per common share. Options granted under the Director Plan become exercisable in four equal annual installments commencing one year after the date of grant provided that the optionee then remains a director or consultant. The term of each option granted under the Director Plan will be for a period of ten years from the date of the grant.

At September 30, 2000, the Company had 2 million shares of its common stock available for future grant and had reserved 2.6 million shares of its common stock for issuance upon exercise of outstanding stock options under the Plans.


         MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000  31

Transactions under the 1984, 1989, 1995, and the Director Plans during the years ended September 30, 1998, 1999, and 2000 are summarized as follows:

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    FISCAL YEAR ENDED SEPTEMBER 30,
-----------------------------------------------------------------------------------------------------------------------------
                                                     2000                        1999                       1998
-----------------------------------------------------------------------------------------------------------------------------
                                                           WEIGHTED                   WEIGHTED                    WEIGHTED
                                                           AVERAGE                    AVERAGE                     AVERAGE
                                            SHARES     EXERCISE PRICE    SHARES    EXERCISE PRICE    SHARES    EXERCISE PRICE

-----------------------------------------------------------------------------------------------------------------------------
 OUTSTANDING AT BEGINNING OF PERIOD          3,264         $ 7.57        2,926         $ 8.28        3,036         $ 6.34
   Granted                                   1,324           4.85        1,183           5.64          609          15.36
   Exercised                                  (266)          5.10         (189)          4.06         (475)          4.93
   Cancelled                                (1,741)          7.93         (656)          8.27         (244)          8.55
                                            ------                       -----                       -----
 OUTSTANDING AT END OF PERIOD                2,581           6.19        3,264           7.57        2,926           8.28
-----------------------------------------------------------------------------------------------------------------------------
 OPTIONS EXERCISABLE AT END OF PERIOD        1,400           6.78        1,792           7.79        1,196           6.03
-----------------------------------------------------------------------------------------------------------------------------
 WEIGHTED AVERAGE FAIR VALUE OF OPTIONS
   GRANTED DURING THE PERIOD                               $ 3.24                      $ 3.62                      $10.13

All options were granted at fair market value in fiscal years 2000, 1999, and 1998.

The following table summarizes the employee and director stock options outstanding at September 30, 2000:

(IN THOUSANDS, EXCEPT PER SHARE DATA)                               FISCAL YEAR ENDED SEPTEMBER 30, 2000
                                          ------------------------------------------------------------------------------------
                                                                OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                          ------------------------------------------------------------------------------------
                                                             WEIGHTED
                                                             AVERAGE          WEIGHTED                              WEIGHTED
RANGE OF                                    SHARES          REMAINING          AVERAGE            SHARES            AVERAGE
EXERCISE PRICES                           OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE     EXERCISABLE      EXERCISE PRICE
------------------------------------------------------------------------------------------------------------------------------
 $ 2.85 - $ 4.24                               652             7.57            $  3.89             260             $  3.74
   4.25 -   6.49                             1,380             8.70               5.56             721                5.46
   6.50 -   9.99                               306             7.53               7.40             234                7.57
  10.00 -  14.99                                79             7.08              12.22              66               12.06
 $15.00 - $22.38                               164             7.34            $ 16.30             119             $ 16.28
                                            ------                                              ------
                                             2,581                                               1,400
------------------------------------------------------------------------------------------------------------------------------

FAIR VALUE DISCLOSURES

Had compensation cost for the Company's option plans and employee stock purchase plan been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's net income (loss) and net income (loss) per share would have been as follows:

 (IN THOUSANDS, EXCEPT FOR                  FISCAL YEAR ENDED SEPTEMBER 30,
                                      ------------------------------------------
 PER SHARE DATA)                          2000            1999           1998
--------------------------------------------------------------------------------
 Net income (loss):
   As reported                        $  (27,816)     $   (2,360)    $      101
   Pro forma                             (30,295)         (6,014)        (2,087)
 Basic income (loss) per share:
   As reported                        $    (2.20)     $    (0.19)    $     0.01
   Pro forma                               (2.39)          (0.48)         (0.17)
 Diluted income (loss) per share:
   As reported                        $    (2.20)     $    (0.19)    $     0.01
   Pro forma                               (2.39)          (0.48)         (0.15)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes method with the following assumptions used for grants during the applicable period: dividend yield of 0.0% for all periods; risk-free interest rates (weighted average) 5.66%, 4.66%, and 6.37% for options granted during the year ended September 30, 1998, 1999, and 2000, respectively; weighted average expected option term of five years for all periods; and volatilities of 75.85% for the year ended September 30, 1998, 75.00% for the year ended September 30, 1999, and 77.00% for the year ended September 30, 2000.

1995 EMPLOYEE STOCK PURCHASE PLAN

On October 2, 1995, the Board of Directors approved the 1995 Employee Stock Purchase Plan (the Purchase Plan), which enables eligible employees to purchase shares of the Company's common stock. The Purchase Plan is administered by the Compensation Committee of the Board of Directors. Under the Purchase Plan, eligible employees may purchase common shares during six-month payment periods. The exercise price per share is 85.00% of the lesser of the market price per share on the first or last business day of the six-month period. The maximum


32 MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000 number of shares of common stock that an employee may purchase in any six-month period is 500 shares. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the plan at any time or upon termination of employment. The Company has reserved 1.4 million shares of common stock for issuance under the Purchase Plan.

The first period commenced on November 17, 1995 (the effective date of the Company's initial public offering) and ended on June 30, 1996. Employees purchased 48 thousand shares of stock at $9.35 per share. In subsequent six-month periods, employees purchased 40 thousand shares of stock at $7.12 per share, 33 thousand shares of stock at $7.44 per share, 39 thousand shares of stock at $8.29 per share, 32 thousand shares of stock at $11.79 per share, 58 thousand shares of stock at $5.31 per share, 55 thousand shares of stock at $4.46 per share, 48 thousand shares of stock at 4.41, and 52 thousand shares of stock at $3.40.

STOCK REPURCHASE PROGRAM

In February 1998, the Company announced a stock repurchase program for up to $6.0 million of common stock to use to meet requirements of its employee stock option and stock purchase plan. No minimum number or value of shares to be repurchased was fixed nor was a time limit set for the duration of the program. The Company repurchased 191 thousand shares at a cost of $2.9 million and reissued 102 thousand shares during the year ended September 30, 1998. The Company repurchased 622 thousand shares at a cost of $3.0 million for the year ended September 30, 1999, and reissued 301 thousand shares during that same 12-month period. During fiscal year 2000, the Company did not repurchase additional shares and reissued 366 thousand.

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

14. RETIREMENT SAVINGS PLAN

The Company has a savings and profit sharing plan covering all eligible employees, which is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. The Company may, at its option, provide matching contributions of up to 50% of each participating employee's contributions to the plan, subject to a maximum of 2.5% of compensation. Total contributions by the Company to the plan for the years ended September 30, 1998, 1999, and 2000 were $705 thousand, $843 thousand, and $794 thousand, respectively.

In June 1996, a Group Personal Pension Plan was established for eligible employees in the United Kingdom, allowing employees to contribute a percentage of their salaries into a personal retirement savings plan. Company contributions to individual plans aggregated $81 thousand, $157 thousand, and $135 thousand for the years ended September 30, 1998, 1999, and 2000, respectively.

A Registered Retirement Savings Plan was established in August 1997, allowing eligible employees in Canada to contribute a percentage of their compensation into a retirement savings plan. Total contributions by the Company to this plan for the years ended September 30, 1998, 1999, and 2000 were $32 thousand, $33 thousand, and $28 thousand, respectively.

Contributions in fiscal 2000 for retirement savings plans associated with the Company's newly acquired entities in Malaysia and the Netherlands were $32 thousand and $8 thousand, respectively.

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

The Company has determined that its reportable business segments are North American Operations (all operations in the United States and Canada, including Infinium, the Cort Payroll Unit and ASP) and International Operations.

The Company offers enterprise-level business software applications designed to automate back-office and certain front-office operations of its customers. The Company's products can function as stand-alone applications or as integrated suites of applications and may be integrated with products from other vendors. The Company's products are designed to provide users significant functionality as well as the flexibility and ease of use of network-centric computing, while retaining low cost of ownership.

The Company's entry into the Application Services Provider (ASP) market included the opening of its full-service, carrier-class ASP enterprise solution hosting center. The ASP offerings are designed to enable the Company's customers to quickly and easily access the Company's business applications over the Web or via a direct connection, without the associated costs of owning, managing and supporting the applications and their computing infrastructure.

The Company offers through its Cort payroll unit a comprehensive human resources management system (HRMS) developed for Microsoft's Windows NT operating system called Infinium Advantage HRMS. This product suite includes two applications, a payroll and a human resources information system. The Infinium Advantage Payroll system is designed to easily manage the most complex payroll requirements. The Infinium Advantage HRMS system is designed to be a proactive personnel, benefits, and applicant management tool.

The Infinium Advantage HRMS and Payroll systems can be utilized either as separate applications or as an integrated suite. The systems utilize Microsoft SQL server database management systems.


         MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000  33

The Company's determination of its reportable segments is based on its internal reporting to the key decision-maker as defined in SFAS 131. The following table presents a summary of operating information and certain year-end balance sheet information by business segment for the years ended September 30, 1998, 1999, and 2000:


(IN THOUSANDS)                               FISCAL YEAR ENDED SEPTEMBER 30,
                                          2000             1999             1998
===================================================================================
REVENUE:
North American operations:
  Infinium                            $ 79,228          $107,814          $103,777
Cort payroll unit                        5,384             5,677             2,005
ASP                                        321                --                --
                                    -----------------------------------------------
Total North American
  Operations                            84,933           113,491           105,782
International operations                 8,122             8,514             8,412
                                    -----------------------------------------------
CONSOLIDATED                          $ 93,055          $122,005          $114,194
===================================================================================
OPERATING INCOME (LOSS):
North American operations:
  Infinium                            $(11,840)         $ (2,505)         $  3,104
Cort payroll unit                       (1,140)             (637)              825
ASP                                     (8,112)               --                --
                                    -----------------------------------------------
Total North American
Operations                             (21,092)           (3,142)            3,929
International operations                (5,968)           (3,549)           (5,525)
                                    -----------------------------------------------
CONSOLIDATED                          $(27,060)         $ (6,691)         $ (1,596)
===================================================================================
IDENTIFIABLE ASSETS:
North American operations:
  Infinium                            $ 57,519          $ 87,015          $101,280
Cort payroll unit                        1,902             1,798             1,360
ASP                                      7,211                --                --
                                    -----------------------------------------------
Total North American
  Operations                            66,632            88,813           102,640
International operations                 4,617             5,068             5,342
                                    -----------------------------------------------
CONSOLIDATED                          $ 71,249          $ 93,881          $107,982
===================================================================================

Geographically, revenues are reflected in the geographic areas from which the sales are made. Information related to the Company's revenues from unaffiliated customers in different geographical areas is as follows:

(IN THOUSANDS)                                 FISCAL YEAR ENDED SEPTEMBER 30,
                                        2000               1999             1998
===================================================================================

REVENUES
United States                         $82,422           $109,060          $101,311
United Kingdom                          5,723              7,749             6,568
Canada                                  2,510              4,431             4,471
Other                                   2,400                765             1,844
                                    -----------------------------------------------
CONSOLIDATED                          $93,055           $122,005          $114,194
===================================================================================


Information related to the Company's long-lived assets by geographical area is as follows:

(IN THOUSANDS)                                         SEPTEMBER 30,
                                        2000              1999              1998
===================================================================================
LONG-LIVED ASSETS

United States                         $28,772           $18,544           $21,617
United Kingdom                            133               286               462
Canada                                     73                62                32
Other                                     850                58               312
                                    -----------------------------------------------
CONSOLIDATED                          $29,828           $18,950           $22,423
===================================================================================

No single customer accounted for more than 10% of the Company's consolidated revenues for the years ended September 30, 1998, 1999, and 2000.

16. RELATED PARTY TRANSACTIONS

LIFE INSURANCE TRUSTS
One current principal stockholder and two former principal stockholders of the Company have split-dollar life insurance policies (the Policies). The Policies are owned by various trusts. The trusts have executed Collateral Assignment Agreements for the benefit of the Company. Under the Collateral Assignment Agreements, the Company originally paid the annual premiums under the Policies. Effective October 1, 1996, the Collateral Assignment Agreements for the two former principal stockholders were amended so that the trusts (rather than the Company) were obligated from that date to make all premium payments under the Policies. In March 1998, the Company paid the last premium payments required under the current principal stockholder's Policies to make them self-funding as of that date. The Company has made premium payments under the Policies of $88 thousand, $0, and $0 for the years ended September 30, 1998, 1999, and 2000, respectively. The premium payments made under the Policies were recorded as advances to the trusts and are secured by the cash surrender value of related insurance policies. Cash advances in excess of the cash surrender value of the related insurance policies were expensed when advanced. Total advances to the trusts amounted to $2.1 million for the years ending September 30, 1998, 1999, and 2000, respectively, are included in other assets in the consolidated bal-ance sheet. The Collateral Assignment Agreement for the current principal stockholder can be terminated at any time on 30 days' notice by either the Company or the related trust. Upon termination of the Collateral Assignment Agreement for the principal stockholder, (i) the Company and the trust can agree on disposition of the Policy, (ii) the trust can repay the advances to the Company, or (iii) the net cash surrender value would be distributed to the Company to the extent of the advances, with the balance of the net cash surrender value being paid to the trust. The Collateral Assignment Agreements for the two former principal stockholders can be terminated (i) by the trust on 30 days' written notice to the Company, (ii) upon the failure of the trust to make annual premium payments, (iii) at the trust's election to receive a release of the assignment of the Policies from the Company, or (iv) by


34    MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000
the Company if the cash surrender value declines and the Company is not willing to accept substitute collateral. Upon termination of the Collateral Assignment Agreement for either of the former principal stockholders, the trust must immediately repay to the Company the amounts of premium advances made by the Company. If a Collateral Assignment Agreement is not terminated and the principal stockholder dies, the death benefits will be paid first to the Company to the extent of the advances. There is no agreement between the Company and the remaining principal stockholder as to whether the Collateral Assignment Agreement would be terminated on the disassociation of the stockholder from the Company.

In October 1994, the three principal stockholders waived their rights to the cash surrender value of the Policies through that date. Advances to the trusts equal to the cash surrender value at October 1, 1994, of $1.3 million, were recorded as other assets in the consolidated balance sheet as a non-cash capital contribution.

During 1995, the trusts borrowed $875 thousand of the cash surrender value of the Policies. The trusts' obligations to repay those funds were secured by a pledge of an aggregate of 330 thousand shares of the Company's common stock owned by the current and a former principal stockholder. The trusts assigned the stock pledges to the Company as replacement collateral. During fiscal 1996, the trusts repaid a net of $565 thousand of those borrowings and released 232 thousand shares of the Company's common stock from the pledge. During fiscal 1997, the trust borrowed an additional $47 thousand. During fiscal 1998, all loans were repaid in full. No loans were outstanding as of September 30, 2000.

OTHER
During fiscal year 2000, the Company entered into a consulting agreement with Wianno Ventures which is controlled by a relative of an executive officer of the Company. The Company incurred $122 thousand in fees for services rendered, $69 thousand of which was paid during fiscal year 2000. Management believes the services rendered and fees incurred are based on terms and conditions which occur during the normal course of business.

17. RESEARCH AND DEVELOPMENT AGREEMENT
During fiscal 1998, the Company amended a research funding agreement with a third party who had funded certain research activities in fiscal years 1994 and 1995. Prior to the amendment, the Company was obligated to pay royalties to the third party in return for the funding received in the earlier years. The amendment released the Company from the future royalty payments in return for the Company's obligation to develop certain e-business extensions to its existing products. Upon the completion of the e-business extensions in fiscal year 1998, the Company recognized a benefit of $400 thousand of funded research against research and development expenses. The benefit recognized represented a portion of the funding received in the prior years, which had been recorded as a liability on the Company's balance sheet to represent the royalty obligations.

18. COMMITMENTS AND CONTINGENCIES

LEASES
The Company has several operating lease agreements primarily involving real estate and computers and equipment. The Company also has a capital lease involving computer equipment. These leases are non-cancelable and expire on various dates through 2002 except for the Company's Lexington, Massachusetts, facility lease, which expires in 2003; Hyannis, Massachusetts, facility lease, which expires in 2005; Alpharetta, Georgia, facility lease, which expires in 2003; London, England, facility lease, which expires in 2014; Marlboro, Massachusetts, facility lease, which expires in 2010; Lisle, Illinois, facil-ity lease, which expires in 2005; Las Vegas, Nevada, facility lease, which expires in 2004; Paris, France, facility lease, which expires in 2004; Irvine, California, facility lease, which expires in 2005; and a computer equipment lease that expires in 2005.

The following is a schedule by year of future minimum lease payments under capital and operating leases, together with the present value of the net minimum lease payments as of September 30, 2000:


(IN THOUSANDS)
=============================================================================
                                                 CAPITAL              OPERATING
FISCAL YEAR                                       LEASES                LEASES
                                                  ------                ------
2001                                               $102               $ 6,048
2002                                                102                 4,909
2003                                                102                 3,825
2004                                                102                 2,851
2005                                                 35                 1,908
Thereafter                                            0                 7,054
                                                -----------------------------
Total future minimum lease payments                $443               $26,595
Less amount representing interest                   (81)
Present value of net minimum
  lease payments                                    362
Less current maturities of capital
  lease obligations                                 (71)
                                                -----------------------------
Capital lease obligations, less current
   portion                                         $ 291
=============================================================================





      MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUMANNUAL REPORT 2000      35

Total rent expense for operating leases was $4.7 million, $5.0 million, and $5.7 million for the years ended September 30, 1998, 1999, and 2000, respectively. Total interest paid for capital leases was $0 for each of the two years ended September 30, 1998, 1999, and $25 thousand for fiscal year 2000. Accumulated amortization related to equipment leased under capital leases was $87 thousand as of September 30, 2000.

LEGAL MATTERS
From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business, including litigation related to the discontinuance of its NT product lines. The Company believes that it is not a party to any legal proceedings which individually or in the aggregate, would have a material adverse effect on the Company's results of operations or financial position.

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


                                HIGH                LOW
                             ----------------------------
FISCAL 2000

First Quarter                 $7.0625            $4.0625
Second Quarter                  8.000             4.9375
Third Quarter                   6.625              3.000
Fourth Quarter                  4.250              2.250

FISCAL 1999
First Quarter                 $ 9.000            $ 5.063
Second Quarter                  6.938              3.813
Third Quarter                   6.125              4.063
Fourth Quarter                  5.813              4.281

FISCAL 1998
First Quarter                 $18.500            $10.375
Second Quarter                 21.813             12.125
Third Quarter                  22.375              9.875
Fourth Quarter                 15.875              9.375
=========================================================

At November 29, 2000, there were approximately 650 holders of record.

The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business.

36     MAXIMS FOR SUCCESS IN THE NEW ECONOMY | INFINIUM ANNUAL REPORT 2000

STOCK INFORMATION AND CORPORATE INFORMATION


STOCK LISTING
Nasdaq National Market Trading Symbol: INFM

INTERNET
Additional corporate information is available on the World Wide Web: http://www.infinium.com

ANNUAL MEETING
The Annual Meeting of Stockholders of the Company will be held on Friday, February 9, 2001, at 9:30 a.m., local time, at Boston's Marriott Long Wharf Hotel.


TRANSFER AGENT
FleetBoston, N.A.
c/o Boston EquiServe, LP
Post Office Box 43010
Providence, Rhode Island 02940

INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP
One Post Office Square
Boston, Massachusetts 02109


COUNSEL
Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109


ANNUAL REPORT ON FORM 10-K
The Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is available in print form without charge to stockholders upon request, and is available on the Company's Internet site: www.infinium.com. To obtain a printed copy, please contact Investor Relations Infinium Software, Inc. 25 Communications Way Hyannis, MA 02601 (508) 778-2000


EXECUTIVE OFFICERS

ROBERT A. PEMBERTON
Chief Executive Officer and Chairman of the Board


JOHN J. WHYTE
Executive Vice President and Chief Operating Officer


ANNE MARIE MONK
Executive Vice President, Administration, General Counsel, and Secretary


TERRY JOINT
Executive Vice President, Market Development


KEITH PHILLIPS
Executive Vice President, Sales


DENNIS KINION
Executive Vice President and General Manager, Infinium Advantage Business Unit


DIRECTORS

MANUEL CORREIA
Chief Operating Officer CoWare, Inc.


MICHAEL A. CUSUMANO
MIT Sloan School of Management Massachusetts Institute of Technology


FRED LUCONI


ROLAND D. PAMPEL


ROBERT A. PEMBERTON
Chairman

ROBERT P. SCHECHTER
Chairman and Chief Executive Officer Natural MicroSystems Corporation


INVESTOR INFORMATION

DAVID GRIFFIN
Public Relations Manager
Telephone: (508) 790-6764
dave_griffin@infinium.com


CORPORATE HEADQUARTERS
Infinium Software, Inc.
25 Communications Way
Hyannis, MA 02601
Telephone: (508) 778-2000


ATLANTA, GEORGIA USA
2500 North Winds Parkway
Suite 600
Alpharetta, GA 30004
Telephone: (678) 319-4000


BEND, OREGON USA
500 SW Bond Street
Bend, OR 97702
Telephone: (541) 617-5100


BOSTON, MASSACHUSETTS USA
10 Maguire Road
Suite 220
Lexington, MA 02421
Telephone: (781) 372-4500


CANADA
Infinium Software Canada
90 Allstate Parkway, Suite 101
Markham, Ontario L3R 6H3
Canada
Telephone: (905) 940-3500


CHICAGO, ILLINOIS USA
3333 Warrenville Road
Suite 550
Lisle, IL 60532
Telephone: (630) 799-1800


LOS ANGELES, CALIFORNIA USA
18191 Von Karman Avenue
Suite 450
Irvine, CA 92612
Telephone: (949) 476-5800


MALAYSIA
Lot 15-2, 15th Floor,
South Wing
Menara Lien Hoe
No. 8, Persiaran Tropicana
47410 Petaling Jaya
Selangor, Malaysia
Telephone: +60 3 7047166


MARLBORO, MASSACHUSETTS USA
250 Locke Drive
Marlboro, MA 01752
Telephone: (508) 480-4600


NETHERLANDS
Doesburgweg 7, 2803 PL
Gouda
POSTBUS 50, Gouda AB
The Netherlands
Telephone: +31 182 570166


SINGAPORE
Infinium Software
Asia/Pacific, Inc.
16 Raffles Quay
Level 36, Hong Leong Building
Singapore 048581
Telephone: +65 322 1452


UNITED KINGDOM
Infinium Software Limited
Crosby House
Unit A Meadowbank
74 Furlong Road, Bourne End
Buckinghamshire SL8 5AJ
Telephone: +441628-850850

                                [INFINIUM LOGO]



THE AMERICAS AND CORPORATE HEADQUARTERS
25 Communications Way
Hyannis, MA 02601


ASIA-PACIFIC HEADQUARTERS INFINIUM SOFTWARE ASIA/PACIFIC INC.
Lot 15-2, 15th Floor, South Wing
Menara Lien Hoe
No. 8, Persiaran Tropicana
47410 Petaling Jaya
Selangor, Malaysia

EMEA HEADQUARTERS
Doesburgweg 7, 2803 PL Gouda
PO Box 50, 2800 AB Gouda
The Netherlands

www.infinium.com

Infinium(R) and do great work(R) are trademarks of Infinium Software, Inc. Trade names referenced are the service marks, trademarks, or registered trademarks of their respective manufacturers.

11220827